                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          UROQUEST MEDICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        UroQuest Medical Corporation Common Stock, par value $0.001 per share
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                  shares of UroQuest Medical Corporation Common Stock, par value $0.001 per share
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          UroQuest Medical Corporation, Chemfab Corporation, and UROK Acquisition Corp. have entered into an Agreement and Plan of Merger, dated as of June 3, 1999. The filing fee has been calculated in accordance with Rule 0-11 under the Exchange Act and is equal to 1/50 of 1% of the product of the following (1) the aggregate number of shares to which the transaction applies, multiplied by (2) $2.25, the amount that each stockholder will receive per share.
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        $29,000,000
        ------------------------------------------------------------------------

     (5)  Total fee paid:

        $5,800.00
        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          UROQUEST MEDICAL CORPORATION

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

To the Stockholders of UroQuest Medical Corporation:

     You are cordially invited to attend a special meeting of the stockholders of UroQuest Medical Corporation, to be held on December 23, 1999 at 10:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304.

     At the special meeting, you will be asked to consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 3, 1999, relating to the merger of a wholly-owned subsidiary of Chemfab Corporation with and into UroQuest, and to approve the merger and the other transactions described in the merger agreement. If the merger is consummated, UroQuest will become a wholly-owned subsidiary of Chemfab and each share of UroQuest common stock will be converted into the right to receive $2.23 in cash, resulting in a total aggregate consideration of $29,000,000, subject to adjustment based on a number of factors, including the amount of UroQuest's net operating losses and net current assets, to be determined prior to closing of the merger, without interest which represents a forty-three percent (43%) premium over the market price of $1.5625 as of June 3, 1999. In the event that we waive a material condition to the closing of the merger, or in the event that the negative adjustment of the per share purchase price is material, UroQuest will resolicit your approval and adoption of the Agreement and Plan of Merger and your approval of the merger and the other transactions described in the merger agreement. Treasury shares which UroQuest owns, shares which Chemfab and its subsidiaries own, if any, and shares owned by stockholders who perfect appraisal rights under Delaware law, however, will not be converted as described above.

     UROQUEST'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT WITH CHEMFAB AND THE RELATED TRANSACTIONS AND HAS CONCLUDED THAT THE PROPOSED MERGER AND RELATED TRANSACTIONS ARE ADVISABLE AND IN THE BEST INTERESTS OF UROQUEST'S STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, AS WELL AS FOR THE OTHER MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING.

     UroQuest stockholders who beneficially own approximately 48% of the outstanding shares of UroQuest common stock have entered into a Stockholder Voting Agreement with Chemfab, under which they have agreed to vote all of their shares of UroQuest stock in favor of the approval and adoption of the merger agreement and the merger, and have granted to Chemfab an option to acquire their shares under certain circumstances. As a result of the Stockholder Voting Agreement, UroQuest expects that its stockholders will approve and adopt the merger agreement and the merger. Nevertheless, I urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting.

     In the materials accompanying this letter, you will find a Notice of Special Meeting, a Proxy Statement relating to the actions to be taken by UroQuest's stockholders at the special meeting and a proxy card. The proxy statement provides you with detailed information about the proposed merger. I encourage you to read the proxy statement and notice carefully. If you have any questions about the merger, please contact Jeffrey Kaiser, UroQuest's Chief Financial Officer, at 650-463-5180.

     On behalf of your Board of Directors, I thank you for your support and urge you to vote for approval and adoption of the merger agreement and the merger, and for the other matters to be voted upon at the special meeting.
                                          Sincerely,

                                          /s/ Terry E. Spraker

                                          Terry E. Spraker, Ph.D.
                                          President and Chief Executive Officer

                          UROQUEST MEDICAL CORPORATION
                              1907 CARMELITA DRIVE
                          SAN CARLOS, CALIFORNIA 94070

                            ------------------------

     NOTICE OF SPECIAL MEETING OF UROQUEST MEDICAL CORPORATION STOCKHOLDERS
                        TO BE HELD ON DECEMBER 23, 1999
                            ------------------------

To UroQuest Stockholders:

     Notice is hereby given that a special meeting of the stockholders of UroQuest Medical Corporation will be held on December 23, 1999 at 10:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes:

     1. to consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 3, 1999, among UroQuest, Chemfab Corporation, and UROK Acquisition Corp., a wholly-owned subsidiary of Chemfab that was created to complete the merger, and to approve and adopt the merger and the other transactions described in the merger agreement; and

     2. to transact any other business that may properly come before the special meeting and any adjournments thereof, including adjournments or postponements of the special meeting for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the merger.

     The close of business on November 29, 1999 has been fixed as the record date for determining which stockholders are entitled to notice of and to vote at the special meeting and at any postponement or adjournment of the special meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE RETURN POSTAGE-PAID ENVELOPE. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

     If you attend the special meeting, you may vote your shares in person, which will revoke any previously executed proxy. If your shares are held of record by a broker, bank or other nominee and you wish to vote your shares at the special meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors
                                          of UroQuest Medical Corporation,

                                          /s/ Jeffrey L. Kaiser
                                          Jeffrey L. Kaiser
                                          Secretary

Menlo Park, California
December 3, 1999

                                PROXY STATEMENT

                                       OF

                          UROQUEST MEDICAL CORPORATION

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY OF THE PROXY STATEMENT..............................    3
FORWARD-LOOKING STATEMENTS..................................   10
THE SPECIAL MEETING.........................................   11
  When And Where The Special Meeting Will Be Held...........   11
  What Will Be Voted Upon...................................   11
  Only Stockholders of Record as of November 29, 1999 Are
     Entitled to Vote at the Special Meeting................   11
  Number Of Shares That Must Be Present For A Vote To Be
     Taken..................................................   11
  Votes Required For Approval...............................   11
  Voting Your Shares And How Proxies Are Counted............   12
  Revocability Of Proxy.....................................   12
  Solicitation Of Proxies...................................   13
  Independent Public Accountants............................   13
INFORMATION ABOUT THE MERGER................................   13
  Background Of The Merger..................................   13
  Recommendation Of The Board Of Directors And Reasons For
     The Merger.............................................   16
  Vector Fairness Opinion...................................   18
SUMMARY OF THE MERGER AGREEMENT.............................   21
  Structure And Effective Time..............................   21
  Merger Consideration......................................   21
  Payment Procedures........................................   22
  Stock Options.............................................   22
  Appraisal Rights..........................................   23
  Amendment of Merger Agreement.............................   23
  Representations And Warranties............................   24
  Conduct Prior To The Effective Time.......................   24
  Additional Agreements.....................................   25
  Conditions To The Merger..................................   27
  Termination Of The Merger Agreement.......................   28
  Break-Up Fee..............................................   28
  Payment Of Fees And Expenses..............................   29
  Amendments And Waivers....................................   29
  Consequences Of The Merger................................   29
  Voting Agreement..........................................   29
  Chemfab's Source Of Funds.................................   30
  Interest Of UroQuest's Directors And Executive Officers In
     The Merger.............................................   30
  Accounting Treatment......................................   31
  Federal Income Tax Consequences Of The Merger To
     Stockholders And Option Holders........................   31
UROQUEST STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX
  ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX
  CONSEQUENCES OF THE MERGER TO THEM........................   32
  Regulatory Approvals......................................   32

                                                              PAGE
                                                              ----
INFORMATION CONCERNING UROQUEST.............................   33
  Business..................................................   33
  Properties................................................   41
  Legal Proceedings.........................................   42
  Market Price Of UroQuest's Common Equity And Related
     Stockholder Matters....................................   42
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   42
  Selected Financial Data...................................   44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   46
  Overview..................................................   46
  Results Of Operations.....................................   46
  Liquidity And Capital Resources...........................   51
  Year 2000 Compliance......................................   53
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK......................................................   54
OTHER MATTERS...............................................   54
WHERE YOU CAN FIND MORE INFORMATION.........................   54
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                               ANNEXED DOCUMENTS

ANNEX A  Agreement And Plan Of Merger................................    A-1
ANNEX B  Stockholder Voting Agreement................................    B-1
ANNEX C  Opinion Of Vector Securities International, Inc.............    C-1
ANNEX D  Section 262 Of The Delaware General Corporation Law.........    D-1
ANNEX E  Agreement Concerning Agreement and Plan of Merger...........    E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL I RECEIVE FOR MY SHARES IN THE MERGER?

A: At the special meeting, holders of UroQuest Medical Corporation common stock will consider a proposal to approve and adopt a merger agreement relating to the merger of UROK Acquisition Corp. ("Merger Sub"), a wholly-owned, indirect subsidiary of Chemfab Corporation, with and into UroQuest, with UroQuest surviving as a subsidiary of Chemfab. If the merger is consummated, holders of UroQuest common stock will be entitled to receive the merger consideration of $2.23 per share in cash, subject to adjustment based on a number of factors, including the amount of UroQuest's net operating losses and net current assets, to be determined prior to the closing of the merger, without interest, in exchange for each share of UroQuest common stock that they own.

Q:  WHY IS THE UROQUEST BOARD OF DIRECTORS RECOMMENDING THE MERGER AGREEMENT?

A: In the opinion of UroQuest's Board of Directors, the merger offers you the best opportunity to realize value from your investment in UroQuest. The merger offers you an opportunity to realize value from your investment in UroQuest in an amount greater than the value reflected by the recent market prices of UroQuest's common stock. The Board received a fairness opinion from Vector Securities International, Inc., UroQuest's financial advisor, that the merger consideration is fair to holders of UroQuest common stock from a financial point of view. The merger consideration of $2.23 per share, which is subject to adjustment as described above, represents a 43% premium over the closing price of UroQuest common stock on the Nasdaq National Market ("Nasdaq") on June 3, 1999 the last trading day prior to the announcement of the merger.

Q:  WHEN DO YOU EXPECT THE MERGER WILL BE COMPLETED?

A: We hope to complete the merger promptly after the UroQuest stockholders approve and adopt the merger agreement and the merger at the special meeting. The special meeting is scheduled for December 23, 1999. However, the merger may be delayed if other closing conditions have not been satisfied by that time.

Q:  WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: If you are subject to federal income tax, you may be taxed on your receipt of the merger consideration to the extent that the amount you receive exceeds your tax basis in your UroQuest common stock. Additionally, in the event that your tax basis in your UroQuest common stock exceeds the merger consideration, the resulting loss may have an effect on your federal income tax liability. However, tax matters are complicated, and tax results may vary among stockholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

Q: WHAT IS THE REQUIRED VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER?

A: The affirmative vote of a majority of the outstanding shares of UroQuest common stock entitled to vote is required to approve and adopt the merger agreement and the merger.

    UroQuest stockholders who beneficially own approximately 48% of the outstanding shares of UroQuest common stock have entered into a Stockholder Voting Agreement with Chemfab under which they have agreed to vote all of their shares of UroQuest stock in favor of approval and adoption of the merger agreement and the merger, and have granted to Chemfab an option to acquire their shares under certain circumstances. Consequently, holders of only approximately 2% of UroQuest common stock who are not parties to the Stockholder Voting Agreement need to vote in favor of the merger agreement for stockholder approval of the merger agreement and the merger to be obtained. As a result of the Stockholder Voting Agreement, UroQuest expects that its stockholders will adopt and approve the merger agreement and the merger.

    THE UROQUEST BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

Q:  WILL I HAVE APPRAISAL RIGHTS?

A: Any stockholder who does not wish to accept the merger consideration has the right under Delaware law to have the "fair value" of his or her shares determined by the Delaware Chancery Court. This "appraisal right" is subject to a number of restrictions and technical requirements. You may withdraw your request for appraisal any time within 60 days of the effective date of the merger. In addition, you can find more information regarding the restrictions and technical requirements related to your appraisal rights in Delaware Code, Title 8, Section 262, Appraisal Rights. The text of this section is reproduced for your convenience as Annex D to these materials.

Q:  WHAT DO I NEED TO DO NOW?

A: PLEASE VOTE. You should mail your completed, signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions that will tell you how to exchange your stock certificates for the merger consideration. Please hold your certificates until you receive our instructions.

Q:  HOW DO I VOTE SHARES HELD IN MY BROKER'S NAME?

A: If your broker holds your shares of UroQuest common stock in his or her name (or in what is commonly called "street name"), then you should give your broker written instructions on how to vote. Your broker will not vote your shares if you do not give these instructions.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time (before your proxy is voted) in any one of the following three ways:

    - by filing a written notice of revocation;

    - by completing and submitting a new, later-dated proxy card; or

    - by attending the special meeting and voting in person.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have questions about the proposed merger, please call Jeffrey Kaiser, Vice President and Chief Financial Officer of UroQuest, at (650) 463-5180.

                         SUMMARY OF THE PROXY STATEMENT

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand fully the proposed merger to be voted upon at the special meeting, and for a more complete description of the terms of the merger, you should read carefully the entire proxy statement, the annexed documents and the other available information referred to in "Where You Can Find More Information" (page 54). The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                             PARTIES TO THE MERGER

UROQUEST MEDICAL CORPORATION

     Through its Bivona subsidiary, based in Gary, Indiana, UroQuest designs, develops, manufactures and markets a line of proprietary silicone medical device products used to manage airway problems, as well as provides engineering design, development and manufacturing services for silicone products on an OEM basis for other medical device companies. In July 1999, pursuant to the merger agreement, UroQuest terminated the operations of its urology division. As of October 15, 1999, UroQuest completed the closure of its corporate headquarters in Menlo Park. UroQuest's mailing address is 1907 Carmelita Drive, San Carlos, California, 94070, and its telephone number is (650) 463-5180.

CHEMFAB CORPORATION

     Chemfab is a leader in the design, manufacture, fabrication and marketing of value added polymer-based products which deliver outstanding performance in severe service and highly specialized operating environments. Chemfab manufactures a broad range of reinforced and unreinforced products based on high performance polymer materials including fluoroplastics, fluoroelastomers, silicone elastomers and adhesives. Chemfab's products include laminates, films, coated fabrics and tapes. Chemfab also produces molded polymer products and fabricated finished articles from roll goods. Worldwide end use applications for Chemfab's products are in the food processing, biomedical, protective clothing, electronics, communications, aerospace, architectural and other industrial markets and applications. The headquarters and principal executive offices of Chemfab are located at 701 Daniel Webster Highway, Merrimack, New Hampshire 03054, and its telephone number is (603) 424-9000.

UROK ACQUISITION CORP.

     Merger Sub is a wholly-owned subsidiary of Chemfab incorporated solely to effect the merger with UroQuest. Merger Sub has had no prior business and, upon consummation of the merger, its separate corporate existence will cease. The headquarters and principal executive offices of Merger Sub are located at 701 Daniel Webster, Highway, Merrimack, New Hampshire 03054, and its telephone number is (603) 424-9000.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE (PAGE 11)

     The special meeting will be held on December 23, 1999 at 10:00 a.m., local time at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304.

PURPOSE (PAGE 11)

     Holders of UroQuest common stock will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger. Upon the terms and subject to the conditions of the merger agreement, UROK Acquisition Corp. ("Merger Sub"), a wholly-owned, indirect subsidiary of Chemfab

Corporation, will be merged with and into UroQuest, with UroQuest surviving as a wholly-owned, indirect subsidiary of Chemfab.

     In July 1999, pursuant to the merger agreement, UroQuest completed the termination of the operations of its urology division. As of October 15, 1999, UroQuest completed the closure of its corporate headquarters in Menlo Park, California.

     The attorneys-in-fact named in the accompanying proxy also will have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the merger.

RECORD DATE AND VOTING POWER (PAGE 11)

     You are entitled to vote at the special meeting if you owned shares of UroQuest common stock at the close of business on November 29, 1999, the record date for the special meeting. You will have one vote at the special meeting for each share of UroQuest common stock you owned on the record date. As of the record date, there were 12,538,997 shares of UroQuest common stock entitled to be voted at the special meeting.

VOTES REQUIRED (PAGE 11)

     The transaction of business at the special meeting requires a quorum, which means the presence in person or by proxy of the holders of a majority of the outstanding shares of UroQuest common stock entitled to vote at the special meeting.

     If a quorum is present, approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of UroQuest common stock.

     As a result of a Stockholder Voting Agreement between Chemfab, UroQuest and UroQuest stockholders who are the beneficial owners of approximately 48% of the shares of UroQuest common stock, UroQuest expects that its stockholders will approve and adopt the merger agreement and the merger. Nevertheless, the UroQuest Board of Directors urges all UroQuest stockholders to vote "FOR" approval and adoption of the merger agreement and the merger.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS (PAGE 42)

     As of the record date, the current directors and executive officers of UroQuest beneficially owned approximately 48% of the shares of UroQuest common stock entitled to vote at the special meeting. Each of them has advised UroQuest that he or she plans to vote all his or her shares in favor of approval and adoption of the merger agreement and the merger.

REVOCABILITY OF PROXY (PAGE 12)

     Any stockholder who executes and returns a proxy may revoke that proxy at any time before it is voted in any one of the following three ways:

     - filing a written notice of revocation, bearing a later date than the proxy, with the corporate secretary of UroQuest at or before the special meeting;

     - duly executing a proxy relating to the same shares of UroQuest common stock, bearing a later date than the proxy you wish to revoke, and delivering it to the corporate secretary of UroQuest at or before the special meeting; or

     - attending the special meeting and voting in person.

     Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

MARKET PRICE OF UROQUEST COMMON STOCK PRIOR TO ANNOUNCEMENT OF MERGER (PAGE 42)

     On June 3, 1999, the last full trading day prior to the public announcement of the merger, the highest reported sales price for shares of UroQuest common stock was $1.6250 per share, the lowest reported sales price for shares of UroQuest common stock was $1.5000 per share, and the last reported sales price for shares of UroQuest common stock was $1.5625 per share.

                                   THE MERGER

STRUCTURE (PAGE 21)

     Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into UroQuest, with UroQuest surviving as a wholly-owned, indirect subsidiary of Chemfab.

EFFECTIVE TIME (PAGE 21)

     We currently expect that the merger will become effective promptly after approval and adoption of the merger agreement and the merger at the special meeting, which is scheduled to take place on December 23, 1999. A number of conditions must be satisfied prior to the completion of the merger. If these conditions are not satisfied in a timely manner, the closing may be delayed or the merger agreement may be terminated.

MERGER CONSIDERATION (PAGE 21)

     At the effective time of the merger, each outstanding share of UroQuest common stock will be converted into the right to receive the merger consideration equal to $2.23 in cash, subject to adjustment based on a number of factors, including the amount of UroQuest's net operating losses and net current assets, with any adjustment to be determined prior to the closing of the merger, without interest. Shares which UroQuest owns, shares which Chemfab and its subsidiaries own and shares owned by stockholders who perfect appraisal rights under Delaware corporate law, however, will not be converted into the right to receive the merger consideration.

PAYMENT PROCEDURES (PAGE 22)

     Prior to the effective time, Chemfab will select a bank or trust company to serve as the exchange agent. Upon completion of the merger, each holder of certificates representing shares of UroQuest common stock outstanding immediately prior to the effective time of the merger will, by surrendering those certificates to the exchange agent, be entitled to receive the appropriate merger consideration. The exchange agent will mail a letter of transmittal with instructions to all record holders of UroQuest common stock as of the effective time for use in surrendering their certificates in exchange for the merger consideration. You should not surrender your certificates until you have received the letter of transmittal and instructions.

STOCK OPTIONS (PAGE 22)

     The merger agreement provides that each outstanding option to purchase UroQuest common stock granted under the UroQuest stock option plan, whether or not the option is then exercisable, will be cancelled by UroQuest and each holder of a cancelled option will receive, promptly after the merger becomes effective, a cash amount equal to the excess (if any) of the per share merger consideration over the option's exercise price multiplied by the number of shares covered by the option.

APPRAISAL RIGHTS (PAGE 22 AND ANNEX D)

     Under Delaware law, UroQuest stockholders who do not vote for approval and adoption of the merger agreement and the merger and who comply with the other statutory requirements may elect to receive, in cash, the judicially determined appraised value of their shares of UroQuest common stock.

BOARD RECOMMENDATIONS TO STOCKHOLDERS AND REASONS FOR THE MERGER (PAGE 16)

     The Board believes that the merger is advisable and in your best interests and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the merger. The Board based its determination to approve and adopt the merger agreement and the merger on a number of considerations, including the following:

     - the history of UroQuest's discussions with other parties, including, without limitation, (1) the extensive efforts of Vector to assist UroQuest in exploring strategic initiatives to enhance stockholder value,
       (2) the fair and ample opportunity provided to other parties to submit proposals to UroQuest, (3) the fact that, despite these efforts, UroQuest had received only one alternative proposal for the acquisition of the company, (4) the superiority of Chemfab's proposal over the proposal made by another potential buyer, (5) the absence of any proposal to acquire UroQuest's urology business, and (6) the extensive arms-length negotiations between UroQuest and Chemfab that resulted in the $2.23 per share price which is subject to adjustment as previously described;

     - the favorable terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, the limited ability of Chemfab and Merger Sub to terminate the merger or the merger agreement and the provision requiring payment of the merger consideration in cash;

     - the significant risks inherent in UroQuest's remaining independent, including, without limitation, (1) uncertainties relating to the regulatory clearance of UroQuest's urology products for sale in the United States, particularly in light of the U.S. Food and Drug Administration's denial of 510(k) premarket clearance for the Male On-Command Continence System for acute applications, (2) uncertainties relating to the availability of reimbursement for UroQuest's urology products, (3) the need for significant additional financing to support several more years of development and clinical trials of UroQuest's urology products, and to develop a sales and marketing organization for those products, and (4) the impairment of Bivona's business due to UroQuest's need to raise additional financing to support its urology operations;

     - the value of the merger consideration compared with the recent trading price of UroQuest common stock on Nasdaq, including the fact that the merger consideration to be paid represents a premium of approximately 43% over the $1.5625 closing sale price for the shares on June 3, 1999, the last trading day prior to the public announcement of the execution of the merger agreement;

     - the oral presentation that Vector Securities International, Inc. delivered to the Board on June 2, 1999 and Vector's June 2, 1999 written fairness opinion, which concluded that, as of the date of the opinion, the $29 million cash consideration (subject to adjustments as previously described) that UroQuest stockholders would receive in the merger was fair to UroQuest stockholders from a financial point of view;

     - that the merger agreement permits the Board, in the exercise of its fiduciary duties and subject to certain conditions, to furnish information, and to participate in discussions and negotiations, in connection with an unsolicited acquisition proposal that is superior to the merger agreement and to recommend an unsolicited, superior acquisition proposal to UroQuest's stockholders;

     - that the merger agreement permits the Board, in the exercise of its fiduciary duties and subject to certain conditions, to terminate the merger agreement in favor of an alternative, superior acquisition proposal, subject to the obligation to pay Chemfab a termination fee of $500,000; and

     - the assessment that Chemfab has the financial commitments necessary for it to consummate the merger.

VECTOR FAIRNESS OPINION (PAGE 18 AND ANNEX B)

     On June 2, 1999, Vector delivered its opinion to the Board to the effect that, as of that date, the cash consideration of $29 million, subject to certain adjustments, that UroQuest stockholders would receive in the merger was fair to UroQuest stockholders from a financial point of view. The opinion does not constitute a recommendation as to how any UroQuest stockholder should vote with respect to the adoption of the merger agreement. You are urged to read the Vector fairness opinion, which is attached to this proxy statement as Annex C, in its entirety.

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

INTERESTS OF UROQUEST'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER AND POSSIBLE CONFLICTS OF INTEREST (PAGE 30)

     In considering the recommendation of the Board that you vote "FOR" the adoption and approval of the merger agreement and the merger, you should be aware that a number of UroQuest's directors and executive officers have interests in the merger that are or may be different from other UroQuest stockholders.

     At or prior to the effective time, certain of UroQuest's current executive officers will be terminated. This termination will trigger rights that some executive officers hold pursuant to their respective employment contracts and arrangements. These rights include the right to receive severance payments.

     The merger agreement provides that Chemfab will negotiate with Thomas E. Brandt, UroQuest's current Chief Operating Officer and a director of UroQuest, regarding the terms of a new employment agreement, but that unless and until a new employment agreement is reached, Chemfab will honor the terms of Mr. Brandt's existing employment agreement. In addition, the merger agreement provides that UroQuest (as the surviving corporation) will make accrued bonus payments to Mr. Brandt that were earned prior to the effective time.

     Chemfab also has agreed to cause UroQuest to indemnify each UroQuest officer and director against losses arising from his or her service as a director or officer of UroQuest and to continue to maintain directors' and officers' liability insurance for each UroQuest officer and director. See "Summary of the Merger Agreement -- Additional Agreements -- Indemnification and Insurance."

     Four UroQuest stockholders, who beneficially own, in the aggregate, approximately 48% of the outstanding UroQuest Common Stock, have executed the Stockholder Voting Agreement. Thomas E. Brandt, a member of UroQuest's Board of Directors, executed the Stockholder Voting Agreement on behalf of himself, Richard C. Davis, MD, a member of UroQuest's Board of Directors, executed the Stockholder Voting Agreement on behalf of his trust, Jack W. Lasersohn, a member of UroQuest's Board of Directors, executed the Stockholder Voting Agreement on behalf of Vertical Fund Associates, L.P., and Elizabeth H. Weatherman, a member of UroQuest's Board of Directors, executed the Stockholder Voting Agreement on behalf of Warburg, Pincus Investors, L.P. The Stockholder Voting Agreement, among other things, (1) requires such stockholders to vote the shares of UroQuest common stock beneficially owned by them in favor of approving and adopting the merger agreement and the merger, unless certain exceptions become applicable, and (2) grants to Chemfab an option to acquire such stockholders' UroQuest shares under certain circumstances. The Stockholder Voting Agreement provides that, subject to certain exceptions, Chemfab will indemnify these four stockholders and their affiliates, agents, advisers and representatives against losses arising from the Stockholder Voting Agreement or any of the transactions contemplated by the Stockholder Voting Agreement.

CONDITIONS TO THE MERGER (PAGE 26)

     UroQuest and Chemfab will not complete the merger unless a number of conditions are satisfied or waived. The conditions to both parties' obligations include:

     - the approval and adoption of the merger agreement and the merger by UroQuest's stockholders;

     - the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act", which waiting period was terminated effective June 30, 1999);

     - the absence of any temporary restraining order, injunction, judgment, or other order, decree, or ruling, or statute, rule or regulation in effect which prevents the consummation of the merger;

     - the representations and warranties of each party must be true and correct in all material respects on and as of the closing date (except for representations or warranties which address matters only as of a particular date, which must be true and correct as of the particular date, and except for changes required by the merger agreement); and

     - each party must have performed and complied with in all respects the covenants and agreements under the merger agreement required to be performed or complied with by it on or before the closing date.

     In addition, Chemfab's obligation to effect the merger is dependent upon the absence of any event or condition which could reasonably be expected to have a material adverse effect on UroQuest or any of its subsidiaries, with certain exceptions, and upon UroQuest's net operating losses being no less than $7,500,000 at the effective time. UroQuest's obligation to effect the merger is dependent upon Chemfab having received the financing to allow it to pay the merger consideration.

REGULATORY APPROVALS (PAGE 31)

     The completion of the merger is conditioned upon the expiration or termination of waiting period under the HSR Act. The waiting period specified under the HSR Act was terminated effective June 30, 1999. However, the U.S. Department of Justice and the U.S. Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

NO SOLICITATION (PAGE 25)

     UroQuest has agreed not to initiate or participate in any discussions or negotiations with another party regarding an acquisition of UroQuest by another party while the merger is pending. However, UroQuest may engage in discussions or negotiations regarding an alternative proposal if the UroQuest Board determines in good faith that the alternative proposal is reasonably likely to lead to a proposal that is superior to the merger agreement. The Board also may withdraw or modify its recommendation in favor of the merger and may recommend or enter into an agreement with respect to a proposal that is superior to the merger agreement.

TERMINATION OF THE MERGER AGREEMENT (PAGE 27)

     UroQuest and Chemfab may mutually agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. In addition, either party can terminate the merger agreement if:

     - a governmental authority prohibits the merger; or

     - the other party has breached any representation, warranty, covenant or agreement in the merger agreement and the breach is capable of being cured, but is not cured, before the closing date or other specified time; or

     - the effective time has not occurred by the later of (1) July 31, 1999 and
       (2) 60 days after the later of (a) clearance of this proxy statement by the Securities and Exchange Commission ("SEC") or (b) termination or expiration of all waiting periods under the HSR Act.

     In addition, Chemfab may terminate the merger agreement if:

     - the UroQuest Board approves or recommends an acquisition proposal by a third party, or withdraws or modifies, in a manner adverse to Chemfab or Merger Sub, its approval or recommendation of the transactions contemplated by the merger agreement, or if the Board publicly resolves to do any of the above.

     In addition, UroQuest may also terminate the merger agreement if:

     - prior to the effective time, UroQuest determines to accept a superior proposal and has complied with certain provisions of the merger agreement related to such acceptance; provided that (1) UroQuest has provided Chemfab with 48 hours notice of its intent to terminate the agreement,
       (2) at the time UroQuest terminates the merger agreement, it pays to Chemfab the break-up fee described below and (3) the stockholders who are parties to the Stockholder Voting Agreement continue to be bound by the Stockholder Voting Agreement. The termination notice must contain, in reasonable detail, the terms and conditions of the superior proposal, including the amount and form of the proposed consideration and whether it is subject to any material conditions.

BREAK-UP FEE (PAGE 28)

     The merger agreement requires that, under certain circumstances, UroQuest pay to Chemfab a break-up fee of $500,000 as reimbursement for Chemfab's expenses and as liquidated damages. The payment of the break-up fee must be made upon termination of the merger agreement if UroQuest terminates the merger agreement because of its acceptance of a superior proposal or three business days after termination of the merger agreement by Chemfab because of the UroQuest Board's approval or recommendation of a superior proposal or its withdrawal or modification of its recommendation of the merger agreement to its stockholders, in a manner adverse to Chemfab.

VOTING AGREEMENT (PAGE 29 AND ANNEX C)

     As a condition to executing the merger agreement, Chemfab required that the beneficial owners of an aggregate of 6,021,203 shares of UroQuest common stock, representing approximately 48% of the outstanding UroQuest common stock as of the date of this proxy statement, execute the Stockholder Voting Agreement. Pursuant to the Stockholder Voting Agreement, such stockholders have agreed with Chemfab to vote all of their shares of UroQuest common stock in favor of approval and adoption of the merger agreement and the merger and against any transaction or proposal that would prevent the merger, unless, prior to the special meeting, the merger agreement is terminated by Chemfab as a result of the UroQuest Board (1) approving or recommending a third party acquisition proposal that is superior to the merger agreement; or (2) withdrawing or modifying its favorable recommendation of the merger agreement and the merger in a manner which is adverse to Chemfab, or by UroQuest in connection with UroQuest's acceptance of a superior proposal. However, if the merger agreement is so terminated, Chemfab has the option to purchase from the stockholders who are parties to the Stockholder Voting Agreement all of such holders' shares of UroQuest common stock at a purchase price per share equal to the per share merger consideration provided in the merger agreement. The Stockholder Voting Agreement terminates upon the later of (1) the termination of the merger agreement by mutual agreement or as a result of a breach of the merger agreement that has not been cured prior to the closing date or other specified time, and
(2) the later of July 31, 1999 and 60 days after the later of clearance of this proxy statement by the SEC or termination or expiration of all waiting periods under the HSR Act. The Stockholder Voting Agreement is expected to result in approximately 48% of the outstanding shares of UroQuest common stock being voted in favor of approval and adoption of the merger agreement and the merger. Thus, UroQuest expects that the merger agreement and the merger will be adopted and approved at the special meeting, even if holders of only approximately 2% of UroQuest common stock who are not parties to the Stockholder Voting Agreement vote in favor of the proposal.

ACCOUNTING TREATMENT (PAGE 31)

     The merger will be accounted for as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 31)

     If you are subject to federal income tax, you may be taxed on your receipt of the merger consideration to the extent that the amount you receive exceeds your tax basis in your UroQuest common stock. Additionally, in the event that your tax basis in your UroQuest common stock exceeds the merger consideration, the resulting loss may have an effect on your federal income tax liability. However, tax matters are complicated, and tax results may vary among stockholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

                           FORWARD-LOOKING STATEMENTS

     Statements in this proxy statement that are not historical in nature, including references to beliefs, anticipations or expectations, are forward-looking (as that term is defined in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are subject to a wide variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation risks and uncertainties relating to:

     - the actions contemplated by the merger agreement;

     - UroQuest's product developments and commercial opportunities;

     - Regulatory approvals of UroQuest's products;

     - the availability of capital to fund operations;

     - the effect of national and regional economic conditions;

     - changes in laws and regulations to which UroQuest is subject; and

     - other risks and uncertainties contained in or incorporated by reference in this proxy statement.

     For these and other forward-looking statements, UroQuest claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. UroQuest does not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements, which revisions may be made to reflect any future events or circumstances, other than through its regular quarterly and annual financial statements, and through the accompanying discussion and analysis contained in UroQuest's Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

                              THE SPECIAL MEETING

     This proxy statement is being furnished to the stockholders of UroQuest Medical Corporation, a Delaware corporation ("UroQuest"), in connection with the solicitation of proxies by UroQuest for use at the special meeting of stockholders and at any adjournment or postponement of that meeting.

WHEN AND WHERE THE SPECIAL MEETING WILL BE HELD

     The special meeting will be held at 10:00 a.m., local time, on December 23, 1999, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304.

WHAT WILL BE VOTED UPON

     At the special meeting, UroQuest stockholders will be asked to:

     1. consider a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 3, 1999, among UroQuest, Chemfab Corporation ("Chemfab") and UROK Acquisition Corp. ("Merger Sub"), relating to the merger of Merger Sub with and into UroQuest, the merger and other transactions described in the merger agreement; and

     2. transact any other business that may properly come before the special meeting and any adjournments thereof, including adjournments or postponements of the special meeting for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the merger.

ONLY STOCKHOLDERS OF RECORD AS OF NOVEMBER 29, 1999 ARE ENTITLED TO VOTE AT THE SPECIAL MEETING

     The UroQuest Board of Directors (the "Board") has fixed the close of business on November 29, 1999 as the record date. Only UroQuest stockholders of record on the record date are entitled to notice of and to vote at the special meeting. As of the record date, UroQuest had 12,538,997 shares of common stock outstanding and entitled to vote at the special meeting.

     This proxy statement and the accompanying form of proxy were first mailed to stockholders on December 3, 1999.

NUMBER OF SHARES THAT MUST BE PRESENT FOR A VOTE TO BE TAKEN

     At the special meeting, the inspector of elections will determine the presence of a quorum. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of UroQuest common stock entitled to vote at the special meeting is necessary to constitute a quorum for all matters.

VOTES REQUIRED FOR APPROVAL

     Under Delaware corporate law, the affirmative vote of the holders of a majority of the issued and outstanding shares of UroQuest common stock is required for approval and adoption of the merger agreement and the merger. The beneficial owners of UroQuest stockholders who beneficially own approximately 48% of the outstanding shares of UroQuest common stock, have entered into a Stockholder Voting Agreement that requires them to vote their shares in favor of approval and adoption of the merger agreement and the merger and against any transaction or proposal that would prevent the merger, unless, prior to the Special Meeting, the merger agreement is terminated by Chemfab as a result of the UroQuest Board (1) approving or recommending a third party acquisition proposal that is superior to the merger agreement; or (2) withdrawing or modifying its favorable recommendation of the merger agreement and the merger in a manner which is adverse to Chemfab, or by UroQuest in connection with UroQuest's acceptance of a superior proposal. However, if the transaction is so terminated, Chemfab has the option to purchase from the stockholders who are parties to the Stockholder Voting Agreement all of such stockholders' shares of UroQuest common stock at a purchase price equal to the per share merger consideration provided in the merger agreement. THUS, WHILE UROQUEST EXPECTS THAT THE MERGER AGREEMENT AND THE MERGER WILL

BE APPROVED AND ADOPTED AT THE SPECIAL MEETING, ALL UROQUEST STOCKHOLDERS ARE URGED TO VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     The affirmative vote of the holders of a majority of the shares of UroQuest common stock present, either in person or by proxy, at the special meeting is necessary for the approval of other matters that may properly come before the special meeting.

VOTING YOUR SHARES AND HOW PROXIES ARE COUNTED

     All shares of UroQuest common stock represented by properly executed proxies received before or at the special meeting and not revoked will be voted as instructed on such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted in favor of the approval and adoption of the merger agreement and the merger and related transactions. The proxy also confers discretionary authority on the attorneys-in-fact named in the proxy to vote the shares of stock represented by the proxy on any other matter that may properly come before the special meeting. Other matters may include consideration of a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the merger.

     Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the special meeting. Broker non-votes occur when a broker holding shares of UroQuest common stock in "street name" (i.e., as nominee for the beneficial owner) returns an executed proxy (or voting directions) that indicates that the broker does not have discretionary authority to vote on a proposal. Under Delaware law, broker non-votes and abstentions are counted as present for quorum purposes. Therefore, because the approval and adoption of the merger agreement and the merger require the affirmative vote of a majority of the issued and outstanding shares of UroQuest common stock, broker non-votes and abstentions will have the effect of votes against the proposal to approve and adopt the merger agreement and the merger. UroQuest stockholders who vote for approval and adoption of the merger agreement and the merger are not eligible to exercise appraisal rights under Delaware law. See "Appraisal Rights."

     If a UroQuest stockholder does not return a signed proxy, the stockholder's shares will not be voted, unless the stockholder attends the special meeting and votes in person. Returning a signed proxy will not affect a stockholder's right to attend the special meeting and vote in person. UroQuest stockholders are urged to mark the appropriate box on the form of proxy enclosed with this proxy statement to indicate how their shares are to be voted.

     As of the date of this proxy statement, UroQuest does not know of any other matters to be presented for action by UroQuest stockholders at the special meeting. If, however, other matters not now known are properly brought before the special meeting, the attorneys-in-fact named in the accompanying proxy will vote the proxies upon the other matters according to their discretion and best judgment.

REVOCABILITY OF PROXY

     Any UroQuest stockholder who executes and returns a proxy may revoke the proxy at any time before it is voted in any one of the following three ways:

     - filing a written notice of revocation, bearing a later date than the proxy, with the corporate secretary of UroQuest at or before the special meeting;

     - duly executing a proxy relating to the same shares of UroQuest common stock, bearing a later date than the proxy you wish to revoke, and delivering it to the corporate secretary of UroQuest at or before the special meeting; or

     - attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Pursuant to the merger agreement, the entire cost of UroQuest's solicitation of proxies will be borne by UroQuest. In addition to solicitations by mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. UroQuest may retain a proxy solicitor to aid in the solicitation of proxies and to verify certain records related to the solicitation. If UroQuest hires a proxy solicitor, UroQuest will bear all costs of such proxy solicitor, which UroQuest believes would not exceed $10,000.00 plus expenses.

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Ernst and Young LLP, UroQuest's independent public accountants, are expected to be present at the special meeting and will have the opportunity to make a statement and respond to appropriate questions.

                          INFORMATION ABOUT THE MERGER

     The discussion in this proxy statement of the merger and the description of the principal terms of the merger agreement are qualified by reference to the merger agreement and to the other annexes to this proxy statement, including the Stockholder voting agreement, the opinion of Vector, Section 262 of the Delaware General Corporation Law and the Agreement Concerning Agreement and Plan of Merger attached as Annexes B, C, D and E, respectively.

BACKGROUND OF THE MERGER

     In November 1998, as part of UroQuest's long-term planning process, UroQuest's Board of Directors and senior management undertook an evaluation of the strategies underlying UroQuest's business plan and the challenges facing UroQuest, with an emphasis on the need for additional financing in order to support UroQuest's urology division. UroQuest's forecasts projected increased expenditures for urology operations to support ongoing clinical trials and studies and increased need for manufacturing capacity, assuming UroQuest would receive regulatory approvals relating to urology products. The Board and senior management evaluated various strategic alternatives for financing UroQuest's urology operations and for maximizing stockholder value. The strategic alternatives considered by the Board included raising equity financing, selling UroQuest's Bivona subsidiary to fund the urology operations, expanding Bivona's operations to provide additional cash flow from Bivona operations as well as ensure adequate manufacturing capacity for the urology operations, and dismantling Bivona's OEM and airway management businesses to provide manufacturing capacity for the projected growth in the urology business.

     In considering the strategic alternatives available to UroQuest, the Board concluded that each of the alternatives involved significant risks and detrimental effects on UroQuest. The Board believed that, in view of low market valuations of small capitalization medical device companies in general, and of urology companies like UroQuest in particular, obtaining additional equity financing to support the urology operations would cause excessive dilution to UroQuest's stockholders. In addition, although the Bivona subsidiary's profitability would likely make it attractive to a potential buyer, a sale of Bivona would end the positive cash flow from Bivona that was contributing to finance UroQuest's urology operations, and would eliminate the sole manufacturing source for the products the urology division was developing. Similarly, although the expansion of Bivona's operations could provide additional positive cash flow to finance the urology operations and could enhance the value of Bivona for an eventual sale, the expansion of Bivona would itself require UroQuest to obtain significant additional funding that would not be related to UroQuest's core urology focus. Dismantling Bivona was the most cost-effective means of providing additional manufacturing capacity for UroQuest's urology operations, but that course of action would remove the positive cash flow of Bivona that was helping to support the urology operations.

     On December 17, 1998, the Board resolved to retain an investment banker to assist UroQuest in the evaluation of financing and strategic alternatives for maximizing stockholder value. Due to the need for additional financing to support the urology operations and the lack of attractive alternatives to secure this financing, the Board concluded that the best way to maximize stockholder value would be to sell all or part of the company. At a telephonic meeting on February 4, 1999, at which the Board approved the retention of Vector, the Board determined that Vector's efforts should encompass the evaluation of opportunities to sell the Bivona subsidiary or the urology operations, as well as opportunities to sell the entire company, which would include the urology operations as well as Bivona. On February 19, 1999, UroQuest signed an engagement letter with Vector. On February 22, 1999, UroQuest issued a press release to announce, along with its 1998 results, the status of its clinical trials and studies and its retention of an investment banker to help it explore strategic alternatives.

     During February and March 1999, Vector initiated contacts with over 20 parties that it and UroQuest believed might have a potential interest in acquiring UroQuest's urology operations, its Bivona subsidiary, or the entire company. These parties included many of the major providers of urological devices, as well as large, diversified medical device manufacturers. Vector also initiated contact with several companies that had previously expressed to UroQuest an interest in acquiring either UroQuest or its Bivona subsidiary. Over 20 potential buyers received summary information describing UroQuest and 3 potential buyers signed confidentiality agreements. Upon signing a confidentiality agreement, each of these parties received non-public evaluation materials regarding UroQuest's operations and performance and copies of a confidential memorandum describing UroQuest that had been prepared by Vector and UroQuest management. During this period, UroQuest management met with three potential buyers. Because the potential buyers were interested primarily in obtaining ownership of Bivona, and because they were not interested in acquiring UroQuest's urology operations, Vector continued to initiate contacts with parties that it and UroQuest believed might have an interest in the urology operations. However, none of the parties Vector contacted elected to pursue an acquisition of UroQuest's urology operations.

     On February 3, 1999, in response to Chemfab's preliminary contact and discussions with the president of UroQuest on December 21, 1998, Vector reinitiated contact with Chemfab regarding Chemfab's interest in acquiring UroQuest. On February 25, 1999, Chemfab executed a confidentiality agreement with UroQuest. On March 5, 1999, Chemfab submitted to UroQuest a preliminary, non-binding indication of interest and, on March 18, 1999, a term sheet for the acquisition of all of the outstanding stock of UroQuest. On March 11, 1999 Vector contacted another party regarding its interest in acquiring UroQuest. On March 15, 1999, the other party executed a confidentiality agreement with UroQuest, and on March 19, 1999, submitted a preliminary, non-binding indication of interest to acquire all of the outstanding stock of UroQuest. At a telephonic meeting on March 19, 1999, the UroQuest Board evaluated both indications of interest and concluded that, although both indications of interest contained aspects that raised questions as to valuation and transaction structure, Vector and UroQuest should continue negotiations with both interested parties and should release additional information regarding UroQuest to these parties. Accordingly, Vector responded to the indications of interest by submitting a non-binding term sheet to each party, and UroQuest provided the two potential buyers with access to a management presentation containing additional information regarding UroQuest and access to a data room containing, among other items, materials pertaining to UroQuest's corporate governance, employees and material contracts, copies of management reports and financial and operating data. UroQuest's management also made itself available for question and answer sessions with the two potential buyers. On March 26, 1999, the Board met by telephone to discuss the two proposals and the status of negotiations between Vector and the two potential buyers. At the Board's direction, Vector continued to negotiate transaction terms with both parties during March and April 1999, as both potential buyers continued their due diligence review of UroQuest. In April 1999, UroQuest received notification that the U.S. Food and Drug Administration had denied 510(k) premarket clearance of one of the company's urology products -- the Male On-Command Continence System -- for acute indications. This denial was further clarified and confirmed in a meeting in June 1999 between the company and the FDA.

     On May 11 and May 12, 1999, respectively, Chemfab and the other potential buyer submitted revised proposals for the acquisition of UroQuest. Chemfab's proposal reflected a valuation of $28.225 million, subject to certain adjustments, including adjustments relating to transaction costs and certain UroQuest asset levels. At a telephonic meeting on May 12, 1999, Vector reviewed both proposals with the Board. Although the Board believed the revised proposals were more advantageous to the UroQuest stockholders than the March proposals, the Board believed that certain aspects of the proposals were still disadvantageous to UroQuest's stockholders, due to low valuation and/or problematic transaction structure and timing. Accordingly, the Board determined that Vector should continue negotiating the terms of the proposals with each of the two potential buyers. On May 19, 1999, the other potential buyer submitted to UroQuest a further revised non-binding proposal. Although the May 12 and May 19 proposals of the other party reflected a valuation of approximately $33.5 million, that price was subject to adjustment, and in addition, the Board felt that despite this higher valuation, the overall proposal was inferior to the Chemfab proposal. Specifically, the other parties proposal required UroQuest: to terminate negotiations with Chemfab, prior to executing a definitive merger agreement with the other party; to negotiate exclusively with the other potential buyer; to place $1.5 million of the merger consideration in escrow for a period of two years and to agree to a $3.0 million break-up fee. In addition, the other parties proposal represented a transaction with less certainty of closing than Chemfab's proposal, due to the other potential buyer's requirement of an additional two to three months to complete its due diligence review of UroQuest.

     On May 20, 1999, Wilson Sonsini Goodrich & Rosati, Professional Corporation ("Wilson Sonsini"), UroQuest's counsel, delivered a draft merger agreement to Chemfab and its counsel, Bingham Dana LLP, that reflected the terms the UroQuest Board sought for its stockholders.

     At a special telephonic meeting on May 25, the Board convened again with representatives of Vector and Wilson Sonsini to discuss the status of discussions with the two potential buyers, to review in detail the terms of the Chemfab proposal and the other potential buyer's proposal, and to receive the advice of its advisors. At the meeting, the Board also discussed the potential effect of the contingent environmental liabilities on the terms of the proposals. The Board reached a consensus that Vector and Wilson Sonsini should proceed with negotiating a definitive merger agreement with Chemfab.

     On May 26, 1999, Chemfab submitted a revised proposal, in the form of a revised merger agreement and Stockholder Voting Agreement, for the acquisition of UroQuest. Chemfab's proposal reflected a valuation of $28.225 million, subject to certain adjustments, including the adjustments relating to transaction costs and certain UroQuest asset levels and the contingent environmental liabilities. Chemfab's proposal also required that UroQuest either sell, dispose of or transfer control of the assets of the urology division before the closing of the merger. The cost of this disposal to UroQuest is approximately $500,000 in severance costs, however, in the event UroQuest sells the assets, the net proceeds of the transaction will be included in the final net asset adjustment calculation for the merger consideration.

     On May 28, 1999, the Board met via telephone to discuss Chemfab's revised proposal with representatives of Vector and legal counsel. The Board discussed the revised proposal and certain provisions in the merger agreement and the Stockholder Voting Agreement. Vector, on behalf of UroQuest, conducted subsequent negotiations with Chemfab, which resulted in Chemfab increasing its offer to $29 million, subject to the same adjustments and making certain other changes in the terms of its proposal. On May 28, 1999, Chemfab submitted this increased offer to UroQuest, in the form of a further revised merger agreement and Stockholder Voting Agreement.

     Through May 19, 1999, neither of the potential buyers nor UroQuest knew of the possible environmental liability; consequently, neither bid, up until that date, accounted for this liability. Chemfab's May 26th bid included an adjustment to the purchase price based upon the possible environmental liability. Additionally, each bid treated all option and stockholders in a similar manner, and neither bid contained provisions that specifically benefited the interests of UroQuest's officers and directors.

     As negotiations with Chemfab progressed, Vector contacted the other potential buyer. Vector informed the potential buyer that UroQuest was proceeding with an offer, and that the other potential buyer would need to improve the terms of its offer. The other potential buyer declined to improve its bid.

     From May 26 to June 2, 1999, UroQuest and Chemfab, along with their respective legal and financial advisors, engaged in numerous conference calls to resolve the remaining open issues with respect to the proposed transaction, including provisions for the contingent environmental liabilities, and by the morning of June 2, 1999, the terms of the proposed transaction were substantially finalized.

     On June 2, 1999, the Board held a special telephonic meeting to review Chemfab's May 28 proposal and the status of the merger agreement.
Representatives of Vector made a presentation to the Board regarding the fairness of the proposed merger consideration to the stockholders from a financial point of view. The Board discussed the advantages and disadvantages of the proposed transaction and posed various questions to management and UroQuest's legal and financial advisors. The Board then unanimously resolved:

     - that the merger agreement and the merger are advisable and in the best interests of UroQuest and its stockholders;

     - that the Stockholder Voting Agreement is advisable and in the best interests of UroQuest and its stockholders;

     - to approve and adopt the merger agreement and the merger and the Stockholder Voting Agreement;

     - to recommend that the merger agreement and the merger be adopted by UroQuest's stockholders; and

     - to authorize other actions that would further the process of completing the merger.

     UroQuest and Chemfab finalized and executed the merger agreement and issued press releases announcing the transaction after the close of business on June 3, 1999.

     Accordingly, the Board unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement, the merger and the transactions related thereto. Some members of the Board and of the management of UroQuest have interests that may present conflicts of interest in connection with the merger. See "Interests of UroQuest's Directors and Executive Officers in the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The Board believes that the merger is advisable and in your best interests and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the merger. The Board based its determination to approve and adopt the merger agreement and the merger on a number of considerations, including the following:

     - the history of UroQuest's discussions with other parties, including, without limitation, (1) the extensive efforts of Vector to assist UroQuest in exploring strategic initiatives to enhance stockholder value,
       (2) the fair and ample opportunity provided to other parties to submit proposals to UroQuest, (3) the fact that, despite these efforts, UroQuest had received only one alternative proposal for the acquisition of the company, (4) the superiority of Chemfab's proposal over the proposal made by the other potential buyer, (5) the absence of any proposal to acquire UroQuest's urology business, and (6) the extensive arms-length negotiations between UroQuest and Chemfab that resulted in the $2.23 per share price;

     - the favorable terms and conditions of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, the limited ability of Chemfab and Merger Sub to terminate the merger or the merger agreement and the provision requiring payment of the merger consideration in cash;

     - the significant risks inherent in UroQuest's remaining independent, including, without limitation, (1) uncertainties relating to the regulatory clearance of UroQuest's urology products for sale in the United States, particularly in light of the U.S. Food and Drug Administration's denial of 510(k) premarket clearance for the Male On-Command Continence System for acute indications, (2) uncertainties relating to the availability of reimbursement for UroQuest's urology products, (3) the need for significant additional financing to support several more years of development and clinical trials of UroQuest's urology products, and to develop a sales and marketing organization for those products, and (4) the compromise of Bivona's business due to UroQuest's continued use of resources to support its urology operations;

     - the value of the merger consideration compared with the recent trading price of UroQuest common stock on Nasdaq, including the fact that the merger consideration to be paid represents a premium of approximately 43%, subject to adjustment in the event of adjustments to the purchase price, over the $1.5625 closing sale price for the shares on June 3, 1999, the last trading day prior to the public announcement of the execution of the merger agreement;

     - the oral presentation that Vector delivered to the Board on June 2, 1999 and Vector's June 2, 1999 written fairness opinion, which concluded that, as of the date of the opinion, the $29 million cash consideration (subject to certain adjustments) that UroQuest stockholders would receive in the merger was fair to UroQuest stockholders from a financial point of view;

     - that the merger agreement permits the Board, in the exercise of its fiduciary duties and subject to certain conditions, to furnish information, and to participate in discussions and negotiations, in connection with an unsolicited acquisition proposal that is superior to the merger agreement and to recommend an unsolicited, superior acquisition proposal to UroQuest's stockholders;

     - that the merger agreement permits the Board, in the exercise of its fiduciary duties and subject to certain conditions, to terminate the merger agreement in favor of an alternative, superior acquisition proposal, subject to the obligation to pay Chemfab a termination fee of $500,000; and

     - the assessment that Chemfab has the financial commitments necessary for it to consummate the merger.

     In reaching its conclusion, the Board considered the proposal it had received from the other potential acquiror. Although this proposal reflected a higher valuation than the Chemfab proposal, the Board felt that it was less advantageous to UroQuest's stockholders in other ways, including requirements that UroQuest terminate negotiations with Chemfab and negotiate exclusively with such other potential buyer, and that a significant portion of the merger consideration be placed in escrow, as well as a reduced level of certainty of closing than Chemfab's proposal, due to the other potential buyer's requirement of additional time to complete its due diligence review of UroQuest. Accordingly, the Board determined that the merger was in the best interests of UroQuest's stockholders.

     In addition, the Board considered the fact that unless the UroQuest management were able to sell the assets of the company's urology operations, UroQuest's stockholders would not receive value for those assets. However, based on the risks inherent in the urology operations, including the difficulty of financing their continuation, the fact that UroQuest had received no indications of interest from any party in acquiring the urology assets, and the fact that Chemfab's proposal, as well as the proposal received from the other potential acquiror, included the requirement that UroQuest dispose of or terminate its urology operations prior to the closing of the merger, the Board determined the way to maximize stockholder value was to terminate the urology division and pursue the merger.

     The UroQuest Board of Directors also considered the interests of UroQuest's management in the transaction, including the severance and other provisions contained in the employment agreements with two members of the Board of Directors, Terry E. Spraker, Ph.D., UroQuest's President and Chief Executive Officer and Thomas E. Brandt, UroQuest's Chief Operating Officer, the severance arrangements with other members of UroQuest's management as well as the acceleration of all outstanding options held by UroQuest's employees, some of which are held by UroQuest's Executive Officers. Despite the potential for conflicting interests raised by the existence of these severance provisions and other benefits, the Board of Directors unanimously concluded that the merger was fair and in the best interests of UroQuest's stockholders.

     The UroQuest Board of Directors also considered the risks relating to the merger, including:

     - the risk that the merger would not be completed and the effect of the public announcement of the merger on UroQuest's sales and operating results, particularly the effect of the announcement on key customer and supplier relationships; and

     - the risk that UroQuest would suffer employee attrition or would be unable to attract key personnel due to uncertainties associated with the pending merger.

     The UroQuest Board of Directors concluded that the potential benefits of the merger outweighed these risks.

     The foregoing discussion of the information and factors considered by the UroQuest Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the UroQuest Board of Directors. In view of the wide variety of information and factors, both positive and negative, considered by the UroQuest Board of Directors, the UroQuest Board did not find it practical to, and did not, quantify or otherwise assign relative or specific weights to the factors considered. After taking into consideration all of the factors set forth above, the UroQuest Board of Directors unanimously determined that the merger agreement and the merger were in the best interests of UroQuest and its stockholders and that UroQuest should enter into the merger agreement and complete the merger.

VECTOR FAIRNESS OPINION

     THE FULL TEXT OF THE OPINION OF VECTOR SECURITIES INTERNATIONAL, INC. ("VECTOR"), DATED JUNE 2, 1999 (THE "VECTOR OPINION"), WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY VECTOR, IS ATTACHED AS AN ANNEX TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. UROQUEST STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE VECTOR OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     UroQuest retained Vector as its financial advisor in connection with the merger. In connection with such engagement, UroQuest requested Vector to render an opinion as to whether or not the consideration offered to the UroQuest stockholders by Chemfab in the merger is fair, from a financial point of view, to the UroQuest stockholders.

     In connection with the UroQuest Board of Directors' consideration of the merger, Vector delivered its oral opinion, which was confirmed in writing, to the effect that, as of June 2, 1999, and based on its review and assumptions and subject to the limitations on the review undertaken as set forth in such opinion, the cash consideration to be received by the UroQuest stockholders is fair to such stockholders from a financial point of view. The Vector Opinion was prepared at the request of and for the use of the UroQuest Board of Directors in connection with and for the purposes of its evaluation of the proposed merger and did not constitute a recommendation to the Board of Directors with respect to the approval of the proposed merger nor does it constitute a recommendation to any UroQuest stockholders as to how any such stockholder should vote with respect to the merger.

     In arriving at the opinion set forth herein, Vector, among other things:
(1) reviewed UroQuest's Annual Reports to Stockholders, Annual Reports on Form 10-K and/or related financial information for the four fiscal years ended December 31, 1998, and its Quarterly Reports on Form 10-Q and related unaudited financial information for the three months ended March 31, 1999; (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets and prospects of UroQuest, furnished to Vector by UroQuest; (3) conducted discussions with members of senior management of UroQuest concerning its business and prospects; (4) reviewed the historical market prices and trading activity for Uroquest's common stock and compared such prices and trading histories with those of certain publicly traded companies which Vector deemed to be relevant; (5) compared the financial position and operating results of UroQuest with those of certain other publicly traded companies which Vector deemed relevant; (6) compared the proposed financial terms of the proposed transaction with the financial terms of certain other transactions which Vector deemed relevant; (7) reviewed the financial terms of the proposed transaction as set forth in the merger agreement; and (8) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Vector deemed appropriate.

     The amount of consideration to be paid to UroQuest stockholders pursuant to the merger agreement was determined through negotiations between UroQuest and Chemfab and was approved by the UroQuest Board of Directors. Vector provided advice to UroQuest; however, Vector did not recommend any specific consideration to UroQuest or that any specific consideration constituted the only appropriate consideration for the merger. In preparing the Vector Opinion, Vector relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Vector by or on behalf of UroQuest, and Vector neither attempted independently to verify nor assumed any responsibility for independent verification of any such information. Vector assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and judgements of the management of UroQuest as to the future financial performance of UroQuest and that UroQuest will perform in accordance with such forecasts. Vector did not make or obtain any independent evaluation or appraisal of the assets of UroQuest. The Vector Opinion is based upon economic, market and other conditions existing on the date thereof. Vector assumed that the transactions contemplated by the proposed merger will be consummated on the terms described in the merger agreement, without any material waiver or modification by UroQuest. Based on information provided by management regarding the likelihood of a purchase price adjustment, Vector assumed that no adjustments to the purchase price will be made. Whether or not a purchase price adjustment will be required is based upon a number of contingencies and the Vector Opinion does not address the fairness of the merger consideration in the event that any significant changes to the consideration occur. The Vector Opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the UroQuest Board of Directors as alternatives to the merger, or the decision of the UroQuest Board of Directors to proceed with the merger. UroQuest did not place any limitations upon Vector with respect to the procedures followed or factors considered in rendering the Vector Opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Vector did not attribute any particular weight to analyses or factors considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis or factor. Accordingly, Vector believes that its analyses must be considered as a whole and that considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Vector Opinion. For purposes of its opinion, Vector relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information, including information regarding the shutdown of UroQuests's urology business, provided to it by UroQuest and did not assume responsibility for the independent verification of that information. Vector assumed that any estimates for forecasts used in its analysis had been reasonably prepared on bases reflecting the best currently available estimates and judgments of UroQuest's management as to the future financial performance of UroQuest. In its analyses, Vector also made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of UroQuest and involved the application of complex methodologies and educated judgement. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In preparing its analysis, Vector excluded from the financial results all information with respect to the urology assets, which Vector has been advised by UroQuest will be shut down or divested. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Because such analyses are inherently subject to uncertainty, neither Vector nor any other person assumes responsibility for their accuracy.

     The following paragraphs summarize the significant analyses performed by Vector in arriving at the Vector Opinion.

     Stock Trading History. Vector reviewed and analyzed the trading prices and volume for the UroQuest common stock, as compared to the Russell 2000 Index and the Standard & Poor's MidCap 400 Index and noted that in the aggregate UroQuest had underperformed both the Russell 2000 Index and the Standard & Poor's Midcap 400 Index.

     Selected Comparable Public Company Analysis. Using publicly available information, Vector compared selected historical and projected financial, operating and stock market performance data of UroQuest to the corresponding data of the comparable companies including: Chemfab Corporation, Furon Company, ResMed

Inc., Respironics, Inc., Rochester Medical Corporation, Somnus Medical Technologies, Inc., Surmodics, Inc., and Vital Signs, Inc. (the "Comparable Companies"). Vector compared multiples of total enterprise value (market value plus debt minus cash and cash equivalents) to latest twelve month ("LTM") revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Vector also compared the multiple of stock price to LTM earnings per share ("EPS") and the multiple of market capitalization to tangible book value. These multiples are standard methods of valuation. The Comparable Companies' multiples were as follows: (1) LTM revenue multiples ranged from 0.5x to 1.8x (median of 1.4x); (2) LTM EBITDA multiples ranged from 7.4x to 14.8x (median of 7.8x); (3) LTM EBIT multiples ranged from 10.0x to 17.4x (median of 10.4x); (4) LTM EPS multiples ranged from 13.4x to 17.7x (median of 15.1x); and (5) tangible book value multiples ranged from 1.3x to 7.4x (median of 2.8x). The multiples derived from this analysis were applied to UroQuest's financial results to determine a range of implied values for UroQuest. Based on this analysis, Vector derived an equity value range for UroQuest of $19.8 million to $30.2 million (median of $23.5 million). Because the consideration to be received by the UroQuest stockholders was within the valuation range, Vector determined that this analysis supported an opinion that the consideration offered to UroQuest stockholders in the merger is fair to the UroQuest stockholders from a financial point of view.

     Selected Comparable Mergers and Acquisitions Analysis. Vector reviewed publicly available financial information for mergers and acquisitions involving medical technology/device companies from January 1, 1995 through the present having an aggregate value between $5 million and $500 million. Vector analyzed the following completed transactions (target/acquiror): American Medical Systems Inc./E.M. Warburg, Pincus & Co.; Navius Corp./EndoSonics Corp.; Cardiometrics Inc./EndoSonics Corp.; Marquest Medical Products Inc./Vital Signs Inc.; Ideas for Medicine Inc./Cryolife Inc.; Medex Inc./FCY Inc.; Advanced Orthopedic Technologies/NovaCare Inc.; Impra Inc./C.R. Bard, Inc.; Sterile Concepts Inc./Maxxim Medical Inc.; MDT Corp./Getinge Industrier AB; Leisegang Medical Inc./Galileo Electro-Optics Corp.; SensorMedics Corp./Thermo Electron Corp.; Pryon Corp./Protocol Systems Inc.; Corvita Corp./Pfizer Inc.; Healthdyne Inc./Tokos Medical Corp.; Life Support Products Inc./American Home Patient Inc.; BioSafety Systems Inc./HVB Ltd.; Medrad Inc./Schering Berlin Inc.; Arbor Technologies Inc./Whatman plc; Level 1 Technologies Inc./Smiths Industries plc; Bird Medical Technologies/Thermo Electron Corp.; Cabot Medical Corp./ Circon Corp.; Mitek Surgical Products/Johnson & Johnson; Sterile Products Corp./American Safety Razor Co.; and Bear Medical Systems Inc./Allied Healthcare Products Inc. Vector calculated, among other things, total imputed transaction value plus debt minus cash and cash equivalents as a multiple of LTM revenue, EBITDA and EBIT and total imputed transaction value as a multiple of LTM net income and tangible book value for the Comparable Transactions. These multiples are standard measures of valuation. The multiples for the Comparable Transactions were as follows: (1) LTM revenue multiples ranged from 0.5x to 2.9x (median of 1.4x); (2) LTM EBITDA multiples ranged from 6.9x to 15.9x (median of 11.1x); (3) LTM EBIT multiples ranged from 7.8x to 20.6x (median of 11.7x); (4) LTM net income multiples ranged from 6.5x to 41.3x (median of 25.8x); and (5) tangible book value multiples ranged from 0.6x to 4.7x (median of 2.7x). The multiples derived from this analysis were applied to UroQuest's financial results to determine a range of implied values for UroQuest. Based on this analysis, Vector derived an equity value range for UroQuest of $11.8 million to $34.8 million (median of $21.4 million). Because the consideration to be received by the UroQuest stockholders was within the valuation range, Vector determined that this analysis supported an opinion that the consideration offered to UroQuest stockholders in the merger is fair to the UroQuest stockholders from a financial point of view.

     No Comparable Transaction used in the comparable mergers and acquisitions analysis is identical to the UroQuest/Chemfab merger, and no Comparable Company used in the comparable public company analysis is identical to UroQuest. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the public trading or acquisition value of the companies to which they are being compared. Consequently, in evaluating the available data, Vector made qualitative judgements concerning the differences between those Comparable Transactions and Comparable Companies and UroQuest and disregarded data that it did not believe were representative of the UroQuest/Chemlab merger.

     Discounted Cash Flow Analysis. Vector analyzed the value of UroQuest based on a discounted cash flow analysis of the projected financial performance of UroQuest. This discounted cash flow analysis was based upon forecasts for UroQuest provided by UroQuest. The discounted cash flow analysis determined the present value of the cash flows generated over the projection period and a terminal value based upon a range of EBIT multiples from 9.0x to 13.0x. The cash flows and terminal value were discounted using a range of discount rates from 17.5% to 22.5%. Based on this analysis, Vector derived an equity value range for UroQuest of $27.4 million to $39.4 million (median of $33.1 million).

     UroQuest selected Vector to be its financial advisor in connection with the merger because Vector is a prominent investment banking and financial advisory firm with experience in the valuation of health care and life sciences companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes. Vector was acquired in July 1999 by an affiliate of Prudential Securities Incorporated.

     Pursuant to an engagement letter between UroQuest and Vector dated February 19, 1999 (the "Engagement Letter"), Vector will receive a success fee payable upon completion of the Merger equal to approximately $570,000. In connection with the engagement, UroQuest paid Vector a non-creditable retainer fee of $50,000. UroQuest has agreed to reimburse all of Vector's reasonable out-of-pocket expenses, including fees and disbursements of counsel. UroQuest has also agreed, under separate agreement, to indemnify Vector, its affiliates and its employees against certain liabilities, including liabilities under federal securities laws.

     In the past, Vector has performed investment banking services for UroQuest and has received fees for the rendering of these services. Vector may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. Vector may actively trade the securities of Chemfab for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

                        SUMMARY OF THE MERGER AGREEMENT

     The description of the merger agreement contained in this proxy statement is not complete and is qualified in its entirety by reference to the merger agreement itself, the full text of which is attached to this proxy statement as Annex A, and which is incorporated herein by reference. Stockholders are urged to read the full text of the merger agreement carefully.

STRUCTURE AND EFFECTIVE TIME

     The merger agreement provides for the merger of Merger Sub with and into UroQuest. UroQuest will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Chemfab. The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State, which will occur as soon as practicable following satisfaction or waiver of the conditions to the merger set forth in the merger agreement. The time that the merger becomes effective is referred to in this proxy statement as the "effective time." The effective time is expected to occur promptly after the UroQuest stockholders approve and adopt the merger agreement and the merger at the special meeting. The special meeting is scheduled for December 23, 1999. However, the effective time of the merger may be delayed if other closing conditions have not been satisfied by that time.

     The officers and directors of Merger Sub immediately before the effective time will be the initial officers and directors of UroQuest following the merger.

MERGER CONSIDERATION

     Each share of UroQuest common stock outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive $2.23 in cash per share, subject to certain adjustments, without interest, from Chemfab. The aggregate adjustment as of the effective time may cause the per share merger consideration to increase, decrease or remain the same. The adjustments will be based on (1) a portion of the amount by which UroQuest's net operating losses immediately before the effective time are less than

$8,500,000 and (2) the amount by which UroQuest's net current assets (as defined in the merger agreement) as of the effective time are less than $5,603,000 or greater than $6,403,000. UroQuest believes that in the probable worst case scenario the per share merger consideration could be reduced by $.07 per share, while in the probable best case scenario the per share merger consideration could be increased by $.07. However, all shares owned by UroQuest, Chemfab or any of their direct or indirect wholly-owned subsidiaries will, at the effective time, be cancelled and retired and no payment will be made for such shares. Additionally, if appraisal rights for any shares are perfected, those shares will be treated as described under "Appraisal Rights."

Examples:

     These examples are for demonstration purposes only:

     All examples assume no net operating loss deficiency adjustment.

Example No. 1
Merger Consideration........................................  $29,000,000.00
     plus: Net Current Asset Adjustment.....................  $ 1,000,000.00
     less: Total Option Consideration.......................  $(1,065,459.17)
  Net Merger Consideration..................................  $28,934,540.83
  Total Shares Outstanding..................................      12,540,000
  Merger Consideration Per Share............................  $       2.3074
Example No. 2
  Merger Consideration......................................  $29,000,000.00
     plus: Net Current Asset Adjustment.....................  $(1,000,000.00)
     less: Total Option Consideration.......................  $  (873,530.76)
  Net Merger Consideration..................................  $27,126,469.74
  Total Shares Outstanding..................................      12,540,000
  Merger Consideration Per Share............................  $       2.1632

PAYMENT PROCEDURES

     Chemfab will appoint an exchange agent who will make payment of the merger consideration in exchange for certificates representing shares of UroQuest common stock. Chemfab will make cash available to the exchange agent in order to permit the payment of the merger consideration. Promptly after the effective time, the exchange agent will send UroQuest stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the exchange agent. Checks for the appropriate merger consideration (minus any withholding taxes required by law) will be mailed to stockholders promptly following the exchange agent's receipt and processing of stock certificates and properly completed transmittal documents.

STOCK OPTIONS

     Notice will be given to holders of outstanding UroQuest stock options issued pursuant to the UroQuest stock option plan that all options will be cancelled at the effective time. Promptly after the effective time, each holder of cancelled options will receive from UroQuest a cash payment equal to the excess (if any) of the per merger consideration over the option's exercise price, multiplied by the number of shares covered by the option. The exercise price of some outstanding UroQuest stock options is greater than the merger consideration; holders of those options will not receive any consideration in the merger unless they exercise their options and purchase shares of UroQuest common stock before the effective time. Any holder of options who does not agree to the cash on payment for his or her options described above will be given the opportunity to exercise all of his or her options during the 15-day period prior to the effective time. UroQuest estimates that the aggregate merger consideration attributable to the holders of outstanding stock options would be between approximately $800,000 -- $1 million, assuming the per share merger consideration is less than $2.375 and more than $2.00, of which approximately 47% would be payable to directors and executive officers of UroQuest.

APPRAISAL RIGHTS

     Section 262 of the Delaware General Corporation Law provides that UroQuest stockholders who do not wish to accept the merger consideration may elect to have the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, determined by the Delaware Chancery Court. This amount would then be paid to the stockholder in cash, together with interest. The following summary of Section 262 is qualified in its entirety by reference to the full text of Section 262, which is attached to this proxy statement as Annex D.

     STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS OR TO PRESERVE THEIR APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX D. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 IN A TIMELY MANNER MAY RESULT IN THE LOSS OF THE APPRAISAL RIGHT. BECAUSE OF THE COMPLEXITY OF THESE PROCEDURES, STOCKHOLDERS ARE URGED TO SEEK THE ADVICE OF LEGAL COUNSEL IF THEY ARE CONSIDERING EXERCISING THEIR APPRAISAL RIGHTS.

     Stockholders who wish to exercise their appraisal rights under Section 262 must satisfy each of the following conditions:

     - The stockholder must not vote in favor of the merger.

     - The stockholder must deliver to UroQuest a written demand for appraisal before the vote on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Merely voting against, abstaining from voting, or failing to vote in favor of adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

     - The stockholder must continuously hold the shares for which appraisal is sought from the date of the demand through the effective time. Appraisal rights will be lost if the shares are transferred before the effective time.

     - The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time.

     Demands for appraisal must be made in writing and must be mailed or delivered to: Jeffrey Kaiser, Secretary, in care of Jason Altieri, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304.

     STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. THE VECTOR FAIRNESS OPINION IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262.

     If a stockholder demands appraisal of shares under Section 262 and fails to perfect, withdraws or loses the appraisal right, the stockholder's shares will be converted into the right to receive the merger consideration of $2.23 per share in cash, subject to adjustment as described above, without interest. Stockholders may withdraw a demand for appraisal by delivering to UroQuest a written withdrawal of the demand and acceptance of the merger consideration. However, UroQuest must consent to any withdrawal request made more than 60 days after the effective time.

AMENDMENT OF MERGER AGREEMENT

     On October 8, 1999, UroQuest and Chemfab entered into an Agreement Concerning Agreement and Plan of Merger. This agreement amended the merger agreement in the following ways:

     - the environmental accrual was set at $2,000,000;

     - the closing condition set forth in Section 5.1(d) was waived. This section would have allowed either party to not finalize the merger if the environmental accrual was greater than $1.0 million; provided that if Chemfab agreed to fix and limit the accrual to $1.0 million this section could not prevent UroQuest from finalizing the merger; and

     - the parties agreed that the current and future discoveries, if any, of environmental problems and any associated remediation costs will not be deemed to be a material adverse affect on UroQuest or its Bivona subsidiary.

     The summary of the agreement is qualified in its entirety by the full text of the agreement attached to the proxy statement as Annex E.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of representations and warranties by UroQuest, Chemfab and Merger Sub. These representations and warranties were made as of the date of the merger agreement, and it is a condition to the closing of the merger that they be true and correct in all material respects as of the date of the merger agreement and as of the closing date (except representations and warranties which speak as of a specific date, which must be true and correct as of the specific date). The representations and warranties will not survive the effective time. UroQuest, Chemfab and Merger Sub each made representations and warranties regarding, among other things, the respective party's corporate organization, authorization of the merger agreement and the merger, absence of conflicts, required consents and approvals, information supplied for inclusion in this proxy statement and fees and expenses of brokers and others. Chemfab and Merger Sub also made representations and warranties relating to, among other things, Chemfab's receipt of a commitment letter from a lender to provide the funds to pay the merger consideration and related fees and expenses. UroQuest also made representations and warranties relating to, among other things, UroQuest's capitalization, SEC filings, financial statements, absence of defaults, compliance with law, absence of certain changes, absence of undisclosed liabilities, litigation, ERISA and employee benefits, tax matters, intellectual property, federal regulation of its products, material agreements, year 2000 compliance, environmental matters, UroQuest's minute books, compliance with state takeover laws, the Stockholder Voting Agreement, and the receipt by the Board of a fairness opinion regarding the merger from Vector.

     With respect to the merger, UroQuest made representations and warranties that UroQuest's Board of Directors: (1) approved the merger and declared it advisable; (2) determined that the merger agreement and the merger were in the best interests of UroQuest's stockholders; and (3) subject to the fiduciary duties of the Board of Directors applicable from time to time, resolved to recommend that the UroQuest stockholders adopt the merger agreement.

CONDUCT PRIOR TO THE EFFECTIVE TIME

     Until the effective time, the terms of the merger agreement require UroQuest and its wholly-owned subsidiaries to comply with a number of interim operating covenants. In general, UroQuest, on behalf of itself and its wholly-owned subsidiaries, agreed to operate during the period in the ordinary and usual course in all material respects in the same manner as previously operated and to use their respective reasonable efforts to preserve intact their respective business organizations, keep available their respective present officers and employees and maintain relationships with their respective suppliers and customers and others having business relationships with them. UroQuest also agreed to refrain from taking a number of actions, such as significant acquisitions or incurring indebtedness other than in the ordinary course of business, without Chemfab's prior consent. UroQuest's covenants to operate its businesses in the ordinary course relate primarily to the following:

     - amending its Certificate of Incorporation or other document or Bylaws;

     - issuing securities and dividends;

     - adopting or changing employee compensation and benefit plans;

     - selling assets;

     - changing accounting methods;

     - paying off claims;

     - entering into or changing material agreements;

     - entering into agreements with respect to the acquisition of UroQuest by a third party;

     - commencing or settling litigation;

     - maintaining intellectual property;

     - electing or appointing new directors or officers

     - waiving or amending its rights under any confidentiality or "standstill" agreement entered into in connection with a strategic transaction;

     - reducing net operating losses; and

     - taking, or agreeing in writing to take, any actions described above or any actions that would make any of its representations and warranties untrue or incorrect in any material respect as of the date when it was made.

     Notwithstanding the covenants above regarding UroQuest's operations, prior to the closing of the merger UroQuest was permitted under the merger agreement to, and has, completed the termination of the operations of its urology division. In addition, UroQuest has completed the closure of its corporate headquarters in Menlo Park, California. As required by the merger agreement, Chemfab approved the design, terms and implementation of the termination of the urology division.

ADDITIONAL AGREEMENTS

     The merger agreement contains a number of additional agreements of Chemfab, Merger Sub and UroQuest regarding the completion of the merger and related transactions, including:

     Proxy Materials and Special Meeting of Stockholders. UroQuest agreed to prepare this proxy statement, mail it to UroQuest stockholders and call and hold a special meeting of its stockholders to vote on the merger agreement and the merger. UroQuest also agreed that this proxy statement shall contain the Board's recommendation that the UroQuest stockholders vote in favor of approving and adopting the merger agreement and the merger.

     No Solicitation. Except as to a sale of the urology division assets, UroQuest agreed that it will not, directly or indirectly, through any officer, director, employee, agent, subsidiary or otherwise, solicit, initiate, entertain or encourage (including by way of providing non-public information) any inquires or the making of any proposal or offer from any third party relating to any merger, sale of substantial assets, sale or purchase of shares of capital stock of UroQuest or any subsidiary of UroQuest or similar transactions. UroQuest also agreed not to participate in any discussions or negotiations with respect to such a proposal or offer. UroQuest also agreed to terminate any existing discussions or negotiations with any person other than Chemfab or Merger Sub and to request that any such person to return or destroy all confidential information that was previously provided to such person by UroQuest or any subsidiary of UroQuest. In addition, UroQuest agreed that its Board would not, and would not, (1) withdraw or modify or propose publicly to withdraw or modify its approval or recommendation of the merger or the merger agreement in a manner adverse to Chemfab or (2) approve or recommend or propose publicly to approve or recommend an acquisition proposal by a third party or (3) cause UroQuest to enter into any agreement with any third party related to any such acquisition proposal.

     However, if the Board determines in good faith that an acquisition proposal is reasonably likely to lead to a superior proposal, and, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to UroQuest's stockholders, then UroQuest may, subject to certain conditions, furnish information and participate in discussions or in negotiations concerning an acquisition proposal received from a third party. A "superior proposal" means a bona fide acquisition proposal that the Board concludes in good faith, after consultation with its financial advisors,

     - is reasonably likely to be consummated, taking into account all factors; and

     - if consummated, will result in a more favorable, transaction to UroQuest's stockholders than the proposal in the merger agreement.

     UroQuest has agreed not to engage in negotiations with, or disclose any non-public information to, any person making an acquisition proposal, unless it receives a confidentiality agreement executed by the person making the acquisition proposal that contains terms no less favorable to UroQuest than the confidentiality agreement between UroQuest and Chemfab. UroQuest must notify Chemfab orally or in writing of any request for non-public information. This notification is to be delivered to Chemfab within 48 hours of the receipt of any request for non-public information or acquisition proposal and prior to UroQuest taking any other actions with respect to such request. If the request or proposal comes from a party on a list of competitors previously provided to UroQuest by Chemfab, UroQuest shall also identify the third-party making the request. If UroQuest intends to enter into an acquisition agreement with a third party relating to a superior proposal, then UroQuest shall deliver to Chemfab at least 48 hours prior to entering into the acquisition agreement a notice identifying the third party and all material proposed terms of the agreement.

     Indemnification and Insurance. For three years after the effective time, Chemfab has agreed to cause UroQuest (as the surviving corporation in the merger) to maintain all rights of indemnification (including rights to advancement of expenses and exculpation from liability) existing in favor of UroQuest's present and former directors, officers, employees and agents on terms no less favorable than those provided in the Certificate of Incorporation and Bylaws of UroQuest on the date of the merger agreement, with respect to matters occurring prior to the effective time. In addition, Chemfab has agreed to cause UroQuest (or any of its successors) to perform all of their respective obligations under indemnification agreements between UroQuest and its present and former directors and officers listed as exhibits to UroQuest's Annual Report on Form 10-K.

     Chemfab has agreed to maintain in effect for three years after the effective time, UroQuest's current directors' and officers' liability insurance policies with respect to matters occurring prior to the effective time. UroQuest has prepaid the premium for such insurance coverage. If such insurance expires, is terminated or cancelled, Chemfab will use all reasonable efforts to obtain as much insurance as can be obtained for any remaining period for the premium prepaid by UroQuest. Chemfab has also agreed to guarantee the indemnification of UroQuest's directors and officers to the extent of the difference between UroQuest's consolidated net tangible worth (as defined in the merger agreement) immediately prior to the effective time and, if less, during the three years after the effective time. Chemfab also has agreed that, in the event that it causes UroQuest to consolidate or merge into any other person, such that UroQuest is not the surviving corporation the successors and assigns of UroQuest will assume these indemnification obligations, subject to the same limitations.

     Benefit Plans. The merger agreement provides that UroQuest (as the surviving corporation) will honor the employment agreements of specified UroQuest employees and maintain benefits and not reduce base compensation of certain other employees who are retained after the effective time, and make accrued bonus payments to certain of those employees. The merger agreement further provides that UroQuest will make certain payments to employees who are to be terminated before the effective time, and that certain benefits will be continued for such employees.

     Stock Options. The merger agreement provides that UroQuest will cancel all outstanding stock options granted under its stock option plan and outstanding immediately before the effective time, and that UroQuest will cancel its stock option plan and employee stock purchase plan before the effective time.

     In addition to the agreements referred to above, the merger agreement provides that UroQuest and Chemfab will take certain actions with respect to access to information and maintenance of confidentiality, public announcements, notification of certain matters, HSR, SEC and other filings and consents, indebtedness, litigation and tax matters, and the determination of certain contingent environmental liabilities.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The obligations of UroQuest, Chemfab and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - UroQuest stockholders must have approved and adopted the merger agreement and the merger by a vote of the majority of outstanding shares entitled to vote at the special meeting;

     - any waiting periods under the HSR Act for the transactions contemplated by the merger agreement must have expired or been terminated; and

     - the consummation of the merger must not be prevented by any temporary restraining order, injunction, judgment or other order, decree or ruling, or statue, rule or regulation.

     Conditions to the Obligations of Chemfab and Merger Sub to Effect the Merger. The obligations of Chemfab and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of UroQuest, individually and in the aggregate, must be true and correct in all material respects as of the closing date (except for representations and warranties which address matters only as of a particular date, which must be true and correct as of the particular date, and except for changes required by the merger agreement);

     - UroQuest must have performed and complied with in all respects the covenants and agreements under the merger agreement required to be performed or complied with by it on or before the closing date;

     - since the date of the merger agreement, no event or condition will have occurred that has had or could reasonably be expected to have a material adverse effect on UroQuest or any of its subsidiaries, other than (1) changes related to the economy in general and not specifically to the business of UroQuest or its subsidiaries, (2) changes due to disruption of UroQuest's business as a result of any rumors, speculation or announcement of the merger or (3) changes related to certain contingent environmental liabilities;

     - UroQuest will have executed and delivered to Chemfab at and as of the closing date a certificate executed by UroQuest's President and Chief Financial Officer certifying that, to the officers' knowledge, the above conditions have been satisfied; and

     - Immediately before to the effective time, UroQuest shall have cumulative federal income tax net operating losses of at least $7,500,000.00.

     Conditions to the Obligations of UroQuest to Effect the Merger. The obligation of UroQuest to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of Chemfab and Merger Sub, individually and in the aggregate, must be true and correct in all material respects as of the closing date (except for representations and warranties which address matters only as of a particular date, which must be true and correct as of the particular date, and except for changes required by the merger agreement);

     - Chemfab and Merger Sub must have performed and complied with in all respects the covenants and agreements under the merger agreement required to be performed or complied with by them on or before the closing date;

     - Chemfab and Merger Sub will have executed and delivered to UroQuest at and as of the closing date a certificate executed by Chemfab's and Merger Sub's Presidents and Chief Financial Officers certifying that, to the officers' knowledge, the above conditions have been satisfied; and

     - Chemfab shall have received the financing sufficient for it to perform its obligations under the merger agreement.

     For purposes of the merger agreement, a "material adverse effect" means, with respect to UroQuest and its subsidiaries, any change in or effect on the business, properties or assets of UroQuest and its subsidiaries that is materially adverse to the business, properties, assets, results of operations or condition (business, financial or otherwise) of UroQuest and its subsidiaries, taken as a whole. If UroQuest waives a material condition to the closing of the merger, or in the event of a material negative adjustment of the per share merger consideration, UroQuest would resolicit the UroQuest stockholders' consent to the merger.

TERMINATION OF THE MERGER AGREEMENT

     UroQuest and Chemfab may mutually agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. In addition, either party can terminate the merger agreement if:

     - any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action that restrains, enjoins or otherwise prohibits the merger shall have become final and nonappealable;

     - there has been a material breach by the other party of any representation, warranty, covenant or agreement in the merger agreement and the breach is capable of being cured, but is not cured, with certain exceptions, before the closing date; or

     - the effective time shall not have occurred by the later of (1) July 31, 1999 and (2) 60 days after the later of (a) clearance by the SEC or (b) the expiration or termination of all waiting periods under the HSR Act.

     In addition, Chemfab may terminate the merger agreement if:

     - the UroQuest Board approves or recommends an acquisition proposal by a third party, or withdraws or modifies, in a manner adverse to Chemfab or Merger Sub, its approval or recommendation of the transactions contemplated by the merger agreement, or if the Board publicly resolves to do any of the above.

     In addition, UroQuest may also terminate the merger agreement if:

     - prior to the effective time, UroQuest determines to accept a superior proposal and complies with the requirements under the merger agreement related to its acceptance of the superior proposal; provided that (1) UroQuest has provided Chemfab with 48 hours notice of its intent to terminate the agreement, (2) at the time UroQuest terminates the merger agreement, it pays to Chemfab the break-up fee described below and (3) the stockholders who are parties to the Stockholder Voting Agreement continue to be bound by the Stockholder Voting Agreement. The termination notice must contain, in reasonable detail, the terms and conditions of the superior proposal, including the amount and form of the proposed consideration and whether it is subject to any material conditions.

     In the event the merger agreement were terminated due to UroQuest's acceptance of a superior proposal, UroQuest would be required to pay to Chemfab a break-up fee in the amount of $500,000. In the event the merger agreement were terminated for a reason other than UroQuest's acceptance of a superior proposal, UroQuest would consist solely of the operations of Bivona, due to the termination of the company's urology operations in July 1999. In the event a decision were made to restart those terminated operations, the process of doing so would be difficult and expensive, and UroQuest would face the same risks related to such operations that led to the decision of UroQuest's Board of Directors to accept Chemfab's proposal to acquire UroQuest.

BREAK-UP FEE

     The merger agreement requires that, under certain circumstances, UroQuest pay to Chemfab a break-up fee of $500,000 as reimbursement for Chemfab's expenses and as liquidated damages. The payment of the break-up fee must be made upon termination of the merger agreement if UroQuest terminates the merger agreement because of its acceptance of a superior proposal or three business days after termination of the merger agreement by Chemfab because of the UroQuest Board's approval or recommendation of a superior proposal or its withdrawal or modification of its recommendation of the merger agreement to its stockholders, in a manner adverse to Chemfab.

PAYMENT OF FEES AND EXPENSES

     Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring the expenses, whether or not the merger is consummated.

AMENDMENTS AND WAIVERS

     The merger agreement may be amended by written action taken by the parties thereto at any time before the effective time. However, after any approval by UroQuest's stockholders, the parties may not amend the merger agreement without the approval of UroQuest's stockholders if the amendment (1) reduces or changes the form of the merger consideration or (2) changes any other terms and conditions of the merger agreement, if the changes, alone or in the aggregate, would materially adversely affect UroQuest's stockholders. At any time prior to the effective time, whether before or after the special meeting, Chemfab and Merger Sub on the one hand, and UroQuest on the other hand, may:

     - extend the time for the performance of any of the obligations or other acts of the other party; or

     - waive compliance with any of the agreements or conditions contained in the merger agreement by the other party.

     Any agreement on the part of any party to any extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party.

CONSEQUENCES OF THE MERGER

     After the merger, UroQuest stockholders will no longer have any interest in UroQuest or its future earnings or growth. UroQuest will no longer be registered as a reporting company under the federal securities laws, and shares of UroQuest common stock will no longer be quoted on Nasdaq or listed on any other exchange.

VOTING AGREEMENT

     The description of the Stockholder Voting Agreement between Chemfab, UroQuest and certain UroQuest stockholders set forth below is only a summary and is qualified in its entirety by reference to the agreement itself. The full text of the voting agreement is attached to this proxy statement as Annex C, and is incorporated herein by reference.

     As a condition to executing the merger agreement, Chemfab required that the beneficial owners of an aggregate of 6,021,203 shares of UroQuest common stock, representing approximately 48% of the outstanding UroQuest common stock as of the date of this proxy statement, execute the Stockholder Voting Agreement. Pursuant to the Stockholder Voting Agreement, such stockholders have agreed with Chemfab to vote all of their shares of UroQuest common stock in favor of approval and adoption of the merger agreement and the merger and against any transaction or proposal that would prevent the merger, unless, prior to the special meeting, the merger agreement is terminated by Chemfab as a result of the UroQuest Board (1) approving or recommending a third party acquisition proposal that is superior to the merger agreement; or (2) withdrawing or modifying its favorable recommendation of the merger agreement and the merger in a manner which is adverse to Chemfab, or by UroQuest in connection with UroQuest's acceptance of a superior proposal. However, if the merger agreement is so terminated, Chemfab has the option to purchase from the stockholders who are parties to the Stockholder Voting Agreement all of such holders' shares of UroQuest common stock at a purchase price per share equal to the per share merger consideration provided in the merger agreement. The Stockholder Voting Agreement terminates upon the later of (1) the termination of the merger agreement by mutual agreement or as a result of a breach of the merger agreement that has not been cured prior to the closing date or other specified time, and
(2) the later of July 31, 1999 and 60 days after the later of clearance of this proxy statement by the SEC or termination or expiration of all waiting periods under the HSR Act. The Stockholder Voting Agreement is expected to result in approximately 48% of the outstanding shares of UroQuest common stock being voted in favor of approval and adoption of the merger agreement and the merger. Thus, UroQuest expects that the merger agreement and the merger will be adopted and approved at the special meeting, even if holders of only approximately 2% of UroQuest common stock who are not parties to the Stockholder Voting Agreement vote in favor of the proposal.

     Each of the stockholders who is party to the Stockholder Voting Agreement has also agreed, with certain limitations, that such stockholder will not: (1) transfer or agree to transfer such stockholder's UroQuest shares; (2) grant any proxy, authorization or voting power or enter into any voting agreement with respect to such shares (except as contained in the Stockholder Voting Agreement) or deposit such shares in a voting trust; (3) solicit any acquisition proposal for UroQuest; or (4) engage in negotiations or discussions with, or provide information to, the maker of an unsolicitated acquisition proposal. The existence of the Stockholder Voting Agreement is likely to discourage other parties from attempting to acquire UroQuest.

CHEMFAB'S SOURCE OF FUNDS

     Chemfab intends to consummate the transactions contemplated by the merger agreement using funds expected to be available under an unsecured credit facility. Chemfab has obtained a commitment letter from Brown Brothers Harriman & Co. to provide an acquisition term loan facility of up to $30 million for the purpose of funding the payments to UroQuest stockholders.

INTEREST OF UROQUEST'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     Some UroQuest officers and directors own UroQuest common stock. To that extent, their interest in the merger may be considered to be the same as other UroQuest stockholders. Some of UroQuest's officers and directors hold options to purchase UroQuest common stock. UroQuest estimates that, assuming the per share merger consideration is less than $2.3750, approximately 47% of the estimated $1,000,000 of the aggregate merger consideration attributable to holders of outstanding stock options would be payable to the directors and executive officers of UroQuest with respect to their stock options. For information concerning ownership by UroQuest's officers and directors, see "Security Ownership of Certain Beneficial Owners and Management." However, in considering the recommendation of the Board that the merger agreement and merger be approved and adopted, UroQuest stockholders should be aware that a number of UroQuest officers and directors have interests in the merger that are, or may be, different from other UroQuest stockholders.

     The merger agreement contemplates that the directors and officers of Merger Sub prior to the merger will be the directors and officers of UroQuest following the merger. None of the directors or officers of Merger Sub prior to the merger will include any of the directors or officers of UroQuest. At or prior to the effective time, certain of UroQuest's current executive officers will be terminated. This termination will trigger rights that some executive officers hold pursuant to their respective employment contracts and arrangements. These rights include the right to receive severance payments.

     Pursuant to the terms of his employment agreement with UroQuest, Terry E. Spraker, Ph.D., UroQuest's President and Chief Executive Officer, will receive severance payments equal to approximately $370,000, representing payments in the amount of twelve months' salary and bonus, and continuation of benefits estimated to total $10,000,

     Pursuant to a severance plan adopted by the UroQuest Board of Directors in March 1999, Jeffrey L. Kaiser, UroQuest's Vice President, Chief Financial Officer, Treasurer and Secretary, will receive severance payments equal to approximately $85,000, representing payments in the amount of six months' salary and continuation of benefits estimated to total $8,000.

     Pursuant to a severance plan adopted by the UroQuest Board of Directors in March 1999, Alan L. Marquardt, UroQuest's Vice President, Regulatory, Clinical, and Quality Affairs, will receive severance payments equal to approximately $85,000, representing payments in the amount of six months' salary and continuation of benefits estimated to total $8,000.

     Pursuant to the terms of his employment agreement with UroQuest, Keith W.
L. Ward, UroQuest's Vice President, International, will receive severance payments equal to approximately $85,000, representing payments in the amount of six months' salary and continuation of benefits estimated to total $24,000.

     The merger agreement provides that Chemfab will negotiate with Thomas E. Brandt, UroQuest's current Chief Operating Officer and a director of UroQuest, regarding the terms of a new employment agreement, but that unless and until a new employment agreement is reached, Chemfab will honor the terms of Mr. Brandt's existing employment agreement. Pursuant to the terms of his employment, Mr. Brandt is entitled, in the event he is terminated without cause, to severance payments equal to the greater of (1) twelve months' regular compensation and (2) the aggregate amount of regular compensation he would have received through the remaining term of his employment agreement, which expires in September 2001. In addition, the merger agreement provides that UroQuest (as the surviving corporation) will make accrued bonus payments to Mr. Brandt that were earned prior to the effective time.

     Chemfab also has agreed to maintain all rights of indemnification that each UroQuest officer and director currently has under UroQuest's certificate of incorporation, bylaws and any agreements listed as exhibits to UroQuest's 1998 Annual Report on Form 10-K, against losses arising from his or her service as a director or officer of UroQuest and, subject to certain thresholds, to continue to maintain directors' and officers' liability insurance for each UroQuest officer and director until the third anniversary of the effective time. See "Summary of the Merger Agreement -- Additional Agreements -- Indemnification and Insurance."

     Four UroQuest stockholders, who beneficially own, in the aggregate, approximately 48% of the outstanding UroQuest Common Stock, have executed the Stockholder Voting Agreement. Thomas E. Brandt, a member of UroQuest's Board of Directors, executed the Stockholder Voting Agreement on behalf of himself, Richard C. Davis, M.D. member of UroQuest's Board of Directors, executing the Stockholder Voting Agreement on behalf of his trust, Jack W. Lasersohn, a member of UroQuest's Board of Directors, executed the Stockholder Voting Agreement on behalf of Vertical Fund Associates, L.P., Elizabeth H. Weatherman, a member of UroQuest Board of Directors, executed the Stockholder Voting Agreement on behalf of Warburg, Pincus Investors, L.P. The Stockholder Voting Agreement provides that, subject to certain exceptions, Chemfab will indemnify, these four stockholders and their affiliates, agents, advisers and representatives against losses arising from the Stockholder Voting Agreement or any of the transactions contemplated by the Stockholder Voting Agreement. Accordingly, the interests of those stockholders who are party to the Stockholder Voting Agreement may not necessarily coincide with those of other UroQuest stockholders.

ACCOUNTING TREATMENT

     The merger will be accounted for using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired, and UroQuest's results will be included in Chemfab's consolidated financial statements from and after the effective time.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS AND OPTION HOLDERS

     The receipt of cash by a UroQuest stockholder in the merger or as a result of the exercise of appraisal rights may be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder's adjusted basis in the shares. If the UroQuest shares constitute a capital asset in the stockholder's hands, the rate at which any gain is taxed for federal income tax purposes will depend on how long the stockholder has held the shares on the date of the merger.

     A stockholder who is a nonresident alien individual, a foreign corporation, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership with certain types of partners may not be subject to federal income tax with respect to any gain or loss on the sale of UroQuest common stock. However, this exemption is subject to a number of complex limitations that depend on a stockholder's particular circumstances.

     In general, holders of options to purchase UroQuest common stock will be required to report as ordinary taxable income any cash they receive in exchange for cancellation of the options. In addition, any cash payable to an option holder will be reduced by the amount of any taxes required to be withheld on ordinary income.

     This summary describes some of the federal income tax consequences of the merger for UroQuest stockholders. It does not discuss all potentially relevant federal income tax matters or the consequences to any stockholders or option holders subject to special tax treatment, or any state or local tax consequences of the merger. The tax consequences to particular UroQuest stockholders will depend on their specific circumstances.

              UROQUEST STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN
            TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX
                      CONSEQUENCES OF THE MERGER TO THEM.

REGULATORY APPROVALS

     Under the HSR Act and the rules of the Federal Trade Commission (the "FTC") relating to the HSR Act, the merger cannot be completed until pre-merger notification and request forms have been filed and required information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC, and a specified waiting period has expired or been earlier terminated. UroQuest and Chemfab each filed their respective pre-merger notification and report forms under the HSR Act on June 18, 1999. The waiting period specified under the HSR Act was terminated effective June 30, 1999.

     The merger agreement provides that all waiting periods under the HSR Act must have expired or been earlier terminated in order to complete the merger. The merger agreement also conditions the merger on the absence of any action by a government entity to make the merger illegal or otherwise prohibit its completion.

     At any time before or after the effective time, the Antitrust Division or the FTC could, if deemed necessary or desirable to do so, act under the federal antitrust laws and seek to enjoin completion of the merger or seek the divestiture of substantial assets of Chemfab or UroQuest. At any time before or after the effective time, and notwithstanding that the HSR Act waiting period has expired, any state attorney general of a state where UroQuest or Chemfab has operations also could take action under its state antitrust laws to enjoin completion of the merger or seek the divestiture of substantial assets. Private parties also may take legal action under federal and/or state antitrust laws under certain circumstances.

     UroQuest and Chemfab believe that the merger will comply with federal and state antitrust laws. However, there can be no assurance that a challenge to the merger will not be made or that, if made, UroQuest and Chemfab would prevail or would not be required to accept conditions, including divestitures, in order to complete the merger.

     Other than the expiration or earlier termination of the relevant waiting period under the HSR Act (and the acceptance of the certificate of merger by the Delaware Secretary of State), there are no regulatory approvals from any governmental entities required to complete the merger.

                        INFORMATION CONCERNING UROQUEST

BUSINESS

     Through its Bivona subsidiary, based in Gary, Indiana, UroQuest designs, develops, manufactures and markets a line of proprietary silicone medical device products used to manage airway problems, as well as provides engineering design, development and manufacturing services for silicone products on an OEM basis for other medical device companies. Bivona is one of a limited number of specialty manufacturers of silicone catheters in the United States.

     From its inception in April 1992 until June 1999, UroQuest, through its urology division, devoted its efforts to the design and development of advanced products for the management and diagnosis of both male and female urological disorders. UroQuest's principal urology product focus was the On-Command, an intraurethral (inside the urethra) catheter incorporating a proprietary anchoring system and a proprietary patient controlled, magnetically activated valve used to regulate urine flow. As part of the design and development of the On-Command product, UroQuest conducted various clinical trials for the acute and chronic indications of the Male On-Command and the acute indication of the Female On-Command. In April 1999, UroQuest received notification that the FDA had denied 510(k) premarket clearance of the Male On-Command for acute indications. The denial was further clarified and confirmed in a meeting in June 1999 between UroQuest and the FDA.

     In July 1999, pursuant to the merger agreement, UroQuest completed the termination of the operations of its urology division, which included the termination of all research and development activities relating to urology products, the termination of all clinical trials and studies and the termination of all urology division personnel. The Company is seeking to sell the urology related technology, however, no sale is currently pending. Any proceeds realized from a sale of the technology will be included in the final net asset adjustment calculation in the merger. Accordingly, the discussion in Information Concerning UroQuest refers to UroQuest's business as conducted by its Bivona subsidiary. As of October 15, 1999, UroQuest completed the closure of its corporate headquarters in Menlo Park, California, and terminated its administrative personnel working in Menlo Park.

     Prior to the termination of UroQuest's urology operations, management of UroQuest has historically identified two business segments for purposes of assessing performance and making operating decisions. The business segments identified are the two business units that offered different products: Urology Products and Airway Management/OEM Products. See UroQuest's consolidated financial statements and the notes thereto, included elsewhere in this proxy, for additional segment information.

     UroQuest was founded as a Florida corporation in 1992 and reincorporated in Delaware in October of 1996. UroQuest's address is 1907 Carmelita Drive, San Carlos, California 94070, and its telephone number is (650) 463-5180. In October 1996, UroQuest acquired BMT, Inc., an Indiana corporation, and its wholly owned subsidiary, Bivona, Inc., an Indiana corporation.

  Airway Management Products and OEM Sales

     UroQuest manufactures and markets a series of proprietary airway management products under the Bivona label. These products consist primarily of silicone based medical devices used in a wide variety of clinical applications, including tracheostomy and endotracheal tubes for airway management and voice prostheses for voice restoration. Bivona also produces a range of catheter-type products on an OEM and private label basis for other medical device companies in areas that include gastrointestinal feeding, esophageal management, cardiac perfusion, hyperalimentation and dialysis.

     Bivona uses a direct sales force to market its proprietary airway management products to medical specialists including ear, nose and throat ("ENT") surgeons, respiratory therapists, speech pathologists and anesthesiologists. A group of specialty medical dealers is used in international markets. Approximately 13% of UroQuest's net sales are currently derived from sales in international markets.

     International sales may be adversely affected by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, distributor difficulties, communications problems, fluctuations in foreign currency rates, foreign competition and other factors. Any one or more of these factors could limit the Company's international sales and have a material adverse effect on the Company's business, financial condition and results of operations.

     The current proprietary airway management product line includes over 400 different products sold to approximately 9,000 customers in 40 different countries. The OEM product line includes approximately 500 additional products sold to approximately 20 different companies, some of which are Fortune 500 medical device companies. For the year ended December 31, 1998, OEM sales accounted for approximately 41% of UroQuest's net sales. Sales to one customer, Abbott Laboratories, accounted for approximately 19% of total net sales. Although Bivona continues to develop its OEM business, there can be no assurance that its OEM customers will continue to use Bivona as a manufacturing resource. The loss of OEM customers could have a material adverse effect on UroQuest's business, financial conditions and results of operations.

     The OEM business is serviced by a team of contract sales agents with support from Bivona's engineering staff. Bivona is positioned as a value added manufacturer providing complete product development, regulatory affairs, manufacturing and packaging service. Bivona emphasizes its broad expertise in complex catheter manufacturing, silicone fabrication techniques and surface enhancement technologies.

  Government Regulation

     UroQuest's products are subject to pervasive and continuing regulation by the FDA. Pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act") and regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices in the United States. Prior to commercialization in the United States, a medical device generally must receive FDA clearance or approval, which can be an expensive, lengthy and uncertain process. Regulatory agencies in the various foreign countries in which UroQuest's products may be sold may impose additional or varying regulatory requirements. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by UroQuest.

     Regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. UroQuest will be required to adhere to applicable FDA regulations regarding Good Manufacturing Practices ("GMP") and similar regulations in other countries, which include testing, control, and documentation requirements, and with Medical Device Reporting ("MDR") requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be monitored through periodic inspections by state and federal agencies, including the FDA, and by comparable agencies in other countries. In addition, changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of UroQuest's products.

     UroQuest is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that UroQuest will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon UroQuest's ability to do business.

     Following the enactment of the Medical Device Amendments to the FDC Act in May 1976, the FDA has classified medical devices in commercial distribution into one of three classes, Class I, II or III. This classification is based on the controls deemed necessary to reasonably ensure the safety and efficacy of medical devices. Class I devices are those whose safety and efficacy can reasonably be ensured through general controls, such as adequate labeling, premarket notification and adherence to GMPs. Class II devices are generally those whose safety and efficacy can reasonably be ensured through the use of general and special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Class III devices are devices which must receive premarket approval by the FDA to ensure their safety and efficacy, generally life-sustaining, life-supporting or implantable devices, and also include all new devices introduced after May 28, 1976 that are not "substantially equivalent" to legally marketed products. Manufacturers must also report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

     Before a new device can be introduced into the market in the United States, the manufacturer or distributor generally must obtain FDA marketing clearance or approval through either a 5l0(k) premarket notification or a PMA application. If a manufacturer or distributor of medical products can establish that a new device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a pre-amendment Class III medical device for which the FDA has not required a PMA, the manufacturer or distributor may seek FDA marketing clearance for the device by submitting a 510(k) notification. The FDA recently has been requiring more vigorous demonstration of substantial equivalence than in the past, including in some cases requiring submission of clinical data. The 510(k) notification and the claim of substantial equivalence may have to be supported by various types of information indicating that the device is as safe and effective for its intended use as a legally marketed predicate device.

     Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution until an order is issued by the FDA. It generally takes four to 12 months from the date of submission to obtain 5l0(k) premarket clearance, but it may take longer. The FDA may agree with the manufacturer or distributor that the proposed device is "substantially equivalent" to another legally marketed device, and allow the proposed device to be marketed in the United States. The FDA may, however, determine that the proposed device is not substantially equivalent, or may require further information, such as additional clinical data, before a substantial equivalence determination can be made. Such a determination or request for additional information could prevent or delay the market introduction of a new product. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 5l0(k) submissions.

     If a manufacturer or distributor cannot establish to the FDA's satisfaction that a new device is substantially equivalent to a legally marketed medical device, the manufacturer or distributor will have to seek a PMA for the device. A PMA must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of preclinical testing, clinical trials and extensive manufacturing information. The PMA process can be expensive, uncertain and lengthy. Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If sufficiently complete, the application is declared fileable by the FDA and the FDA will begin an in-depth review of the PMA. The FDA review of a PMA application generally takes one to three years from the date the PMA is accepted for filing, but may take significantly longer. A number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

     If human clinical trials of a device are required, whether for a 510(k) or a PMA, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) will have to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. Submission of an IDE does not give assurances that FDA will approve the IDE and, if it is approved, there can be no assurance that FDA will determine that the data derived from these studies will support the safety and efficacy of the device or warrant the continuation of clinical studies. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time necessary to obtain approval for sales in foreign countries may be longer or shorter than that required for FDA approval, and requirements may differ from FDA requirements. UroQuest has the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives, to its products. Some countries in which UroQuest is selling devices through distributors either do not currently regulate medical devices or have minimal registration requirements. However, these countries may develop more extensive regulations in the future that could impact UroQuest's ability to market its products.

     There can be no assurance that UroQuest will be able to obtain or maintain the required clearances or approvals, both domestically and internationally, which would allow UroQuest to market its products for their intended uses on a timely basis or at all, and delays in receipt of or failure to receive such clearances or approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on UroQuest's business, financial condition and results of operations.

     Bivona, as a developer and manufacturer of Class I and Class II medical devices, is also subject to all of the foregoing regulatory requirements of the FDA. Bivona is also registered with the FDA as a distributor, initial importer, repackager and relabeler of medical devices. Among its activities, Bivona markets a range of proprietary and OEM products, most of which require and have received 510(k) clearance. Bivona has made modifications to one or more of its cleared proprietary devices that Bivona believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of Bivona's determinations not to submit a new 510(k) notice for any of these changes or would not require Bivona to submit a new 510(k) notice for any of the changes made to Bivona's devices. If the FDA requires Bivona to submit a new 510(k) notice for any device modification, Bivona may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

     In January 1998, Bivona received a Warning Letter from the FDA following Bivona's response to the FDA regarding certain deficiencies noted during an on-site FDA inspection in December 1997. Bivona management addressed the FDA's concerns noted in the Warning Letter in both written and verbal communication in January and February 1998. In March 1998, Bivona received a letter in which the FDA acknowledged Bivona's responses and planned actions to address the FDA's concerns and informed Bivona that the FDA was planning a follow-up inspection in 1998. The FDA has subsequently extended the time for the follow-up inspection into 1999. While UroQuest believes it has fully addressed the FDA's concerns, there can be no assurance that the FDA will concur. Nor can there be any assurance that the FDA will not issue additional Warning Letters in the future. Failure by Bivona to adequately address the FDA's concerns could cause the FDA to take additional actions that might cause disruptions in Bivona's operations. These disruptions could have a material, adverse effect on UroQuest's business, financial condition and results of operations.

     Bivona has received certification of its conformance to ISO-9001 Standards. Bivona has contracted with a foreign certification services company to act on its behalf for assessment of compliance with the provisions of the Medical Device Directive ("MDD") of the European Union. Bivona's products are classified as Class IIA, and self certification and authorization for application of the CE mark under Annex II of the MDD (full quality system in conformance to EN29001 and EN46001) is conducted to assure compliance with applicable requirements.

  Manufacturing

     Bivona has specialized in the manufacture of medical devices using predominantly silicone technology for over 25 years. Bivona manufactures a broad range of silicone-based catheter-type products used in various segments of the health care industry. Bivona has obtained ISO-9001 certification from BSI Product Certification of the United Kingdom, which is based on adherence to established standards in the area of quality assurance and manufacturing process control, and CE mark status. There can be no assurance that Bivona will be able to maintain such standards and certifications.

     Bivona purchases certain of the components used in manufacturing from several single source suppliers, with whom Bivona has no long-term agreements. Any interruptions or delays associated with any component shortages could have a material adverse effect on UroQuest's business, financial condition and results of operations.

     Bivona's manufacturing capabilities include custom compounding, where special pigmentation, radiopacity agent, or unique ratio blending are necessary to customize end product performance specifications. Liquid silicones and high consistency silicones are utilized in injection, transfer, compression, insert or blow molding processes to manufacture components in a variety of custom configurations. Bivona also has the capability to extrude single or multi-lumen tubing, special round or compound profiles or even coextrusion with other silicone or non-silicone substrates in a range of sizes from as small as 0.002" inside diameter tubing to as large as 1.6" outside diameter. In some cases, these basic processes yield a finished device. In most cases these molded or extruded products become the components and/or subassemblies from which a broad range of catheter-type devices are manufactured, including the On-Command.

     Bivona has extensive assembly and fabrication capabilities. The molded or extruded silicone components are combined together with any number of non-silicone components to produce a variety of products. In addition to both Class 100,000 and Class 10,000 certified cleanroom assembly and packaging capability, Bivona's other custom assembly processes include adhesiving, bonding, potting, forming, porting, drilling, notching, cutting, printing, coating, dispensing and reinforcing with wires or other non-silicone substrates. In addition, Bivona has developed proprietary surface enhancement technologies and processes which provide a wide range of alternative product characteristics. Over 800,000 silicone catheter-type devices are currently manufactured annually and Bivona currently has excess manufacturing capacity.

  Environmental Compliance

     UroQuest uses many raw materials in the manufacturing process that are subject to various environmental laws and regulations. Proper disposal of waste, including metals and chemicals used in the manufacturing process, is a major consideration for medical device manufacturers. In the event of a violation of environmental laws, UroQuest could be held liable for damages, the costs of remedial actions and could also be subject to revocation of permits necessary to conduct its business. Any such revocations could require UroQuest to cease or limit production at its facilities, which could have a material adverse effect on UroQuest's business, financial condition and results of operations. UroQuest is also subject to environmental laws relating to the storage, use and disposal of chemicals, solid waste and other hazardous materials, as well as air quality regulations. Changes or restrictions on discharge limits, emissions levels, or material storage or handling might require a high level of unplanned capital investment and/or subsequent relocation. Although UroQuest believes it has complied with all environmental laws and has received no notification of any investigation concerning any violation of any such laws, there can be no assurance that UroQuest will be able to comply with the discharge levels mandated or that the costs of complying with such regulations will not require additional capital expenses. Furthermore, there can be no assurance that compliance with such regulations will not have a material adverse effect on UroQuest's business, financial condition and results of operations. The results of an environmental study of Bivona's real property indicate that elevated readings of certain chlorinated volatile organic compounds were found in a portion of the real property. Such levels exceed the federal minimum tolerated levels under certain regulatory acts. Pursuant to the amendment to the merger agreement, UroQuest has agreed to set the environmental accrual for remediation of this contamination at $2,000,000.

  Research And Development

     UroQuest's current research and development efforts are focused primarily on Bivona proprietary and OEM products, although such efforts have historically focused on UroQuest's urology products as well. UroQuest also has built upon its clinical knowledge and relationships to develop additional advanced and innovative products. Accordingly, UroQuest has devoted significant funds to its research and development activities. The research and development expenses for the years ended December 31, 1998, 1997 and 1996 were $4,298,000, $2,901,000 and
$2,173,000 respectively.

     UroQuest has a fully-staffed pilot production laboratory with a range of capabilities including product molding, extrusion, testing and assembly as well as extensive experience in silicone manufacturing and in materials selection for specific applications. As of June 30, 1999, the research and development staff consisted of 14 engineers and 9 skilled technicians. In July 1999, in connection with the termination of UroQuest's urology operations, two of the 14 engineers, who were related to UroQuest's urology operations, were terminated.

  Competition

     Bivona competes with a number of other silicone fabricators for OEM and private label business. The OEM business is highly competitive and the timing and volume of orders can fluctuate significantly. Bivona specializes in complete device assemblies of complex products. Because virtually all of Bivona's proprietary and OEM products incorporate silicone components, any cost increase or other negative development associated with this material could adversely affect its business, financial condition and results of operations.

     Bivona's proprietary silicone products compete primarily against non-silicone counterparts produced by a number of large multinational companies, including Mallinkrodt Group Inc., Smith Industries Medical Systems and Rusch Inc. In addition, there are a number of smaller companies that compete in other Bivona market areas, including InHealth in voice restoration and Xomed Surgical Products, Inc. in ENT. Competition in the markets for Bivona's proprietary products is also intense.

     Most of UroQuest's competitors and potential competitors have significantly greater financial, technical, research, manufacturing, marketing, sales, distribution and other resources than UroQuest. It is possible that other large health care and consumer product companies may also enter UroQuest's markets in the future. Furthermore, academic institutions, governmental agencies and other public and private research organizations will continue to conduct research, seek patent protection and establish arrangements for commercializing products that may compete with products offered by UroQuest.

     There can be no assurance that UroQuest's competitors will not succeed in developing or marketing technologies and products that are more effective or commercially attractive than any which may be offered by UroQuest, or that such competitors will not succeed in obtaining regulatory approval, introducing or commercializing any such products prior to UroQuest. Such developments could have a material adverse effect on UroQuest's business, financial condition and results of operations.

  Patents And Proprietary Rights

     UroQuest's ability to compete effectively will depend, in part, on its ability to develop and maintain proprietary aspects of its technology to preserve its trade secrets and to operate without infringing the proprietary rights of the third parties. UroQuest's strategy regarding the protection of its proprietary rights and innovations is to seek patents on those portions of its technology that it believes are patentable and to protect as trade secrets other confidential information and proprietary know-how. There can be no assurance that UroQuest's issued patents, or any patents which may be issued as a result of UroQuest's applications, will offer any degree of protection. Legal standards related to the enforceability, scope and validity of patents are in transition and are subject to uncertainty due to broad judicial discretion and evolving case law. Moreover, there can be no assurance that any of UroQuest's patents or patent applications will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made significant investments in competing technologies, will not seek to apply for and obtain patents that may prevent, limit or interfere with UroQuest's ability to make, use or sell its products either in the United States or internationally.

     Bivona holds fifteen United States patents and nine foreign patents relating to proprietary airway management products. UroQuest also holds sixteen United States patents, eleven of which relate to the On-Command and numerous foreign patents and has two United States patents applications and various foreign patent applications pending, relating to urology products and methods. Except for two patents that expire in 1999 and 2000, these patents have expiration dates ranging from 2002 to 2016. There can be no assurance that UroQuest's issued patents, or any patents which may be issued as a result of UroQuest's applications, will offer any degree of protection. Moreover, there can be no assurance that any of UroQuest's patents or patent applications will not be challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made significant investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with UroQuest's ability to make, use or sell its products either in the United States or internationally.

     Some of the technology used in, and that may be important to, UroQuest's products is not covered by any patent or patent application of UroQuest. Therefore, UroQuest also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through proprietary information agreements with certain employees, consultants and other parties. UroQuest's proprietary information agreements with employees and consultants contain standard confidentiality provisions and, in certain instances, require such individuals to assign to UroQuest, without additional consideration, any inventions conceived or reduced to practice by them while employed or retained by UroQuest, subject to customary exceptions. There can be no assurance that proprietary information agreements with employees, consultants and others will not be breached, that UroQuest would have adequate remedies for any breach, or that UroQuest's trade secrets will not otherwise become known to or independently developed by competitors. Moreover, litigation associated with the enforcement by UroQuest of its trade secrets and proprietary know-how can be lengthy and costly, with no guarantee of success.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that UroQuest will not in the future become subject to patent infringement claims and litigation or interference proceedings before the United States Patent and Trademark Office. The defense and prosecution of intellectual property suits, PTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to UroQuest, to protect trade secrets or know how owned by UroQuest or to determine the enforceability, scope and validity of the proprietary rights of others.

     Any litigation or interference proceedings would result in substantial expense to UroQuest and significant diversion of attention by UroQuest's technical and management personnel. An adverse determination in litigation or interference proceedings to which UroQuest may become a party could subject UroQuest to significant liabilities to third parties or require UroQuest to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to UroQuest on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent UroQuest from manufacturing and selling its products, which would have a material adverse effect on UroQuest's business, financial condition and results of operations.

     To date, no claims have been brought against UroQuest alleging that its technology or products infringe intellectual property rights of others. However, there can be no assurance that such claims will not be brought against UroQuest in the future or that any such claims will not be successful.

     UroQuest seeks to protect its trademarks through registration. Bivona holds five registered trademarks, including Bivona(R), Fome-Cuf(R), Aire-Cuf(R), Saf T Flo(R) and Nu-Trake(R) and 16 trademarks for which United States and foreign registrations are pending. UroQuest(R) and On-Command(R) are registered trademarks of

UroQuest. In addition, UroQuest has filed intent to use applications for other marks which have been approved by the PTO and for which notices of use have been filed. There can be no assurance, however, that registration of UroQuest's trademarks will provide any significant protection.

  Product Liability Risk; Product Recall Risk

     The manufacture and sale of medical devices entails significant product liability and recall risks. Product liability may exist despite FDA approval and future court decisions may also affect Uroquest's risk of product liability. On October 7, 1999, Uroquest's Bivona subsidiary was served with notice that is was being sued in the 92nd District Court of Texas for wrongful death, along with other parties, for product failure relating to the death of a five-year old girl in September 1997. Although Uroquest maintains product liability insurance with respect to its products, a successful product liability claim, such as the one described above, or series of claims brought against Uroquest which are in excess of Uroquest's insurance coverage could have a material adverse effect on Uroquest's business, financial condition and results of operations. In addition, there can be no assurance that product recalls, which could have a material adverse effect on Uroquest's business, financial condition and results of operations, will not occur.

  Employees

     As of September 30, 1999 UroQuest employed a total of 273 full-time employees. Of these full-time employees, 263 were related to Bivona, 10 were related to urology operations and four were administrative personnel. UroQuest believes that it has been successful in attracting experienced and capable personnel. However, there can be no assurance that UroQuest will continue to do so. In July 1999, in connection with the termination of UroQuest's urology operations, the 10 employees related to urology operations were terminated. As of October 15, 1999, UroQuest completed the closure of its corporate headquarters in Menlo Park, California, and terminated the four administrative personnel working in Menlo Park.

     None of UroQuest's employees is covered by collective bargaining agreements. UroQuest considers relations with its employees to be good. In the past eight years, Bivona has faced two union election contests at its manufacturing facility, each of which failed. There can be no assurances that UroQuest will not face additional attempts to unionize its employees. In the event UroQuest becomes subject to a collective bargaining agreement, it may experience increased labor and related costs that could have a material adverse effect on UroQuest's business, financial condition and results of operations.

  Additional Risk Factors

     History of Losses. UroQuest has experienced substantial losses since inception and, as of September 30, 1999, had an accumulated deficit of $16.1 million. UroQuest expects its operating losses to end due to the termination of its urology division and closure of its corporate headquarters. UroQuest continues to expend substantial resources in marketing and sales activities, and research and development in the Airway Management/OEM division. In addition, UroQuest's results of operation may fluctuate significantly during future quarterly periods.

     Uncertainty of Bivona's Operations. Although the business operations of Bivona have continued since 1971, there can be no assurance that Bivona's revenues, cash flow or current profitability and growth rate will continue in the future. Approximately 41% and 39% of Bivona's net sales during 1998 and the six months ended June 30, 1999, respectively, were derived from its manufacture of OEM medical device products. Bivona maintains no long-term OEM customer contracts and, during 1998 and the six months ended June 30, 1999, Bivona derived approximately 19% and 18%, respectively, of its net sales from its major customer, Abbott Laboratories. There can be no assurance that Bivona's OEM customers will continue to use Bivona as a manufacturing resource. Furthermore, Bivona is subject to general business risks associated with operations of its size and, in particular, to the same risks faced by other companies that manufacture and market medical device products. Because virtually all of Bivona's proprietary and OEM products incorporate silicone components, any cost increase or other negative development associated with this material could adversely affect its business, financial condition and results of operations. Bivona has faced two labor union election contests in the past eight years and may face additional elections in the future. In the event Bivona becomes subject to a collective bargaining agreement, it may experience increased labor and related costs that could have a material adverse effect on UroQuest's business, financial condition and results of operations.

     Uroquest's 1996 acquisition of Bivona has resulted in approximately $12.3 million of goodwill being recognized upon consolidation. This goodwill will be amortized over 20 years resulting in an amortization charge of approximately $629,000 annually. This amortization and other depreciation charges related to the acquisition, totaling approximately $823,000 annually, will reduce UroQuest's earnings. There can be no assurance that the anticipated benefits of the acquisition will be realized.

     Future Capital Needs; Uncertainty of Additional Funding. UroQuest's capital requirements depend on numerous factors, including the effect of competitive products, the cost and effect of future marketing programs, the resources UroQuest devotes to manufacturing and developing its products, the success of proprietary airway management products and OEM sales, general economic conditions and various other factors. The timing and amount of such capital requirements cannot adequately be predicted. Consequently, although UroQuest believes existing cash balances and cash anticipated to be generated from Bivona operations will provide adequate funding for its capital requirements through 1999, there can be no assurance that UroQuest will not require additional funding or that such additional funding, if needed, will be available on terms satisfactory to UroQuest, if at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve significant restrictive covenants. Failure to raise capital when needed could have a material adverse effect on UroQuest's business, financial condition and results of operations.

     Dependence Upon Key Employees. UroQuest is dependent upon a number of key management and technical personnel. The loss of the services of one or more key employees would have a material adverse effect on UroQuest. UroQuest's ability to manage its transition to commercial-scale operations, and hence its success, will depend in large part on the efforts of these individuals. UroQuest's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. UroQuest faces intense competition for qualified personnel, and there can be no assurance that UroQuest will be able to attract and retain such personnel.

     Uncertainty Related to Health Care Reform. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Although Congress has failed to pass comprehensive health care reform legislation to date, UroQuest anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. UroQuest cannot predict what impact the adoption of any federal or state health care reform measures, future private sector reform or market forces may have on its business.

PROPERTIES

     UroQuest's principal administrative offices are located in Menlo Park, California and its manufacturing and distribution facility is located in Gary, Indiana. UroQuest believes that its facilities are adequate for its current operations.

     Since August 1997, UroQuest had leased approximately 5,000 square feet in Menlo Park, California. This lease expired in October 1999. The annual rate on the lease was $123,700. As of October 15, 1999, UroQuest completed the closure of its corporate headquarters in Menlo Park, California.

     UroQuest owns its manufacturing plant which is a 45,000 square foot facility located on a 10 acre parcel of land in Gary, Indiana. The plant's space is allocated as follows: approximately 12,000 square feet dedicated to equipment-intensive production, approximately 10,000 square feet dedicated to office and support activity, and approximately 23,000 square feet dedicated to cleanroom production and packaging. Additionally,

UroQuest leases an 18,600 square foot warehouse and shipping facility located approximately five miles from the manufacturing plant. The lease expired in December 1998 and a new lease was executed in February 1999. The initial rent under the new lease is approximately $64,000 per year.

LEGAL PROCEEDINGS

     On October 7, 1999, UroQuest's Bivona subsidiary received notice that it was being sued in the District Court of Hidalgo County, Texas, 92nd District by, among others, the parents of Jasmine Marie Casas (deceased) individually and on behalf of Ms. Casas' estate. The case is encaptioned Victoriano Casas IV, et. al. v. Smiths Industries PLC, et. al., C-4754-99-A. Ms. Casas died following a tracheostomy performed in connection with treatment for leukemia. According to plaintiffs, a pediatric tracheostomy tube was inserted into Ms. Casas' trachea during the operation, which tube was held in place with a strap around her neck. A heat and moisture exchanger was attached to the external end of the tube. Ms. Casas allegedly died when the registered nurse (and family members) attending to her care could not remove the heat and moisture exchanger attached to the tracheostomy tube to remove a mucus plug blocking Ms. Casas' airway. The plaintiffs have sued for an unspecified amount of damages. UroQuest is currently investigating the factor underlying the complaint and intends to defend itself vigorously. There can be no assurance that UroQuest will not experience other material litigation with respect to the operation of its business.

MARKET PRICE OF UROQUEST'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     UroQuest's stock is traded on the Nasdaq National Market under the symbol:
UROQ. UroQuest's stock commenced trading on October 24, 1996 following UroQuest's IPO.

     The following table shows the market range for UroQuest's Common Stock:

                                                              HIGH      LOW
                                                             ------    ------
June 3, 1999(1)............................................   1.625     1.500
1999
Fourth Quarter (through December 1, 1999)..................   1.813     1.250
Third Quarter..............................................   1.900     1.875
Second Quarter.............................................   2.000     1.375
First Quarter..............................................   2.438     0.625
1998
Fourth Quarter.............................................   1.750     1.000
Third Quarter..............................................   2.813     1.625
Second Quarter.............................................   3.875     2.500
First Quarter..............................................   5.500     2.125
1997
Fourth Quarter.............................................   6.500     2.375
Third Quarter..............................................   6.500     3.313
Second Quarter.............................................   7.000     5.000
First Quarter..............................................   7.125     5.375

---------------
(1) June 3, 1999 was the last trading day prior to the public announcement of the execution of the merger agreement.

     UroQuest has never declared or paid dividends on its stock and does not anticipate paying dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to UroQuest with respect to the beneficial ownership of its Common Stock as of June 30, 1999, by (1) each person who is known by UroQuest to own beneficially more than 5% of the outstanding UroQuest common stock, (2) each of UroQuest's directors, (3) the Chief Executive Officer and each of the four other most highly compensated executive officers of UroQuest, and (4) all directors and executive officers as a group:

                                                              SHARES BENEFICIALLY    PERCENT OF
NAME OF BENEFICIAL OWNER                                           OWNED(1)           TOTAL(2)
------------------------                                      -------------------    ----------
Warburg, Pincus Investors, L.P.(3)..........................       3,188,571            25.6%
466 Lexington Ave., 10th Floor
  New York, NY 10017
Elizabeth H. Weatherman(4)..................................       3,188,571            25.6%
  Warburg, Pincus Investors, L.P.
  466 Lexington Ave., 10th Floor
  New York, NY 10017
Thomas E. Brandt(5).........................................       1,649,655            13.2%
Richard C. Davis, M.D.(6)...................................         980,461             7.8%
Jack W. Lasersohn(7)........................................         354,285             2.8%
Terry E. Spraker, Ph.D.(8)..................................         331,500             2.6%
Gary E. Nei(9)..............................................         107,143               *
Jeffrey L. Kaiser(10).......................................          72,777               *
Keith W. L. Ward(11)........................................          74,522               *
Alan Marquardt(12)..........................................          31,876               *
All directors and executive officers as a group (9                 6,790,790            51.5%
  persons)(13)..............................................

---------------
  *  Less than 1%

 (1) Unless otherwise indicated in these footnotes, or pursuant to applicable state community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

 (2) Percentages are determined based upon 12,452,522 shares of Common Stock outstanding on June 30, 1999 together with the applicable options exercisable within 60 days after June 30, 1999 for such stockholder.

 (3) Represents 3,188,571 shares of Common Stock held by Warburg, Pincus Investors, L.P. ("Warburg"). The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EM Warburg"), manages Warburg. The members of EM Warburg are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EM Warburg and may be deemed to control both WP and EM Warburg. WP has a 20% interest in the profits of Warburg as the general partner. Elizabeth H. Weatherman, a director of UroQuest, is a Managing Director and member of EM Warburg, and a general partner of WP. As such, Ms. Weatherman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by Warburg and WP.

 (4) All of the shares indicated as owned by Ms. Weatherman are owned directly by Warburg and are included because of Ms. Weatherman's affiliation with Warburg. As such, Ms. Weatherman may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg. Ms. Weatherman disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

 (5) Includes 44,626 shares of Common Stock issuable upon exercise of stock options within 60 days of June 30, 1999.

 (6) Represents 873,318 shares of Common Stock, 871,318 shares of which are held by The Richard C. Davis, Jr. 1993 Revocable Trust, of which Dr. Davis is a trustee and over which Dr. Davis has investment and voting control. The remaining 2,000 shares are owned by Mrs. Elizabeth K. Davis, wife of Dr. Davis. Dr. Davis disclaims beneficial ownership of these shares. Also includes 107,143 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of June 30, 1999.

 (7) Represents 354,285 shares of Common Stock held by Vertical Fund Associates, L.P. ("Vertical"). The sole general partner of Vertical is The Vertical Group, L.P. ("Vertical Group"). Jack W. Lasersohn, a director of UroQuest, is a General Partner of the Vertical Group. As such, Mr. Lasersohn may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Vertical Group. Mr. Lasersohn disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

 (8) Represents 331,500 shares of Common Stock issuable upon exercise of stock options within 60 days of June 30, 1999.

 (9) Represents 107,143 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of June 30, 1999.

(10) Includes 57,376 shares of Common Stock issuable upon exercise of stock options within 60 days of June 30, 1999.

(11) Includes 51,000 shares of Common Stock issuable upon exercise of stock options within 60 days of June 30, 1999.

(12) Represents 31,876 shares of Common Stock issuable upon exercise of stock options within 60 days of June 30, 1999.

(13) Includes 730,664 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of June 30, 1999.

SELECTED FINANCIAL DATA

                                      NINE MONTHS
                                         ENDED
                                     SEPTEMBER 30,                               YEAR ENDED DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1999          1998          1998          1997          1996          1995          1994
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                      (UNAUDITED)
OPERATING DATA(1):
Net sales....................  $14,196,587   $12,947,140   $17,603,575   $16,541,161   $ 2,299,895   $        --   $     2,801
Cost of sales................    6,998,906     6,520,856     8,931,951     9,307,272     1,308,730            --         2,381
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross profit.................    7,197,681     6,426,284     8,671,624     7,233,889       991,165            --           420
Research and development
  expenses...................    2,459,981     2,991,036     4,297,713     2,901,050     2,173,312     1,106,631       431,295
General and administrative
  expenses...................    3,453,093     3,612,856     4,695,635     3,997,210     1,091,857       397,523       483,399
Sales and marketing
  expenses...................    1,630,816     2,010,375     2,579,834     2,258,963       297,587        46,262        30,257
Severance costs..............      503,108            --            --     1,600,000            --            --            --
Environmental remediation
  costs......................    2,000,000            --            --            --            --            --            --
Amortization of goodwill.....      474,138       474,138       632,184       643,355        90,982            --            --
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating loss...............   (3,323,365)   (2,662,121)   (3,533,742)   (4,166,689)   (2,662,573)   (1,550,416)     (944,531)
Other income (expense),
  net........................      153,425       249,258       311,955       420,745        41,863        36,669      (260,663)
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Loss before taxes............   (3,169,940)   (2,412,863)   (3,221,787)   (3,745,944)   (2,620,710)   (1,513,747)   (1,205,194)
Provision for income taxes...      115,000        76,000       100,000       130,000            --            --            --
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss.....................  $(3,284,940)  $(2,488,863)  $(3,321,787)  $(3,875,944)  $(2,620,710)  $(1,513,747)  $(1,205,194)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Basic and diluted net loss
  per share..................  $     (0.26)        (0.21)  $     (0.28)  $     (0.33)  $     (0.55)  $     (0.47)  $     (0.39)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Shares used in computing
  basic and diluted net loss
  per share..................   12,468,999    12,026,752    12,058,861    11,872,647     4,726,807     3,194,243     3,098,033

                               NINE MONTHS
                                  ENDED
                              SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                              -------------   -------------------------------------------------------------------
                                  1999            1998          1997          1996          1995         1994
                              -------------   ------------   -----------   -----------   ----------   -----------
                               (UNAUDITED)
BALANCE SHEET DATA(1):
Cash and cash equivalents...  $  5,995,445    $  6,980,128   $11,054,088   $12,694,047   $1,113,594   $   564,097
Working capital.............     8,505,938      10,145,602    13,204,642    15,991,290      463,594       325,723
Total assets................    25,490,264      28,159,047    31,923,751    35,039,517    1,721,027     1,205,273
Long-term debt, excluding
  current portion...........       857,279         921,654     1,293,175     1,787,437           --       552,188
Accumulated deficit.........   (16,148,979)    (12,864,039)   (9,542,252)   (5,666,308)  (3,045,598)   (1,531,851)
Stockholders' equity(2).....    21,296,678      24,438,920    27,403,975    30,486,314    1,047,126       412,621

---------------
(1) On October 30, 1996, concurrent with the closing of UroQuest's initial public offering, UroQuest completed its acquisition of Bivona, Inc. The transaction, which was accounted for as a purchase, was effected through the payment of $10 million cash, and the issuance of 2.5 million newly issued shares of UroQuest Common Stock.

(2) On October 24, 1996, UroQuest sold 3,350,000 shares of Common Stock in its initial public offering at $6.00 per share. Concurrent with and subsequent to the offering, warrants totaling 1,454,494 shares were exercised at $3.50 per share. Combined, UroQuest realized net proceeds of $22,894,082.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of UroQuest should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this proxy statement.

OVERVIEW

     From its inception in April 1992 until June 1999, UroQuest devoted its efforts to the design and development of advanced products for the management and diagnosis of both male and female urological disorders. The Company's principal urology product, the On-Command(R) Continence System, is an intraurethral (inside the urethra) catheter incorporating a proprietary anchoring system and a proprietary patient controlled, magnetically activated valve used to regulate urine flow. As part of the design and development of the On-Command product, UroQuest conducted various clinical trials for the acute and chronic indications of the Male On-Command and the acute indication of the Female On-Command. In April 1999, UroQuest received notification that the FDA had denied 510(k) premarket clearance of the Male On-Command for acute indications. The denial was further clarified and confirmed in a meeting in June 1999 between UroQuest and the FDA.

     Since 1996, Bivona has been a wholly owned subsidiary of UroQuest. Bivona develops, manufactures and markets a line of proprietary silicone medical device products and provides engineering design, development and manufacturing services for silicone products on an OEM basis for other medical device companies. All of UroQuest's current revenues relate to sales of Bivona products. Bivona is one of a limited number of specialty manufacturers of silicone catheters in the United States. Bivona manufactured UroQuest's On-Command used in clinical trials and market evaluation studies.

     On June 3, 1999, UroQuest and Chemfab entered into an Agreement and Plan of Merger whereby UroQuest would be merged with and into an indirect subsidiary of Chemfab in exchange for $29,000,000, subject to certain adjustments. The boards of directors of both companies have unanimously approved the merger, and subject to the approval of the stockholders of UroQuest and certain other closing conditions, the transaction is expected to close in third or fourth quarter of 1999.

     In July 1999, pursuant to the merger agreement, UroQuest completed the termination of the operations of its urology division, which included the termination of all research and development activities relating to urology products, the termination of all clinical trials and studies and the termination of all urology division personnel. The Company is seeking to sell the urology related technology, however no sale is currently pending. Any proceeds realized from a sale of the technology will be included in the final net asset adjustment calculation in the merger. As of October 15, 1999, UroQuest completed the closure of its corporate headquarters in Menlo Park, California, and terminated its administrative personnel working in Menlo Park. UroQuest has accounted for the related shutdown costs in the quarter ended September 30, 1999. The termination of the urology division's operations, the closure of the corporate headquarters and the termination of certain administrative personnel will not be affected by the outcome of the merger.

     Uroquest has experienced substantial losses since inception and, as of September 30, 1999, had an accumulated deficit of $16.1 million. Uroquest expects its operating losses to end due to the termination of its urology division and closure of its corporate headquarters. Uroquest continues to expend substantial resources in marketing and sales activities, and research and development in the Airway Management/OEM division. In addition, Uroquest's results of operations may fluctuate significantly during future quarterly periods.

RESULTS OF OPERATIONS

     UroQuest has historically evaluated performance based on profit or loss from operations before allocation of intangible asset amortization expense and before income taxes of the two business segments: Urology Products and Airway Management/OEM Products. The results of operations of the two segments for the three months and the nine months ended September 30, 1999 and 1998, and for the years ended December 31, 1998, 1997 and 1996 are highlighted as follows:

                                                                        AIRWAY
                                                   CORPORATE/       MANAGEMENT/OEM
                                                UROLOGY PRODUCTS       PRODUCTS          TOTAL
                                                ----------------    --------------    -----------
Three Months ended September 30, 1999
Revenues from external customers..............    $        --        $ 5,013,000      $ 5,013,000
  Segment profit (loss).......................     (2,842,000)         1,035,000        1,807,000
Three Months ended September 30, 1998
  Revenues from external customers............    $        --        $ 4,427,000      $ 4,427,000
  Segment profit (loss).......................     (1,176,000)           620,000         (556,000)
Nine Months ended September 30, 1999
  Revenues from external customers............    $        --        $14,197,000       14,197,000
  Segment profit (loss).......................     (5,254,000)         2,704,000       (2,550,000)
Nine Months ended September 30, 1998
  Revenues from external customers............    $        --        $12,947,000      $12,947,000
  Segment profit (loss).......................     (3,737,000)         1,945,000       (1,792,000)
Year ended December 31, 1998
  Revenues from external customers............    $        --        $17,604,000      $17,604,000
  Segment profit (loss).......................     (5,033,000)         2,636,000       (2,397,000)
Year ended December 31, 1997
  Revenues from external customers............    $        --        $16,541,000      $16,541,000
  Segment profit (loss).......................     (3,409,000)         2,094,000       (1,315,000)
Year ended December 31, 1996
  Revenues from external customers............    $        --        $ 2,300,000      $ 2,300,000
  Segment profit (loss).......................     (1,912,000)           233,000       (1,679,000)

  Three Months Ended September 30, 1999 Compared to Three Months Ended September 30, 1998:

     Net sales and cost of sales. Net sales, which were generated from sales by BMT, increased 13% to $5,013,000 for the three months ended September 30, 1999 from $4,427,000 for the three months ended September 30, 1998. The increase in net sales was attributable to increased product shipments to proprietary product and OEM customers. Cost of sales of $2,444,000 for the three months ended September 30, 1999 increased 11% from $2,211,000 for the three months ended September 30, 1998, due primarily to the increase in sales. Gross profit percentage for the three months ended September 30, 1999 increased to 51% from 50% for the same period in 1998. The improvement in gross profit percentage was due primarily to volume growth in sales of proprietary and OEM products.

     Research and development. Research and development expenses include product development, clinical testing and regulatory expenses. For the three months ended September 30, 1999 research and development expenses decreased to $559,000 from $987,000 for the three months ended September 30, 1998. The decrease was attributable primarily to the termination of clinical trials and studies and research and development of the urology products in June 1999 as part of the closure of Uroquest's urology division. Research and development expenses are expected to continue to decrease in the foreseeable future as the result of this closure.

     General and administrative. General and administrative expenses decreased to $1,010,000 for the three months ended September 30, 1999 from $1,264,000 for the three months ended September 30, 1998. The decrease was attributable primarily to the closure of Uroquest's urology division and corporate headquarters. General and administrative expenses are expected to continue to decrease in the foreseeable future as the result of these closures.

     Sales and marketing. Sales and marketing expenses decreased to $406,000 for the three months ended September 30, 1999 from $638,000 for the three months ended September 30, 1998. This decrease was attributable primarily to the closure of Uroquest's urology division, decreased promotion and translation costs in the Airway Management marketing organization as well as temporarily decreased personnel costs in the Airway Management direct selling organization. Sales and marketing expenses are expected to decrease in the foreseeable future due to the closure of Uroquest's urology division.

     Severance costs. Severance costs of $503,000 incurred in the three months ended September 30, 1999 were related to the employment termination of certain personnel in the urology division and corporate headquarters. Substantially all severance amounts had been paid by September 30, 1999. Uroquest did not recognize any severance costs in the three months ended September 30, 1998.

     Environmental Remediation Costs. During the third quarter of 1999, Uroquest became aware that it is potentially liable for the cost of environmental remediation at its Bivona facility. Pursuant to the terms of the Merger Agreement, the parties each engaged environmental consultants to assess the situation and estimate remediation costs. Following this assessment, Chemfab entered into a fixed price remediation contract with an environmental firm, contingent upon the closing of the merger transaction. The remediation costs, including certain insurance related costs totaled $2 million. On October 8, 1999, the parties entered into an amendment to the Agreement which established an environmental accrual of $2 million. As a result, Uroquest provided an accrual for this amount in its financial statements for the three months ended September 30, 1999.

     Amortization of goodwill. Amortization of goodwill remained at $158,000 for the three months ended September 30, 1999 compared to the same period in 1998. The goodwill was recognized as a result of the acquisition of BMT in October 1996, and is being amortized over an estimated life of 20 years.

     Other income (expense). Other income (expense) decreased to net interest income of $53,000 for the three months ended September 30, 1999 from a net interest income of $69,000 for the three months ended September 30, 1998. Interest income decreased to $71,000 for the three months ended September 30, 1999 from $108,000 for the three months ended September 30, 1998. The decrease in interest income was attributable to lower average cash balances, due primarily to net cash being used in operating activities. Interest expense decreased to $18,000 for the three months ended September 30, 1999 from $39,000 for the three months ended September 30, 1998. The decrease in interest expense was attributable primarily to the lower average debt balances as Uroquest is repaying existing loans and has not incurred any new loans.

  Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998:

     Net sales and cost of sales. Net sales, which were generated from sales by BMT, increased 10% to $14,197,000 for the nine months ended September 30, 1999 from $12,947,000 for the nine months ended September 30, 1998. The increase in net sales was attributable to the increased product shipments to proprietary product and OEM customers. Cost of sales of $6,999,000 for the nine months ended September 30, 1999 increased 7% from $6,521,000 for the nine months ended September 30, 1998, due primarily to the increase in sales. Gross profit percentage for the nine months ended September 30, 1999 increased to 51% from 50% for the same period in 1998. The improvement in gross profit percentage was due to favorable growth in sales of higher margin proprietary products and overall sales volume growth.

     Research and development. Research and development expenses include product development, clinical testing and regulatory expenses. For the nine months ended September 30, 1999 research and development expenses decreased to $2,460,000 from $2,991,000 for the nine months ended September 30, 1998. The decrease was attributable primarily to the termination of clinical trials and studies and research and development of the urology products in June 1999 as part of the closure of Uroquest's urology division. Research and development expenses are expected to continue to decrease in the foreseeable future as the result of this closure.

     General and administrative. General and administrative expenses decreased to $3,453,000 for the nine months ended September 30, 1999 from $3,613,000 for the nine months ended September 30, 1998. The decrease was attributable primarily to the closure of Uroquest's urology division and corporate headquarters. General and administrative expenses are expected to continue to decrease in the foreseeable future as the result of this closure.

     Sales and marketing. Sales and marketing expenses decreased to $1,631,000 for the nine months ended September 30, 1999 from $2,010,000 for the nine months ended September 30, 1998. This decrease was attributable primarily to decreased promotion and translation costs in the Airway Management marketing organization as well as temporarily decreased personnel costs in the Airway Management direct selling organization. Sales and marketing expenses are expected to decrease in the foreseeable future due to the closure of Uroquest's urology division.

     Severance costs. Severance costs of $503,000 incurred in the nine months ended September 30, 1999 were related to the employment termination of certain personnel in the urology division and corporate headquarters. Substantially all severance amounts had been paid by September 30, 1999. Uroquest did not recognize any severance costs in the nine months ended September 30, 1998.

     Environmental Remediation Costs. During the third quarter of 1999, Uroquest became aware that it is potentially liable for the cost of environmental remediation at its Bivona facility. Pursuant to the terms of the Merger Agreement, the parties each engaged environmental consultants to assess the situation and estimate remediation costs. Following this assessment, Chemfab entered into a fixed price remediation contract with an environmental firm, contingent upon the closing of the merger transaction. The remediation costs, including certain insurance related costs totaled $2 million. On October 8, 1999, the parties entered into an amendment to the Agreement which established an environmental accrual of $2 million. As a result, Uroquest provided an accrual for this amount in its financial statements for the nine months ended September 30, 1999.

     Amortization of goodwill. Amortization of goodwill remained at $474,000 for the nine months ended September 30, 1999 compared to the same period in 1998. The goodwill was recognized as a result of the acquisition of BMT in October 1996, and is being amortized over an estimated life of 20 years.

     Other income (expense). Other income (expense) decreased to net interest income of $153,000 for the nine months ended September 30, 1999 from a net interest income of $249,000 for the nine months ended September 30, 1998. Interest income decreased to $213,000 for the nine months ended September 30, 1999 from $356,000 for the nine months ended September 30, 1998. The decrease in interest income was attributable to lower average cash balances, due primarily to net cash being used in operating activities. Interest expense decreased to $60,000 for the nine months ended September 30, 1999 from $107,000 for the nine months ended September 30, 1998. The decrease in interest expense was attributable primarily to the lower average debt balances as Uroquest is repaying existing loans and has not incurred any new loans.

  Provision for income taxes:

     Uroquest recorded a $55,000 and $35,000 provision for state income taxes for the three months ended September 30, 1999 and 1998, respectively. For the nine months ended September 30, 1999 and 1998, the provision for state income taxes recorded was $115,000 and $76,000, respectively. The provision for state income taxes is recorded primarily as a result of taxable income earned by BMT in Indiana where Uroquest is required to file tax returns on a separate company basis. Uroquest has not paid any federal income taxes since its inception due to net operating losses. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly deferred tax asset valuation allowances have been established as of September 30, 1999 and December 31, 1998 to reflect these uncertainties.

     As of December 31, 1998, Uroquest had federal net operating loss carryforwards of approximately $8,300,000. Uroquest also had federal research and development tax credit carryforwards of approximately $200,000. The net operating loss and tax credit carryforwards will expire at various dates beginning 2002 through 2018, if not utilized. Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended. This annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

  Years Ended December 31, 1998, 1997 and 1996

     Net sales and cost of sales. Net sales, which were generated from sales by Bivona of primarily proprietary airway management products and other medical device products to OEM customers, increased 6% to $17,604,000 for the year ended December 31, 1998 from $16,541,000 for the year ended December 31, 1997. The increase was attributable primarily to the increase in unit sales of proprietary products. Cost of sales of $8,932,000 in 1998 decreased 4% from $9,307,000 in 1997, due partly to a greater percentage of lower cost proprietary product being sold in 1998, and partly to the scale-up costs and validation costs related to certain OEM product lines being incurred in 1997. Gross profit percentage for 1998 increased to 49% from 44% for 1997. The improvement in gross profit percentage was due primarily to favorable growth in sales of higher margin proprietary products, price increases in certain OEM products and other manufacturing efficiency improvements.

     Net sales increased to $16,541,000 in 1997 from $2,300,000 in 1996.
Included in 1997 net sales were twelve months' Bivona sales of proprietary airway management products and other medical device products to OEM customers; included in 1996 net sales were only two months' Bivona sales following the acquisition. On a pro forma twelve month basis, Bivona sales for 1996 were $14,635,000. Cost of sales of $9,307,000 and $1,309,000 related to the Bivona sales in 1997 and two months in 1996 following the acquisition, respectively. On a pro forma twelve month basis, Bivona cost of sales for 1996 was $8,232,000. Gross profit of $7,234,000 and $991,000 related to Bivona sales in 1997 and two months in 1996, respectively. On a pro forma twelve month basis, Bivona gross profit for 1996 was $6,403,000. The gross profit percentage for 1997 and 1996 (for twelve months on a pro forma basis) was 44% and 44%, respectively.

     Research and development. Research and development expenses include product development, clinical testing and regulatory expenses. In 1998, research and development expenses increased to $4,298,000 from $2,901,000 in 1997. The increase was attributable primarily to the increase in personnel costs, consulting and prototype materials expenditures in support of the increased activities in product research and development, as well as additional clinical and site-monitoring personnel and other clinical study expenditures required to support on-going clinical studies of the On-Command product.

     In 1997, research and development expenses increased to $2,901,000 from $2,173,000 in 1996. Included in 1997 expenses were twelve months' research and development expenses related to Bivona totaling $1,636,000; included in 1996 expenses were only two months' research and development expenses related to Bivona totaling $213,000 and a $783,000 write-off of in-process research and development costs when UroQuest acquired Bivona. The remaining increase was attributable primarily to increased personnel costs, clinical study costs and other research and development expenditures primarily related to the On-Command product.

     Research and development expenses are expected to continue to increase in the foreseeable future as the result of additional product development, clinical testing and regulatory efforts.

     General and administrative. General and administrative expenses increased to $4,696,000 in 1998 from $3,997,000 in 1997. The increase was attributable primarily to increased personnel costs and urology facilities expenses.

     General and administrative expenses increased to $3,997,000 in 1997 from $1,092,000 in 1996. Included in 1997 expenses were twelve months' general and administrative expenses related to Bivona totaling $3,035,000; included in 1996 expenses were only two months' general and administrative expenses related to Bivona totaling $322,000. The remaining increase was attributable primarily to additional personnel costs, public company expenses and office relocation expenses.

     General and administrative expenses are expected to increase due to anticipated additional activities related to UroQuest's airway management/OEM business and urology operations.

     Sales and marketing. Sales and marketing expenses increased to $2,580,000 in 1998 from $2,259,000 in 1997. This increase was due primarily to increased personnel costs, travel expenses and marketing materials.

     Sales and marketing expenses increased to $2,259,000 in 1997 from $298,000 in 1996. Included in 1997 expenses were twelve months' sales and marketing expenses related to Bivona totaling $1,841,000; included in 1996 expenses were only two month's sales and marketing expenses related to Bivona totaling $257,000. The remainder of the increase was attributable primarily to the commencement of marketing and international selling efforts.

     Sales and marketing expenses are expected to increase in the foreseeable future, due in part to UroQuest's European marketing evaluation studies of its Male and Female On-Command product that have been initiated in the fourth quarter of 1998.

     Severance costs. UroQuest did not recognize any severance costs in 1998. Severance costs of $1,600,000 incurred in 1997 were related to the employment termination of certain members of senior management in May 1997. Of this amount, approximately $713,000 was non-cash compensation expense resulting from the acceleration of vesting periods for stock options. No severance costs were incurred in 1996.

     Amortization of goodwill. Amortization of goodwill of $632,000, $643,000 and $91,000 in 1998, 1997 and 1996, respectively, was related to the goodwill recognized as a result of the acquisition of Bivona in October 1996. The goodwill is being amortized over an estimated life of 20 years.

     Other income (expense). Other income (expense) decreased to net interest income of $312,000 in 1998 from a net interest income of $421,000 in 1997. Interest income decreased to $444,000 in 1998 from $601,000 in 1997. The decrease in interest income was attributable to lower average cash balances, due primarily to net cash being used in operating activities and purchases of property and equipment. Interest expense decreased to $132,000 in 1998 from $181,000 in 1997. The decrease in interest expense was attributable primarily to the lower average debt balances as UroQuest is repaying existing loans and has not incurred any new loans.

     Other income (expense) increased to net interest income of $421,000 in 1997 from a net interest income of $42,000 in 1996. Interest income increased to $601,000 in 1997 from $124,000 in 1996. The increase in 1997 in comparison to 1996 was attributable to higher average cash balances, due primarily to the receipt and holding of proceeds from UroQuest's IPO in October 1996. Interest expense increased to $181,000 in 1997 from $82,000 in 1996. Included in 1997 expense were twelve months' interest expense related to Bivona totaling $176,000; included in 1996 expense were only two months' interest expense related to Bivona totaling $33,000.

     Provision for income taxes. UroQuest recorded a $100,000 and $130,000 provision for state income taxes in 1998 and 1997, respectively. The provision for state income taxes was recorded primarily as a result of taxable income earned by Bivona in Indiana where UroQuest is required to file tax returns on a separate company basis. There was no federal income tax expense in 1998, 1997 and 1996 due to net operating losses. Realization of deferred tax assets is dependant on future earnings, if any, the timing and amount of which are uncertain. Accordingly, deferred tax asset valuation allowances have been established as of December 31, 1998, 1997 and 1996 to reflect these uncertainties. In 1997, UroQuest reduced the valuation allowance to the extent of the deferred tax liabilities generated primarily through the acquisition of Bivona and recorded a corresponding reduction in goodwill.

     As of December 31, 1998, UroQuest had federal net operating loss carryforwards of approximately $8,300,000. UroQuest also had federal research and development tax credit carryforwards of approximately $200,000. The net operating loss and tax credit carryforwards will expire at various dates beginning 2002 through 2018, if not utilized. Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended. This annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

LIQUIDITY AND CAPITAL RESOURCES

     Uroquest has financed its operations primarily through the public and private sale of equity securities and through bank-provided working capital financing, short-term borrowings and equipment lease financing and, beginning in 1997, cash generated from operations at BMT. Since inception, Uroquest has raised approxi-mately $28 million in net proceeds from equity financing which includes the net proceeds of $17.8 million from the initial public offering of Uroquest's Common Stock in October 1996.

     During the nine months ended September 30, 1999, net cash used in operating activities amounted to $603,000 including severance payments made related to the termination of the urology division. During the nine months ended September 30, 1998, net cash used in operating activities amounted to $1,829,000. The decrease in net cash used in operating activities in the nine-month period ended September 30, 1999 compared to the same period in 1998 was due primarily to increased sales and margins and lower operating expenses following closure of the urology division in 1999. In addition, the 1998 period included payments of severance costs in the fourth quarter of 1998 related to the employment termination of certain members of senior management in May 1997.

     During the year ended December 31, 1998, net cash used in operating activities amounted to $2,741,000. During the year ended December 31, 1997, net cash used in operating activities amounted to $497,000. The increase in net cash used in operating activities in 1998 compared to 1997 was due primarily to increased activities in research and development, general and administrative, and sales and marketing operations, and cash severance payments. During the year ended December 31, 1997 and the year ended December 31, 1996, UroQuest used cash in operations of $497,000 and $1,035,000, respectively. The decrease in net cash used in operating activities in 1997 from 1996 was due primarily to cash provided by Bivona's operations and cash provided from investment income.

     Additions of property and equipment for the nine months ended September 30, 1999 and 1998 were $156,000 and $1,071,000, respectively. The decrease in additions of property and equipment in the nine-month period ended September 30, 1999 compared to the same period in 1998 was due primarily to the extraordinary purchases of property and equipment in support of the infrastructure development at BMT, the urological product development and the expansion of OEM production capacity in 1998. Uroquest expects additional purchases of property and equipment to continue to support the BMT operations.

     Net additions of property and equipment for the years ended December 31, 1998, 1997 and 1996 were $1,187,000, $700,000 and $132,000, respectively. The increase in additions of property and equipment in 1998 from 1997 was due primarily to additional purchases of property and equipment to support the urological product development and infrastructure development at Bivona. Included in the additions of $132,000 in 1996 were two months of Bivona additions following the acquisition. On a pro forma basis as if the Bivona acquisition had occurred at the beginning of the year, additions for the year ended December 31, 1996 were $682,000.

     During 1996, UroQuest issued 10% demand promissory notes totaling $500,000 which were repaid by year end. The 12% secured promissory notes totaling $390,000 issued by UroQuest in December 1994 were also repaid in 1996. In connection with the placement of the 12% secured promissory notes, UroQuest issued and the holders of such notes exercised approximately 26,000 warrants for common stock at an exercise price of $3.50 per share in 1996.

     Uroquest is contingently obligated to pay severance in the amount of $450,000 to two remaining corporate officers in the event that the merger with Chemfab is completed.

     Uroquest's primary internal sources of liquidity presently consists of existing borrowings, cash balances and cash generated from BMT's operations. Uroquest's primary external sources of liquidity are equity financing and bank-provided debt financing.

     As of September 30, 1999 and December 31, 1998, Uroquest had cash and cash equivalents of $5,995,000 and $6,980,000, respectively. The decrease since December 31, 1998 was due primarily to the net cash used in operations, purchases of fixed assets and repayment of long-term debt. As of September 30, 1999, Uroquest had no significant noncancelable commitments for capital expenditures or raw material purchases, although Uroquest may enter into such commitments in the future.

     As of December 31, 1998 and December 31, 1997, the Company had cash and cash equivalents of $6,980,000 and $11,054,000, respectively. The decrease since December 31, 1997 was due primarily to the net cash used in operations, purchases of fixed assets and repayment of long-term debt. As of December 31, 1998, the Company had no significant noncancelable commitments for capital expenditures or raw material purchases, although the Company may enter into such commitments in the future.

     If the merger with Chemfab is not consummated, Uroquest believes that existing capital resources will be sufficient to fund its operations through 1999, including the costs of any environmental remediation necessary at the Bivona facility. Uroquest's capital requirements depend on numerous factors, including the effect of competitive products, the cost and effect of future marketing programs, the resources Uroquest devotes to manufacturing and developing its products, the success of proprietary airway management products and OEM sales, general economic conditions and various other factors. The timing and amount of such capital requirements cannot accurately be predicted. Prior to achieving profitability, Uroquest may require additional capital and there can be no assurance that such additional funding will be available on terms satisfactory to Uroquest, if at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve significant restrictive covenants. Failure to raise capital when needed could have a material adverse effect on Uroquest's business, financial condition and results of operations.

     Uroquest has experienced substantial losses since inception and, as of September 30, 1999, had an accumulated deficit of $16.1 million. Uroquest expects its operating losses to end due to the termination of its urology division and closure of its corporate headquarters. Uroquest continues to expend substantial resources in marketing and sales activities, and research and development in the Airway Management/OEM division. In addition, Uroquest's results of operations may fluctuate significantly during future quarterly periods.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems (hardware and software) and/or devices with embedded date-sensitive chips used by many companies may need to be upgraded or replaced to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

     Based on an assessment completed in 1998, UroQuest believes that all its computer programs and hardware that have date-sensitive software or embedded chips will properly utilize dates beyond December 31, 1999, primarily as a result of system upgrades, currently in process, which were originally planned to enhance business operations.

     The completed assessment indicated that most of UroQuest's significant information technology systems, if not upgraded or modified, could be affected. These systems include accounting programs, internally developed software and other PC-based applications. UroQuest has completed an upgrade to its accounting system; such upgrade was originally intended to facilitate increased business operations. The upgraded accounting system is certified by the vendor that it is Year 2000 compliant. Regarding its internally developed software, UroQuest determined that approximately 5% of the lines of codes in the software had to be changed to resolve the Year 2000 Issue. UroQuest believes such changes have been fully completed. PC-based applications that are currently used by UroQuest are certified by the vendors at time of purchase that they are Year 2000 compliant; therefore, no replacements or upgrades are considered necessary. The assessment also indicated that the embedded chips used in production and manufacturing equipment are not date-sensitive and thus will not be affected by the Year 2000 Issue. The cost directly related to addressing Year 2000 issues has been determined to be immaterial.

     UroQuest has purchased software to test all its personal computers regarding Year 2000 compliance. UroQuest is now identifying and evaluating certain testing programs to be used to assure that its main information technology operating system is Year 2000 compliant. UroQuest has completed all internal testing considered appropriate as of September 30, 1999. UroQuest will perform additional testing through December 31, 1999, if deemed appropriate.

     UroQuest has also made queries to its significant suppliers of their Year 2000 readiness. To date, UroQuest is not aware of any suppliers with a Year 2000 issue that would materially impact UroQuest's results of operations, liquidity, or capital resources. However, UroQuest has no means of ensuring that its suppliers will be Year 2000 ready. The inability of suppliers to complete their Year 2000 resolution process in a timely fashion could materially impact UroQuest. The effect of noncompliance by suppliers is not determinable.

     UroQuest presently believes that with upgrades or modifications of existing computer systems, the Year 2000 issue can be mitigated. However, if such upgrades or modifications fail to address the Year 2000 issues, UroQuest's business, financial condition and result of operations could be materially adversely affected. The extent of the financial impact due to Year 2000 noncompliance cannot be reasonably estimated at this time.

     UroQuest is studying the need for a contingency plan in the event that its computer systems are not Year 2000 compliant. UroQuest has determined that no contingency plan is required as a result of its internal testing process that was completed in September 1999. UroQuest is developing certain strategies in the case that its key suppliers do not resolve their Year 2000 issues in a timely manner.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In the normal course of business, the financial position of UroQuest is routinely subjected to a variety of risks, including market risk associated with interest rate movements. UroQuest regularly assesses these risks and has established policies and business practices to protect against the adverse effects of these and other potential exposures. As a result, UroQuest does not anticipate material losses in these areas.

     At September 30, 1999, UroQuest had total cash and cash equivalents of approximately $5,955,445 consisting primarily of money market funds which have variable interest rates and hence do not expose UroQuest to additional market risk. The average interest rate on the money market funds account in 1998 was 4.95%.

     UroQuest also has long term debts in the form of a bank term note and a mortgage note. These both have variable interest rates and hence do not expose UroQuest to additional market risk.

                                 OTHER MATTERS

     As of the date of this proxy statement the Board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the special meeting other than as discussed herein.

     UroQuest will hold an annual meeting of stockholders as soon as practicable after any termination of the merger agreement (except any termination in connection with a superior proposal). UroQuest will announce the date of any annual meeting promptly in the event it is scheduled. Any stockholder who wishes to submit a proposal for consideration at any annual meeting should submit the proposal in writing to Jeffrey Kaiser, Secretary, UroQuest Medical Corporation, 173 Constitution Drive, Menlo Park, California 94025. All proposals must be received a reasonable time before UroQuest begins to print and mail its proxy materials.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by law, UroQuest files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about UroQuest. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following SEC Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

     UROQUEST FILED ITS ANNUAL REPORT ON FORM 10-K FOR FISCAL 1998 ON MARCH 31, 1999 AND AN AMENDMENT TO ITS ANNUAL REPORT ON FORM 10K-A ON APRIL 30, 1999. IF YOU ARE A STOCKHOLDER OF UROQUEST AND WOULD LIKE TO RECEIVE A COPY OF UROQUEST'S ANNUAL REPORT ON FORM 10-K (WHICH WILL NOT INCLUDE ANY OF THE EXHIBITS TO THE ANNUAL REPORT), YOU SHOULD WRITE TO UROQUEST MEDICAL CORPORATION, 173 CONSTITUTION DRIVE, MENLO PARK, CALIFORNIA 94025, ATTENTION: JEFFREY KAISER, SECRETARY.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT. UROQUEST HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION THAT IS DIFFERENT FROM THE INFORMATION CONTAINED IN (OR INCORPORATED BY REFERENCE INTO) THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 2, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                          UROQUEST MEDICAL CORPORATION

                       CONSOLIDATED FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
Independent Auditors' Reports...............................  F-2
Consolidated Statements of Operations.......................  F-4
Consolidated Balance Sheets.................................  F-5
Consolidated Statements of Stockholders' Equity.............  F-6
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
  UroQuest Medical Corporation

     We have audited the accompanying consolidated balance sheets of UroQuest Medical Corporation (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UroQuest Medical Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
February 12, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  UroQuest Medical Corporation:

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of UroQuest Medical Corporation and subsidiaries for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of UroQuest Medical Corporation and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Salt Lake City, Utah
February 10, 1997

                          UROQUEST MEDICAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                 -------------------------   ---------------------------------------
                                    1999          1998          1998          1997          1996
                                 -----------   -----------   -----------   -----------   -----------
                                        (UNAUDITED)
Net sales......................  $14,196,587   $12,947,140   $17,603,575   $16,541,161   $ 2,299,895
Cost of sales..................    6,998,906     6,520,856     8,931,951     9,307,272     1,308,730
                                 -----------   -----------   -----------   -----------   -----------
  Gross profit.................    7,197,681     6,426,284     8,671,624     7,233,889       991,165
                                 -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Research and development.....    2,459,981     2,991,036     4,297,713     2,901,050     2,173,312
  General and administrative...    3,453,093     3,612,856     4,695,635     3,997,210     1,091,857
  Sales and marketing..........    1,630,816     2,010,375     2,579,834     2,258,963       297,587
  Severance costs..............      503,018            --            --     1,600,000            --
  Environmental remediation
     costs.....................    2,000,000            --            --            --            --
  Amortization of goodwill.....      474,138       474,138       632,184       643,355        90,982
                                 -----------   -----------   -----------   -----------   -----------
     Total operating
       expenses................   10,521,046     9,088,405    12,205,366    11,400,578     3,653,738
                                 -----------   -----------   -----------   -----------   -----------
Operating loss.................   (3,323,365)   (2,662,121)   (3,533,742)   (4,166,689)   (2,662,573)
Other income (expense):
  Interest expense.............      (59,708)     (106,871)     (131,593)     (180,634)      (82,364)
  Interest income..............      213,133       356,129       443,548       601,379       124,227
                                 -----------   -----------   -----------   -----------   -----------
     Other income (expense),
       net.....................      153,425       249,258       311,955       420,745        41,863
Loss before provision for
  income taxes.................   (3,169,940)   (2,412,863)   (3,221,787)   (3,745,944)   (2,620,710)
Provision for income taxes.....      115,000        76,000       100,000       130,000            --
                                 -----------   -----------   -----------   -----------   -----------
Net loss.......................  $(3,284,940)   (2,488,863)  $(3,321,787)  $(3,875,944)  $(2,620,710)
                                 ===========   ===========   ===========   ===========   ===========
Basic and diluted net loss per
  share........................  $     (0.26)  $     (0.21)  $     (0.28)  $     (0.33)  $     (0.55)
                                 ===========   ===========   ===========   ===========   ===========
Weighted average shares used in
  computing basic and diluted
  net loss per share...........   12,468,999    12,026,752    12,058,861    11,872,647     4,726,807
                                 ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                          UROQUEST MEDICAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                    SEPTEMBER 30,    ---------------------------
                                                        1999             1998           1997
                                                    -------------    ------------    -----------
                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $  5,995,445     $  6,980,128    $11,054,088
  Accounts receivable, net of allowance for
     doubtful accounts of $60,000 at December 31,
     1998 and 1997................................     2,950,867        3,145,490      2,610,764
  Inventories.....................................     2,737,162        2,557,618      2,449,072
  Prepaid expenses and other current assets.......       158,771          260,839        317,319
                                                    ------------     ------------    -----------
     Total current assets.........................    11,842,245       12,944,075     16,431,243
                                                    ------------     ------------    -----------
Property, plant and equipment, net................     3,858,151        4,699,491      4,413,131
Intangible assets, at cost, less accumulated
  amortization of $2,024,913 and $1,261,017 at
  December 31, 1998 and 1997, respectively........     9,789,868       10,315,481     11,079,377
Other noncurrent asset............................            --          200,000             --
                                                    ------------     ------------    -----------
     Total assets.................................  $ 25,490,264     $ 28,159,047    $31,923,751
                                                    ============     ============    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $    368,042     $    462,715    $   659,769
  Accrued compensation............................       496,671          839,663        599,306
  Accrued selling and distribution expenses.......        32,039          154,610         73,124
  Accrued severance costs.........................            --               --        666,376
  Other accrued expenses..........................       352,459          970,870        737,666
  Accrued environmental remediation costs.........     2,000,000               --             --
  Current portion of long-term debt...............        87,096          370,615        490,360
                                                    ------------     ------------    -----------
     Total current liabilities....................     3,336,307        2,798,473      3,226,601
                                                    ------------     ------------    -----------
Long-term debt, net of current portion............       857,279          921,654      1,293,175
Commitments
Stockholders' equity:
  Preferred stock, $.001 par value; 16,000,000
     shares authorized; none issued and
     outstanding..................................            --               --             --
  Common stock, $.001 par value; 31,000,000 shares
     authorized; 12,356,210 and 11,954,010 shares
     issued and outstanding as of December 31,
     1998 and 1997, respectively..................        12,539           12,356         11,954
  Additional paid-in capital......................    37,433,118       37,323,670     36,979,740
  Deferred compensation...........................            --          (33,067)       (45,467)
  Accumulated deficit.............................   (16,148,979)     (12,864,039)    (9,542,252)
                                                    ------------     ------------    -----------
     Total stockholders' equity...................    21,296,678       24,438,920     27,403,975
                                                    ------------     ------------    -----------
     Total liabilities and stockholders' equity...  $ 25,490,264     $ 28,159,047    $31,923,751
                                                    ============     ============    ===========

          See accompanying notes to consolidated financial statements.

                          UROQUEST MEDICAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                  PREFERRED STOCK            VOTING             NON-VOTING
                                 ISSUED IN SERIES         COMMON STOCK         COMMON STOCK     ADDITIONAL    DEFERRED
                                -------------------   --------------------   ----------------     PAID-IN     COMPEN-
                                  SHARES     VALUE      SHARES      VALUE     SHARES    VALUE     CAPITAL      SATION
                                ----------   ------   ----------   -------   --------   -----   -----------   --------
BALANCE, DECEMBER 31, 1995....   1,252,672   $1,253    2,947,511   $ 2,948    285,715   $ 286   $ 4,088,237   $     --
Issuance of 54,220 shares of
Common Stock for cash, upon
exercise of stock options.....          --       --       54,220        54         --      --        37,900         --
Compensation related to grant
  of stock options............          --       --           --        --         --      --         1,268         --
Deferred compensation related
  to grant of stock options...          --       --           --        --         --      --        81,360    (81,360)
Amortization of deferred
  compensation................          --       --           --        --         --      --            --     18,654
Issuance of 3,350,000 shares
  of Common Stock in Initial
  Public Offering, net of
  issuance costs of
  $2,296,648..................          --       --    3,350,000     3,350         --      --    17,800,002         --
Issuance of 2,499,990 shares
  of Common Stock for
  acquisition of Subsidiary...          --       --    2,499,990     2,500         --      --     9,105,440         --
Issuance of 1,454,494 shares
  of Common Stock for cash,
  upon exercise of stock
  warrants....................          --       --    1,454,494     1,454         --      --     5,089,276         --
Conversion of Non-Voting
  Common Stock to Common
  Stock.......................          --       --      285,715       286   (285,715)   (286)           --         --
Conversion of Preferred Stock
  to Common Stock.............  (1,252,672)  (1,253)   1,252,672     1,253         --      --            --         --
Net loss......................          --       --           --        --         --      --            --         --
                                ----------   ------   ----------   -------   --------   -----   -----------   --------
BALANCE, DECEMBER 31, 1996....          --       --   11,844,602    11,845         --      --    36,203,483    (62,706)
                                ----------   ------   ----------   -------   --------   -----   -----------   --------
Issuance of 106,551 shares of
  Common Stock for cash, upon
  exercise of stock options...          --       --      106,551       106         --      --        44,629         --
Issuance of 2,857 shares of
  Common Stock for consulting
  services....................          --       --        2,857         3         --      --        18,645         --
Amortization of deferred
  compensation................          --       --           --        --         --      --            --     17,239
Severance expense related to
  accelerated vesting of stock
  options.....................          --       --           --        --         --      --       712,983         --
Net loss......................          --       --           --        --         --      --            --         --
                                ----------   ------   ----------   -------   --------   -----   -----------   --------
BALANCE, DECEMBER 31, 1997....          --       --   11,954,010    11,954         --      --    36,979,740    (45,467)
                                ----------   ------   ----------   -------   --------   -----   -----------   --------
Issuance of 296,348 shares of
  Common Stock for cash, upon
  exercise of stock options...          --       --      296,348       296         --      --       207,147         --
Issuance of 105,852 shares of
  Common Stock for cash under
  the Employee Stock Purchase
  Plan........................          --       --      105,852       106         --      --       136,783         --
Amortization of deferred
  compensation................          --       --           --        --         --      --            --     12,400
Net loss......................          --       --           --        --         --      --            --         --
                                ----------   ------   ----------   -------   --------   -----   -----------   --------
BALANCE, DECEMBER 31, 1998....          --   $   --   12,356,210   $12,356         --   $  --   $37,323,670   $(33,067)
                                ==========   ======   ==========   =======   ========   =====   ===========   ========


                                                   TOTAL
                                ACCUMULATED    STOCKHOLDERS'
                                  DEFICIT          EQUITY
                                ------------   --------------
BALANCE, DECEMBER 31, 1995....  $ (3,045,598)   $ 1,047,126
Issuance of 54,220 shares of
Common Stock for cash, upon
exercise of stock options.....            --         37,954
Compensation related to grant
  of stock options............            --          1,268
Deferred compensation related
  to grant of stock options...            --             --
Amortization of deferred
  compensation................            --         18,654
Issuance of 3,350,000 shares
  of Common Stock in Initial
  Public Offering, net of
  issuance costs of
  $2,296,648..................            --     17,803,352
Issuance of 2,499,990 shares
  of Common Stock for
  acquisition of Subsidiary...            --      9,107,940
Issuance of 1,454,494 shares
  of Common Stock for cash,
  upon exercise of stock
  warrants....................            --      5,090,730
Conversion of Non-Voting
  Common Stock to Common
  Stock.......................            --             --
Conversion of Preferred Stock
  to Common Stock.............            --             --
Net loss......................    (2,620,710)    (2,620,710)
                                ------------    -----------
BALANCE, DECEMBER 31, 1996....    (5,666,308)    30,486,314
                                ------------    -----------
Issuance of 106,551 shares of
  Common Stock for cash, upon
  exercise of stock options...            --         44,735
Issuance of 2,857 shares of
  Common Stock for consulting
  services....................            --         18,648
Amortization of deferred
  compensation................            --         17,239
Severance expense related to
  accelerated vesting of stock
  options.....................            --        712,983
Net loss......................    (3,875,944)    (3,875,944)
                                ------------    -----------
BALANCE, DECEMBER 31, 1997....    (9,542,252)    27,403,975
                                ------------    -----------
Issuance of 296,348 shares of
  Common Stock for cash, upon
  exercise of stock options...            --        207,443
Issuance of 105,852 shares of
  Common Stock for cash under
  the Employee Stock Purchase
  Plan........................            --        136,889
Amortization of deferred
  compensation................            --         12,400
Net loss......................    (3,321,787)    (3,321,787)
                                ------------    -----------
BALANCE, DECEMBER 31, 1998....  $(12,864,039)   $24,438,920
                                ============    ===========

          See accompanying notes to consolidated financial statements

                          UROQUEST MEDICAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                               --------------------------    ------------------------------------------
                                                  1999           1998           1998           1997            1996
                                               -----------    -----------    -----------    -----------    ------------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.....................................  $(3,284,940)   $(2,488,863)   $(3,321,787)   $(3,875,944)   $ (2,620,710)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..............    1,227,667      1,239,640      1,666,921      1,512,056         430,689
  Issuance of stock for services.............           --             --             --         18,648              --
  Severance expense related to accelerated
    vesting of stock options.................           --             --             --        712,983              --
  Loss on sale of property, plant and
    equipment................................           --             --          8,961         10,556              --
  Write-off of in-process research and
    development costs........................           --             --             --             --         783,000
  Provisions for reserve and allowance.......     (132,868)       (27,777)       245,755        195,635          83,541
  Changes in operating assets and
    liabilities:
    Accounts receivable......................      194,623       (181,578)      (534,726)      (448,915)        155,432
    Inventories..............................     (300,676)      (320,762)      (354,301)       (21,895)         98,597
    Prepaid expenses and other assets........      302,068         59,055       (143,520)        54,529        (259,145)
    Accounts payable and accrued expenses....     (608,788)       434,666        357,993        678,963         293,523
    Accrued environmental remediation
      costs..................................    2,000,000             --             --             --              --
    Accrued severance costs..................           --       (543,177)      (666,376)       666,376              --
                                               -----------    -----------    -----------    -----------    ------------
      Net cash used in operating
        activities...........................     (602,914)    (1,828,796)    (2,741,080)      (497,008)     (1,035,073)
                                               -----------    -----------    -----------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant
    and equipment, net.......................     (156,421)    (1,071,102)    (1,186,946)      (700,068)       (132,143)
  Proceeds from sale of property, plant and
    equipment................................           --             --          1,000        108,648              --
  Business acquisition, net of cash
    acquired.................................           --             --             --             --      (9,900,262)
  Other......................................           --       (200,000)            --             --          25,756
                                               -----------    -----------    -----------    -----------    ------------
      Net cash used in investing
        activities...........................     (156,421)    (1,271,102)    (1,185,946)      (591,420)    (10,006,649)
                                               -----------    -----------    -----------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.....      122,546        167,230        344,332         44,735      22,932,036
  Proceeds from issuance of notes payable and
    long-term debt...........................           --             --             --             --         650,000
  Repayment of notes payable
    and long-term debt.......................     (347,894)      (363,556)      (491,266)      (596,266)       (959,861)
                                               -----------    -----------    -----------    -----------    ------------
    Net cash (used in) provided by financing
      activities.............................     (225,348)      (196,326)      (146,934)      (551,531)     22,622,175
                                               -----------    -----------    -----------    -----------    ------------
Net increase (decrease) in cash and cash
  equivalents................................     (984,683)    (3,296,224)    (4,073,960)    (1,639,959)     11,580,453
Cash and cash equivalents at beginning of
  year.......................................    6,980,128     11,054,088     11,054,088     12,694,047       1,113,594
                                               -----------    -----------    -----------    -----------    ------------
Cash and cash equivalents at end of period...  $ 5,995,445    $ 7,757,864    $ 6,980,128    $11,054,088    $ 12,694,047
                                               ===========    ===========    ===========    ===========    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for interest.....................  $    59,708    $    86,426    $   131,907    $   180,634    $     80,851
  Cash paid for income taxes.................      145,000         15,000         35,000        118,000         254,541

          See accompanying notes to consolidated financial statements

                          UROQUEST MEDICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     The Company commenced its operations in April 1992 for the purpose of designing, developing, and marketing advanced products for the management and diagnosis of both male and female urological disorders. On October 30, 1996, the Company completed an initial public offering ("IPO") of its Common Stock which generated net proceeds of approximately $17.8 million and acquired all of the Common Stock of BMT, Inc. and its wholly-owned subsidiary, Bivona, Inc. (collectively "BMT"). BMT designs, develops, manufactures and markets a line of proprietary silicone medical device products as well as provides engineering design, development and manufacturing services for silicone products on an OEM basis for other medical device companies. The Company's principal markets are in the United States, Western Europe and Japan.

  Basis of Presentation

     The consolidated financial statements include the assets and liabilities of the Company and its subsidiaries, all of which are wholly-owned. The results of operations of entities purchased are included in the accompanying consolidated statements of operations since acquisition. All significant intercompany transactions have been eliminated in consolidation.

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's consolidated financial position as of September 30, 1999, the results of its operations for the nine months ended September 30, 1999 and 1998, and its cash flow for the nine months ended September 30, 1999 and 1998. The results of operations for any interim period are not necessarily indicative of results to be expected for the full fiscal year.

     Certain reclassifications were made to the 1997 and 1996 consolidated financial statements to conform with the 1998 presentation.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity (at date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash and cash equivalents consist primarily of money market funds which are carried at cost which approximates market value.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

     The Company's sales are generated primarily in the United States, Western Europe and Japan. The Company generally does not require collateral or other security in extending credit to customers. Management believes concentration of credit risk with respect to accounts receivable is substantially mitigated by the Company's credit evaluation process, relatively short collection terms, and the geographical dispersion of sales. The Company did not incur any material bad debt write-offs in 1998, 1997 or 1996.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to fifteen years.

  Intangible Assets

     Intangible assets consist of the excess of cost over the fair value of net assets acquired, patents and trademarks and other intangibles. Intangible assets are amortized using the straight-line method over periods of five to twenty years. Management evaluates the recoverability of these net assets on a periodic basis based on the projected cash flows from estimated future operations.

     Intangible assets at December 31 consist of the following:

                                                               1998           1997
                                                            -----------    -----------
Excess of cost over the fair value of net assets
  acquired................................................  $11,622,369    $11,622,369
Patents and trademarks....................................      650,160        650,160
Other intangibles.........................................       67,865         67,865
                                                            -----------    -----------
Less accumulated amortization.............................   (2,024,913)    (1,261,017)
                                                            -----------    -----------
                                                            $10,315,481    $11,079,377
                                                            ===========    ===========

  Income Taxes

     The Company accounts for income taxes using the asset and liability method under Statement of Financial Accounting Standards No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating loss, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Revenue Recognition

     Revenue is earned and recognized by the Company upon shipment. The Company provides for estimated product returns, which have been insignificant in all periods presented.

  Net Loss Per Share

     At December 31, 1997, the Company adopted the provisions of Financial Accounting Standard No. 128 Earnings per Share ("SFAS 128") and the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Earnings (loss) per share amounts for all periods have been presented in accordance with SFAS 128 and SAB 98 requirements.

     Basic net loss per share has been calculated based on the weighted average number of shares of common stock outstanding. On a pro forma basis, assuming conversion of the preferred stock upon the completion of

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

the Company's initial public offering (using the as-if converted method) from original date of issuance, basic and diluted net loss per share in 1996 is $0.45.

     If the Company had been in a net income position in the years presented, diluted earnings per share would have been presented separately and would have included the effect of outstanding stock options and warrants, calculated using the treasury stock method, and the conversion of outstanding preferred stock, using the as-if converted method.

  Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. The Company generally grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. Under APB 25, for employee stock options with an exercise price equal to the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company recognizes compensation expense for those stock options granted to employees with an exercise price less than fair value.

  Other Comprehensive Income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". Total comprehensive income of the Company includes only the net loss. The Company had no items of other comprehensive income in any period presented.

  Operating Segments

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about product and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, but did affect the disclosure of segment information. See note 11.

  Effect of New Accounting Standards

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company expects to adopt the new Statement effective January 1, 2000. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Management believes that the Company's use of derivatives will be minimal, if any. Management therefore

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

does not anticipate that the adoption of the new Statement will have a material impact on the Company's financial position, results of operations or cash flows.

2. INVENTORIES

     Inventories at September 30, 1999 and at December 31 consist of the following:

                                                SEPTEMBER 30,
                                                    1999            1998          1997
                                                -------------    ----------    ----------
                                                 (UNAUDITED)
Finished goods................................   $  484,672      $  581,383    $  589,169
Work-in-progress..............................    1,489,990       1,211,519     1,046,127
Raw materials and supplies....................      762,500         764,716       813,776
                                                 ----------      ----------    ----------
                                                 $2,737,162      $2,557,618    $2,449,072
                                                 ==========      ==========    ==========

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31 consists of the following:

                                                               1998           1997
                                                            -----------    -----------
Land, building and improvements...........................  $ 2,625,068    $ 2,385,282
Machinery and equipment...................................    3,673,903      3,232,846
Office furniture and equipment............................    1,382,601        942,911
                                                            -----------    -----------
     Total................................................    7,681,572      6,561,039
Less accumulated depreciation.............................   (2,982,081)    (2,147,908)
                                                            -----------    -----------
Property, plant and equipment, net........................  $ 4,699,491    $ 4,413,131
                                                            ===========    ===========

     Depreciation expense in 1998, 1997, and 1996 was $890,625, $710,682 and
$186,473, respectively.

4. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt at December 31 consist of the following:

                                                                 1998          1997
                                                              ----------    ----------
Long-term debt:
Bank term note payable monthly, with interest at the bank's
prime rate (7.75% at December 31, 1998) based upon a seven
year amortization. The note matures in October 1999 and is
collateralized by certain trade receivables, inventory, and
property, plant and equipment...............................  $  283,520    $  696,214
Mortgage note payable with monthly principal and interest
  payable at the average weekly yield on United States
  Treasury Securities (4.625% at December 31, 1998) plus
  2.25%. The note matures in October 2007 and is
  collateralized by certain trade receivables, inventory,
  and property, plant and equipment.........................   1,008,749     1,087,321
                                                              ----------    ----------
                                                               1,292,269     1,783,535
Less current maturities.....................................     370,615       490,360
                                                              ----------    ----------
                                                              $  921,654    $1,293,175
                                                              ==========    ==========

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

     The Company has also entered into a line of credit agreement with a bank. The loan under the line of credit is payable on demand and collateralized by certain trade receivables, inventory, and property, plant and equipment. Interest on the line of credit loan is payable monthly at the bank's prime rate. As of December 31, 1998 and 1997, the Company had no outstanding balance under the line of credit.

     The loan agreements contain certain restrictive covenants and provide for the maintenance of certain financial requirements.

     Long-term debt matures as follows:

YEAR ENDING DECEMBER 31,
------------------------
1999.............................................  $  370,615
2000.............................................      93,277
2001.............................................      99,895
2002.............................................     106,983
2003.............................................     114,575
2004 and thereafter..............................     506,924
                                                   ----------
                                                   $1,292,269
                                                   ==========

5. STOCKHOLDERS' EQUITY

  Initial Public Offering

     In October 1996, the Company closed an initial public offering of 3,350,000 shares of common stock which generated net proceeds of $17,803,352, a portion of which was used to fund the acquisition of BMT. In conjunction with the Company's IPO, all outstanding shares of convertible preferred stock were converted to 1,252,672 shares of common stock and all outstanding shares of non-voting common stock were converted to 285,715 shares of common stock.

  Stock Warrants

     Concurrent with the Company's IPO, warrants to purchase 1,428,571 shares of common stock were exercised for $5 million. Subsequent to the IPO in 1996, warrants to purchase 25,923 shares of common stock for $90,730 were exercised. There were no warrants outstanding at December 31, 1998 and 1997.

  Preferred Stock

     The Company has 16,000,000 undesignated preferred shares authorized, but none outstanding. Terms of the preferred stock will be established by the Board of Directors at the time of issuance.

  Stock Plan

     Under the Company's 1994 Stock Plan (the "Plan"), which was adopted by the Board of Directors (the "Board") in March 1994 and was amended, restated and approved by shareholders in September 1997, the Company may grant options and rights to its employees, directors and consultants for up to approximately 3,400,000 shares of common stock.

     Options granted may be either incentive stock options or non-qualified stock options. The exercise price of each option is generally at least equal to the market price of the Company's common stock on the date of grant and an option's maximum term is ten years. Options under the Plan must be granted by March 31, 2004.

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

Options are generally granted at the inception of employment or engagement and generally vest over a four year period.

     In December 1998, the Board of Directors approved a plan to cancel and regrant certain options held by primarily employees pursuant to the Plan. Options originally priced at above $2.50 per share were repriced; half of such options were repriced at $2 per share, and the other half were repriced at $3 per share. Each of the repriced options, whether vested or not vested, cannot be exercised for a period of six months ending June 13, 1999, unless certain events defined under the Plan occur.

     At December 10, 1998, options to purchase a total of 1,616,929 shares of common stock were repriced, of which approximately 526,000 shares were fully vested prior to repricing.

     A summary of the activity of the Plan follows:

                                                                    YEARS ENDED
                                           -------------------------------------------------------------
                                                  1998                  1997                 1996
                                           -------------------   ------------------   ------------------
                                                     WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                      AVERAGE              AVERAGE              AVERAGE
                                           SHARES    EXERCISE    SHARES   EXERCISE    SHARES   EXERCISE
                                            (000)      PRICE     (000)      PRICE     (000)      PRICE
                                           -------   ---------   ------   ---------   ------   ---------
Outstanding at beginning of year.........    2,638    $2.910      1,128    $0.950      1,116    $0.670
Granted..................................    1,816     2.530      1,649     4.120         77     4.670
  Exercised..............................     (296)    0.700       (107)    0.420        (54)    0.700
  Canceled...............................   (1,881)    3.950        (32)    4.510        (11)    0.700
                                           -------               ------               ------
Outstanding at end of year...............    2,277     2.030      2,638     2.910      1,128     0.950
                                           =======               ======               ======
Options exercisable at year end..........      582                  813                  572
Weighted-average fair value of options
  granted during the year................  $  0.93               $ 2.83               $ 3.38

     The number of shares of options granted and canceled in 1998 includes the exchanged options.

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                          OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                   ---------------------------------    --------------------
                                              WEIGHTED
                                               AVERAGE      WEIGHTED               WEIGHTED
                                              REMAINING     AVERAGE                 AVERAGE
                                   NUMBER    CONTRACTUAL    EXERCISE    NUMBER     EXERCISE
EXERCISE PRICE                     (000)        LIFE         PRICE       (000)       PRICE
--------------                     ------    -----------    --------    -------    ---------
$0.700 - $1.750                      618      5.6 years      $0.752       569       $0.711
$2.000 - $2.000                      809      8.3             2.000        --        0.000
$2.375 - $5.500                      850      8.3             2.992        13        3.580
                                   -----                                  ---
                                   2,277      7.6             2.032       582        0.777
                                   =====                                  ===

     Options available for grant as of December 31, 1998 was 609,034 shares.

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

     Had compensation cost for the Company's stock option plan and employee stock purchase plan been determined on a fair value basis consistent with SFAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                 1998           1997           1996
                                              -----------    -----------    -----------
Net loss:
As Reported.................................  $(3,321,787)   $(3,875,944)   $(2,620,710)
  Pro forma.................................  $(4,648,106)   $(4,197,795)   $(2,664,111)
Basic and diluted net loss per share:
  As Reported...............................  $     (0.28)   $     (0.33)   $     (0.55)
  Pro forma.................................  $     (0.39)   $     (0.35)   $     (0.56)

     The effects of calculating compensation cost under SFAS 123 for the years ending December 31, 1998, 1997 and 1996, may not be representative of the effects that this calculation may have on reported net losses or income for future years.

     The fair value of each option grant and common share sold under the Employee Stock Purchase Plan is estimated on the date of grant or issue using the Black-Scholes option-pricing model with the following weighted-average assumptions used in 1998, 1997 and 1996:

                                                                            EMPLOYEE STOCK
                                                STOCK OPTION PLAN           PURCHASE PLAN
                                         -------------------------------    --------------
                                          1998       1997        1996            1998
                                         -------    -------    ---------    --------------
Expected stock price volatility........    77%        82%        113%           77%
Risk-free interest rate................   4.85%      5.50%       6.60%         4.85%
Expected life..........................  5 years    5 years    3.9 years     0.5 year
Expected dividend yield................   None       None        None          None

     The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options and stock purchase shares have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options and stock purchase shares.

  Employee Stock Purchase Plan

     In October 1996, the Company adopted the 1996 Employee Stock Purchase Plan ("Purchase Plan"), and reserved 250,000 common shares for issuance under the Purchase Plan. Under the terms of the Purchase Plan, employees may purchase common shares at 85% of the lower of market value on the first business day or on the last business day of the offering period. Eligible employees may elect to participate through payroll deductions at the maximum level established by the Board of Directors, but not to exceed 15% of the participants' base pay, as defined. For the year ended December 31, 1998, 105,852 shares were issued under the Purchase Plan. No shares were issued from the Purchase Plan prior to 1998.

6. EMPLOYEE BENEFIT PLAN

     The Company has established a defined contribution employee benefit plan (the "Benefit Plan") pursuant to Section 401(k) of the Internal Revenue Code. Employees who have completed one year of

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

service, and have attained the age of twenty-one, are eligible to participate in the Benefit Plan. Participants may elect to make salary deferral contributions of up to 15% of their compensation. The Company makes matching contributions of up to 4% of each participant's compensation. The Company made matching contributions of approximately $177,000, $157,000 and $16,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

7. INCOME TAXES

     The Company recorded a $100,000 and $130,000 provision for state income taxes in 1998 and 1997, respectively, as a result of taxable income earned by its subsidiary in a state where the Company is required to file tax returns on a separate company basis. There was no federal income tax expense in 1998, 1997, and 1996 due to net operating losses.

     The reconciliation of the provision (benefit) for income taxes computed at the U.S. federal statutory tax rate to the effective tax rate is as follows:

                                                  1998           1997          1996
                                               -----------    -----------    ---------
Tax provision (benefit) at U.S. Statutory
  rate.......................................  $(1,095,407)   $(1,273,621)   $(891,041)
Valuation allowance for deferred tax
assets.......................................    1,095,407      1,273,621      891,041
State income tax.............................      100,000        130,000           --
                                               -----------    -----------    ---------
                                               $   100,000    $   130,000    $      --
                                               ===========    ===========    =========

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

                                                                 1998          1997
                                                              ----------    ----------
Deferred tax assets:
Net operating loss carryforwards............................  $2,487,448    $1,901,284
  Acquired net operating loss carryforwards.................     394,262       454,677
  Research and development credits..........................      80,000        80,000
  Inventory capitalization and allowances...................      15,022        23,372
  Start up and organization costs...........................     224,402       332,252
  Allowance for doubtful accounts...........................     116,396       132,320
  Other.....................................................     378,856       551,343
                                                              ----------    ----------
     Total..................................................   3,696,386     3,475,248
  Less valuation allowance..................................  (2,984,618)   (2,611,268)
                                                              ----------    ----------
     Net deferred tax assets................................     711,768       863,980
Deferred tax liabilities:
  Depreciation..............................................    (711,768)     (863,980)
                                                              ----------    ----------
  Net deferred tax liabilities..............................  $       --    $       --
                                                              ==========    ==========

     Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the difference between the net deferred tax assets and the deferred tax liability has been established to reflect these uncertainties. In 1997, the Company reduced the valuation allowance to the extent of the deferred tax liabilities generated primarily

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

through the acquisition of BMT with a corresponding reduction in goodwill. The valuation allowance for deferred tax assets increased by $373,350, $710,830 and $764,431 during 1998, 1997 and 1996, respectively.

     As of December 31, 1998, the Company had federal net operating loss carryforwards of approximately $8,300,000. The Company also had federal research and development tax credit carryforwards of approximately $200,000. The net operating loss and tax credit carryforwards will expire at various dates beginning 2002 through 2018, if not utilized. Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

8. BUSINESS ACQUISITION

     On October 30, 1996, simultaneous with the closing of the Company's IPO, the Company acquired all of the issued and outstanding common stock of BMT. The shareholders of BMT received, in the aggregate, a combination of $10,000,060 cash and 2,499,990 newly issued shares of common stock valued at $9,107,940.

     The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated, based on an estimated fair value, to the net tangible assets and identifiable in-process research and development projects that had not reached technological feasibility. The excess of the purchase price over the fair value of the acquired net tangible and identifiable assets was recorded as goodwill and is being amortized over 20 years on a straight line basis. The amount allocated to in-process research and development projects was written-off to expense in November 1996. The allocation of the purchase price is summarized as follows:

Assets acquired.............................................  $ 7,912,219
Liabilities assumed.........................................   (3,979,331)
Expensed in-process research and development................      783,000
Net fair market value of property, plant and equipment
  acquired in excess of book value..........................    2,111,243
Goodwill....................................................   12,280,869
                                                              -----------
Total.......................................................  $19,108,000
                                                              ===========

     BMT's results of operations are included in the accompanying consolidated statements of operations since November 1, 1996.

     The unaudited pro forma supplemental information on the results of operations, exclusive of the non-recurring charge (the charge associated with in-process research and development projects has not been reflected in the following pro forma summary as it is non-recurring), for the year ended December 31, 1996 includes the acquisition as if it had occurred at January 1, 1996.

                                                                 1996
                                                              -----------
Revenues....................................................  $14,634,838
Net loss....................................................     (483,601)
Basic and diluted net loss per share........................        (0.04)

     The unaudited pro forma financial information is not necessarily indicative of either the results of operations that would have occurred had the acquisition been effected at January 1, 1996 or of future results of operations of the combined companies.

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

9. SEVERANCE COSTS

     The Company included in 1997 operating expenses a non-recurring severance charge of $1,600,000 related to accrued severance payments, stock option compensation expenses and expenses incurred primarily due to certain changes in management personnel in May 1997. Approximately $713,000 of the severance costs were non-cash charges related to stock option compensation.

10. LEASE OBLIGATIONS AND COMMITMENTS

     The Company leases office and warehouse space and certain equipment under operating leases that expire through 2000. Minimum future obligations under noncancelable operating leases as of December 31, 1998 are as follows:

YEAR                                                 AMOUNT
----                                                --------
1999..............................................  $104,000
2000..............................................     3,000
                                                    --------
Total.............................................  $107,000
                                                    ========

     Total rent expense for operating leases in 1998, 1997 and 1996 was approximately $237,000, $148,000 and $55,000, respectively.

11. OPERATING SEGMENTS, GEOGRAPHIC AREA DATA AND MAJOR CUSTOMER

  Operating Segments

     The Company has two reportable segments: Urology Products and Airway Management/OEM Products. The On-Command, the urology division's principal product, is an investigational device that has not been approved by the FDA and will not be available for commercial distribution in the United States unless and until such approval is obtained. BMT, the Company's wholly-owned subsidiary, manufactures and markets a series of proprietary airway management products. These products consist primarily of silicone based medical devices used in a wide variety of clinical applications, including tracheostomy and endotracheal tubes for airway management and voice prostheses for voice restoration. BMT also produces a range of complex catheter type products on an OEM and private label basis for other medical device companies in areas that include gastrointestinal feeding, esophageal management, cardiac perfusion, hyperalimentation and dialysis.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before allocation of intangible asset amortization expense and before income taxes. No intersegment sales are recorded and intersegment transfers are recorded at cost beginning in fiscal year 1997; there is no intercompany profit or loss on intersegment sales or transfers. In the two-month period following the acquisition of BMT in October 1996, intersegment sales were recorded as if the sales were made to third parties.

     The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they distribute distinct products to different user groups.

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

     The Company utilizes the following information for purposes of assessing a segment's performance and making operating decisions:

                                                                  AIRWAY
                                                   UROLOGY     MANAGEMENT/
                                                  PRODUCTS     OEM PRODUCTS      TOTAL
                                                 -----------   ------------   -----------
YEAR ENDED DECEMBER 31, 1998
Revenues from external customers...............  $        --   $17,604,000    $17,604,000
Interest expense...............................           --       132,000        132,000
Interest income................................      400,000        44,000        444,000
Depreciation and amortization expense..........      281,000       561,000        842,000
Segment profit (loss)..........................   (5,033,000)    2,636,000     (2,397,000)
Segment assets.................................   26,673,000    21,054,000     47,727,000
Expenditures for long-lived assets.............      369,000       818,000      1,187,000

YEAR ENDED DECEMBER 31, 1997
Revenues from external customers...............  $        --   $16,541,000    $16,541,000
Interest expense...............................        5,000       176,000        181,000
Interest income................................      577,000        25,000        602,000
Depreciation and amortization expense..........      210,000       471,000        681,000
Segment profit (loss)..........................   (3,409,000)    2,094,000     (1,315,000)
Segment assets.................................   29,794,000    21,498,000     51,292,000
Expenditures for long-lived assets.............      296,000       404,000        700,000

YEAR ENDED DECEMBER 31, 1996
Revenues from external customers...............  $        --   $ 2,300,000    $ 2,300,000
Intersegment revenues..........................           --        48,000         48,000
Interest expense...............................       49,000        33,000         82,000
Interest income................................      124,000            --        124,000
Depreciation and amortization expense..........      194,000        78,000        272,000
Segment profit (loss)..........................   (1,912,000)      233,000     (1,679,000)
Segment assets.................................   32,019,000    22,227,000     54,246,000
Expenditures for long-lived assets*............       73,000        59,000        132,000

---------------

* Goodwill of $12,281,000 and net fair market value of property, plant & equipment in excess of book value of $2,111,000 resulting from the BMT acquisition are excluded.

     A reconciliation of reportable segment amounts to the Company's consolidated balances is as follows:

                                                       1998            1997            1996
                                                   ------------    ------------    ------------
REVENUES
Total external revenues for reportable
segments.........................................  $ 17,604,000    $ 16,541,000    $  2,300,000
Intersegment revenues for reportable segments....            --              --          48,000
Elimination of intersegment revenues.............            --              --         (48,000)
                                                   ------------    ------------    ------------
     Total consolidated revenues.................  $ 17,604,000    $ 16,541,000    $  2,300,000
                                                   ============    ============    ============

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

                                                       1998            1997            1996
                                                   ------------    ------------    ------------
DEPRECIATION AND AMORTIZATION EXPENSE
Total depreciation and amortization for
  reportable segments............................  $    842,000         681,000    $    272,000
Unallocated amounts:
  Amortization of goodwill.......................       632,000         644,000          91,000
  Depreciation of acquired fixed asset fair value
     adjustment..................................       193,000         187,000          68,000
                                                   ------------    ------------    ------------
     Total consolidated depreciation and
       amortization expense......................  $  1,667,000    $  1,512,000    $    431,000
                                                   ============    ============    ============

LOSS BEFORE INCOME TAXES
Total loss for reportable segments...............  $ (2,397,000)   $ (1,315,000)   $ (1,679,000)
Unallocated amounts:
  Amortization of goodwill.......................      (632,000)       (644,000)        (91,000)
  Depreciation of acquired fixed asset fair value
     adjustment..................................      (193,000)       (187,000)        (68,000)
  Severance costs................................            --      (1,600,000)             --
  Acquired in-process research and development...            --              --        (783,000)
                                                   ------------    ------------    ------------
     Total consolidated loss before income
       taxes.....................................  $ (3,222,000)   $ (3,746,000)   $ (2,621,000)
                                                   ============    ============    ============

ASSETS
Total assets for reportable segments.............  $ 47,727,000    $ 51,292,000    $ 54,246,000
Elimination of intercompany receivables..........      (460,000)       (260,000)        (98,000)
Elimination of investment in subsidiaries........   (19,108,000)    (19,108,000)    (19,108,000)
                                                   ------------    ------------    ------------
     Total consolidated assets...................  $ 28,159,000    $ 31,924,000    $ 35,040,000
                                                   ============    ============    ============

  Geographic Area Data

     Sales by major geographic area are as follows (sales are attributed to countries based on the location of customers):

                                                  1998           1997           1996
                                               -----------    -----------    ----------
United States................................  $15,205,000    $14,391,000    $1,948,000
Western Europe...............................    1,623,000      1,358,000       286,000
Japan........................................      153,000        163,000        54,000
Other........................................      623,000        629,000        12,000
                                               -----------    -----------    ----------
                                               $17,604,000    $16,541,000    $2,300,000
                                               ===========    ===========    ==========

     All assets are primarily located in the United States. Amount of inventory and office equipment located outside the United States (in Europe) is insignificant.

MAJOR CUSTOMER

     Net sales to one customer of the Airway Management/OEM Products business segment (Abbott Laboratories) amounted to 19%, 24% and 21% of total net sales for the years ended December 31, 1998, 1997

                          UROQUEST MEDICAL CORPORATION

                               DECEMBER 31, 1998
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998
                                 IS UNAUDITED)

and 1996, respectively. Outstanding receivables from this customer at December 31, 1998, 1997 and 1996 approximated 32%, 22% and 21% of total gross accounts receivable, respectively.

12. PENDING MERGER

     On June 3, 1999, Uroquest entered into an Agreement and Plan of Merger (the "Agreement") with Chemfab Corporation ("Chemfab"), a publicly-held company that designs, manufactures, fabricates and markets value added polymer-based products. Under the terms of the Agreement, Chemfab will acquire all outstanding shares of Uroquest's common stock for an aggregate consideration of $29 million, subject to adjustment based on a number of factors including net operating losses and net current assets, to be determined prior to the close of the merger. During the third quarter of 1999, Uroquest became aware that it is potentially liable for the cost of environmental remediation at its Bivona facility. Pursuant to the terms of the Merger Agreement, the parties each engaged environmental consultants to assess the situation and estimate remediation costs. Following this assessment, Chemfab entered into a fixed price remediation contract with an environmental firm, contingent upon the closing of the merger transaction. The remediation costs, including certain insurance related costs totaled $2 million. On October 8, 1999, the parties entered into an amendment to the Agreement which established an environmental accrual of $2 million. As a result, Uroquest provided an accrual for this amount in its financial statements for the nine months ended September 30, 1999.

     Completion of the merger is subject to customary conditions to closing, including approval by Uroquest's stockholders. Stockholders holding approximately 48% of Uroquest's common stock have agreed to vote their shares in favor of the proposed merger and have granted to Chemfab an option to acquire their shares of common stock under certain circumstances. The merger is expected to be completed during the fourth quarter of 1999.

     In connection with the merger, in July 1999 Uroquest has shut down the operations of its urology division and as of October 15, 1999, Uroquest has shut down its Menlo Park corporate headquarters. In connection with the termination of the urology operations and the termination of certain corporate personnel, Uroquest accrued $503,000 of severance costs during the quarter ended September 30, 1999, substantially all of which had been paid by September 30, 1999. In addition, Uroquest is contingently obligated to pay severance to two remaining corporate officers in the event that the merger is completed. Such severance payments will total approximately $450,000 and will be accrued when the contingency is removed.

                               ANNEXED DOCUMENTS

     Important information related to UroQuest, Chemfab, their respective subsidiaries and the merger agreement is included in the materials attached to this proxy statement. These materials are specifically incorporated herein and made a part hereof. You should read these materials carefully. These materials are:

     Annex A  Agreement and Plan of Merger

     Annex B  Opinion of Vector Securities International, Inc.

     Annex C  Voting Agreement

     Annex D  Section 262 of the Delaware General Corporation Law

     Annex E  Agreement Concerning Agreement and Plan of Merger

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 3rd day of June, 1999, by and among CHEMFAB CORPORATION, a Delaware corporation ("Parent"), UROK ACQUISITION CORP., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent ("Purchaser"), and UROQUEST MEDICAL CORPORATION, a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company each deem it advisable and in the best interests of Parent, Purchaser and the Company and their respective stockholders, that Purchaser be merged with and into Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the "DGCL"). The Board of Directors of Parent and Purchaser and the stockholder of Purchaser have adopted this Agreement. The Board of Directors of Company has approved this Agreement and has resolved to recommend to the stockholders of the Company to vote in favor of this Agreement; and

     WHEREAS, substantially concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company, who include certain of the directors and officers of the Company and its Subsidiaries (as defined below) and certain entities related to such directors and officers and who hold, in the aggregate, more than 48% of the outstanding shares of Common Stock, par value $.001, of the Company, are entering into Stockholder Agreements in the form of Exhibit A hereto (the "Stockholder Agreements").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser and Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), in accordance with this Agreement and the DGCL, Purchaser shall be merged with and into Company, the separate existence of Purchaser (except as may be continued by operation of law) shall cease, and Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Company after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

     1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of Company and Purchaser (the "Constituent Corporations") shall vest in the Surviving Corporation, and all debts and liabilities of Company and Purchaser shall become the debts and liabilities of the Surviving Corporation.

     1.3 Consummation of the Merger. In the event of, and as soon as is practicable after, the satisfaction or waiver of the conditions set forth in
Article V hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a Certificate of Merger in the form of Exhibit B (the time of confirmation of such filing or such later time as is specified in such Certificate of Merger being the "Effective Time"). Contemporaneous with the filing referred to in this Section 1.3, a closing (the "Closing") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110 or at such other location as the parties may establish for the purpose of confirming all the foregoing. The date and the time of such Closing are referred to as the "Closing Date."

     1.4 Charter; Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Company, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the DGCL. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

     1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company, the Surviving Corporation or the holder of any of the following securities:

          (a) Each share of Common Stock, $.001 par value per share, of Company (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 1.5(b) hereof and any Dissenting Shares (as hereinafter defined)), shall be cancelled and extinguished and be automatically converted into and become a right to receive the Per Share Merger Consideration (as defined in Section 1.6) upon surrender in the manner provided in Section 1.9, of the certificate that evidenced the Shares (the "Certificate").

          (b) Each Share which is issued and held in the treasury of Company immediately prior to the Effective Time or issued and outstanding and owned by Parent or any direct or indirect Subsidiary (as defined in Section 2.1) of Parent or Company, shall be cancelled and retired, and no payment shall be made with respect thereto.

          (c) Each share of Common Stock, par value $.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value of $.001 per share, of the Surviving Corporation.

          (d) The holders of Dissenting Shares, if any, shall be entitled to payment for such Shares only to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that if, in accordance with such Section of the DGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair cash value of such Shares, such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration provided in Section 1.5(a).

     1.6  Calculation of Merger Consideration.

     For the purposes of this Agreement:

          (a) The term "Per Share Merger Consideration" means an amount equal to the quotient obtained by dividing (i) $29,000,000 less the sum of (x) the Total Option Consideration, (y) the NOL Adjustment, if any, and (z) the Downward Net Current Asset Adjustment, if any, and plus the Upward Net Current Asset Adjustment, if any, by (ii) the total number of Shares outstanding at the Effective Time, including Shares issued immediately prior to the Effective Time pursuant to Section 1.7(a) or 1.7(c) but excluding Shares held in the treasury of the Company or held by any Subsidiary of the Company to be cancelled pursuant to Section 1.5(b) hereof, rounded upward to the nearest one one-hundredth of a cent.

          (b) The term "Total Option Consideration" means the total amount to be paid by the Company in cancellation and settlement of outstanding options, pursuant to Section 1.7.

          (c) The term "NOL Adjustment" means, in the event that the Company's cumulative net operating losses for federal income tax purposes ("NOLs") immediately prior to the Effective Time are less than $8,500,000, an amount equal to (x) $8,500,000 less the total amount of NOLs immediately prior to the Effective Time (with the difference referred to as the "Specified NOLs") times (y) .34, and then discounted to the net present value as of the Effective Time, based on the Parent's reasonable estimate of when the Parent would have been able to use the Specified NOLs (after taking into account the limitations of Section 382 of the Internal Revenue Code of 1986, as amended, and any other applicable limitation and assuming the NOLs actually existing at the Effective Time are used first) and discounted from such time to the Effective Time at an annual rate of 5%. Any dispute regarding the amount of the NOLs existing immediately prior to the Effective Time or the calculation of the NOL Adjustment shall be resolved by a mutually acceptable independent accounting firm, which shall be instructed to complete its determination within ten (10) days and to make its determination consistent with the definition of NOL Adjustment set forth in this paragraph (c).

          (d) The term "Downward Net Current Asset Adjustment" means the amount, if any, by which the Net Current Assets (as defined below) as of the Effective Time are less than $5,603,000, determined as provided in (f) below.

          (e) The term "Upward Net Current Asset Adjustment" means the amount, if any, by which the Net Current Assets as of the Effective Time are greater than $6,403,000, determined as provided in (f) below.

          (f) The term "Net Current Assets" means (i) the Company's total current assets on a consolidated basis, determined in accordance with GAAP (as defined in Section 2.6), but excluding both any cash amounts held pursuant to the 1996 Employee Stock Purchase Plan (the "ESPP") and any cash to be provided by the Parent on or after the Closing Date to fund the termination of Options provided for in Sections 1.7 and 4.15, less (ii) the sum of, without duplication, (v) the Company's total current liabilities on a consolidated basis, determined in accordance with GAAP, (w) accruals through the Closing Date for all vacation and bonus liabilities (including the bonus liability referred to in Section 4.10(d)) of the Company and its Subsidiaries and the total short and long-term portions of the total amount of all Indebtedness (including the Indebtedness secured by mortgages on the Bivona real property in Gary, Indiana) of the Company and its Subsidiaries, in each case whether or not in accordance with GAAP, (x) the amount of the Environmental Accrual (as defined in Section 4.19), to the extent such Environmental Accrual exceeds $50,000, (y) the current unbilled but accrued expenses of the Company and its Subsidiaries, on a consolidated basis, and
     (z) the total out-of-pocket costs incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby including (i) investment banking fees and expenses, (ii) legal and accounting fees and expenses, (iii) financial printer expenses, (iv) SEC filing fees, (v) the cost of the insurance referred to in Section 4.9, (vi) the severance and other costs to be paid by the Company pursuant to Section 4.10(c) and any "gross up" or other amounts to be paid by the Company or any of its Subsidiaries in connection with any "excess parachute payments" referred to in Section 2.12(g), and (vii) any costs and expenses (including any legal fees and expenses and payments to be made pursuant to Section 1.8) to be paid or incurred by the Company or the Parent in connection with Dissenting Shares. If any such transaction costs are to be incurred after the Effective Time, then for purposes of this adjustment these costs will be based on an estimate to be prepared in a reasonable manner by the Company and agreed to by the Parent, with Parent's agreement to such estimate not to be unreasonably withheld. The Environmental Accrual will be determined as provided in Section 4.19 and Section 5.1(d). The other amounts referred to in the definition of "Net Current Assets" will be based on a schedule prepared by the Company in a reasonable manner at least ten
     (10) days prior to the Effective Time. Thereafter the Parent and the Company and their representatives will meet to discuss, verify and agree on this estimate and update it to the Effective Time on a mutually agreeable basis. In verifying and agreeing on these estimates, both Parent and the Company will act in a reasonable manner.

     1.7  Company Stock Options and Related Matters.

     (a) Immediately prior to the Effective Time, each outstanding option (an "Option") to purchase Shares heretofore granted under the 1994 Stock Plan or any other employee or director stock option or compensation plan or arrangement of the Company, excluding the ESPP (collectively, the "Plans"), whether or not exercisable, shall be cancelled by the Company and each holder of a cancelled Option shall receive from the Surviving Corporation promptly after the Effective Time, in cancellation and settlement of such Option, a cash payment in an amount equal to the excess of the Per Share Merger Consideration over the per Share exercise price of such Option, if any, multiplied by the number of Shares covered by such Option (the "Option Settlement Amount"), subject to income tax withholding as required by applicable law. Prior to the Closing, Company will provide Parent with a listing of Options held by each optionee (including the date of grant, the number of shares issuable upon exercise of the Option, and the Option Settlement Amount to which the Optionee is entitled) certified by an executive officer of Company. In the event that any holder of an Option does not agree to a cash settlement of such holder's Options as provided above, the Company will permit such holder to exercise all of such Options during a 15-day period ending immediately prior to the Effective Time. Company shall not grant or amend any Option after the date hereof or commence any new offering periods under the ESPP after the date hereof.

     (b) Notwithstanding the foregoing, in the event that due to Section 16(b) of the Securities and Exchange Act of 1934, as amended, it is inadvisable to cancel any Option held by an officer or director of the Company, any such Option shall not be cancelled as described above; provided, however, that the Company or any such committee shall adopt such resolutions or take such other actions as are required to adjust the terms of each Option not adjusted and cancelled as contemplated by the immediately preceding section in order to provide that each such Option shall be cancelled, and the holder thereof shall be entitled to receive the Option Settlement Amount, not later than the Effective Time or, in the case of options designated by the Company in writing within one week after the date of this Agreement, six months and one day following the grant date of such Options.

     (c) The Board of Directors of Company (the "Board") shall take all actions necessary pursuant to the terms of the ESPP in order to shorten the Offering Periods (as defined in the ESPP) then in progress such that the Purchase Date (as defined in the ESPP) shall occur immediately prior to the Effective Time.

     1.8  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, holders of Shares which are entitled to dissenter's rights in connection with the Merger under the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such stockholders shall be entitled to receive payment of the fair market value of such Shares held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the payment of fair market value for such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.9, of the certificate or certificates that formerly evidenced such Shares.

     (b) Company shall give Parent (i) prompt notice of any demand for payment of fair market value received by Company, the withdrawals of any such demand, and any other instrument served pursuant to the DGCL and received by Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the DGCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair market value or offer to settle or settle any such demands.

     1.9  Exchange of Certificates.

     (a) From and after the Effective Time, a bank or trust company to be designated by Parent (the "Exchange Agent") shall act as exchange agent in effecting the exchange of the Per Share Merger Consideration for Certificates which, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 1.5 hereof. On or before the Effective Time, Parent or Purchaser shall deposit with the Exchange Agent the aggregate Per Share Merger Consideration (the "Deposit Amount") in trust for the benefit of the holders of Certificates. Pending distribution pursuant to this Section 1.9(a) of the Deposit Amount deposited with the Exchange Agent, Parent may direct the Exchange Agent to invest such Deposit Amount, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of commercial banks with capital exceeding $500,000,000 (collectively "Permitted Investments") or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Section 1.9(a). Upon the surrender of each such Certificate and the issuance and delivery by the Exchange Agent of the Per Share Merger Consideration in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Parent or Company or any direct or indirect Subsidiary of Parent or Company and Dissenting Shares) shall represent solely the right to receive the Per Share Merger Consideration, without interest, multiplied by the number of Shares represented by such Certificate. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates which immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Per Share Merger Consideration therefor. Upon the surrender to the Exchange Agent of such an outstanding Certificate together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder shall receive the Per Share Merger Consideration, without any interest thereon and such Certificate shall be cancelled. If any Per Share Merger Consideration is to be paid to a name other than the name in which the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that the natural person, partnership, corporation, limited liability company, joint venture, business association or other entity (a "Person") requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Per Share Merger Consideration to a name other than that of the registered holder of the Certificate surrendered, or such Person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Per Share Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (b) The Surviving Corporation shall not be entitled to the return of any of the Deposit Amount in the possession of the Exchange Agent relating to the transactions described in this Agreement until the date which is 180 days after the Effective Time. Thereafter, each holder of a Certificate representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Per Share Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

     (c) At and after the Effective Time, the holders of Certificates to be exchanged for the Per Share Merger Consideration pursuant to this Agreement shall cease to have any rights as to stockholders of the Company except for the right to surrender such holder's Certificates in exchange for payment of the Per Share Merger Consideration, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration, as provided in this Article I, subject to applicable law in the case of Dissenting Shares.

     (d) The provisions of this Section 1.9 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Exchange Agent under this Section 1.9 shall commence on the date of loss of such status.

     1.10 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Purchaser, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Purchaser, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser that, except as described in the Company Disclosure Letter furnished by the Company to the Parent prior to the execution of this Agreement (the "Company Disclosure Letter") or in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (as amended on April 30, 1999, the "1998 10-K"), the Quarterly Report on Form 10-Q for the three months ended March 31, 1999 (the "March 1999 10-Q") or the Company's Proxy Statement for its 1998 Annual Meeting (the "1998 Proxy" and collectively the "Specified SEC Reports"):

     2.1 Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect (as defined below). Other than the Company's ownership interest in its Subsidiaries, the Company has no direct or indirect equity or related interest in any partnership, corporation, limited liability company, joint venture, business association or other entity.

     In this Agreement, (i) a "Subsidiary" means, with respect to any Person, any corporation more than fifty percent (50%) of whose outstanding voting securities are, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person, and specifically includes, in the case of the Company, Bivona, Inc. and BMT Acquisition Co., (ii) any reference to any event, change or effect being "material" with respect to any entity or group of entities means any event, change or effect which is material to the business, properties, assets, results of operations or condition (business, financial or otherwise) of such entity or group of entities, (iii) "Material Adverse Effect" means, with respect to the Company and its Subsidiaries, any change in or effect on the business, properties or assets of the Company and its Subsidiaries that is materially adverse to the business, properties, assets, results of operations or condition (business, financial or otherwise) of the Company and its Subsidiaries, taken as a whole, and (iv) "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

     2.2 Certificate of Incorporation; Bylaws; and Stock Transfer Records. The Company has made available to Parent prior to the date of this Agreement or will furnish prior to the Closing complete and correct copies of (i) the Certificate of Incorporation (or other charter document) and By-laws of the Company and each of its Subsidiaries, (ii) shareholder list of each of the Company's Subsidiaries and (iii) all stock certificates representing any of the issued and outstanding capital stock of each of the Company's Subsidiaries, including without limitation, Bivona, Inc., and in each case such copies are or will be accurate and complete as of the date of this Agreement or when furnished.

     2.3  Capitalization of the Company.

     (a) The authorized capital stock of the Company consists of (i) 16,000,000 shares of Preferred Stock, par value $.001 per share, of which none are issued and outstanding, and (ii) 31,000,000 shares of Common Stock, par value $.001 per share, of which 12,452,522 Shares are issued and outstanding as of March 31, 1999. Except for (i) rights created pursuant to the 1994 Stock Plan and the ESPP (the "Identified Equity Plans"), (ii) the rights created pursuant to this Agreement, (iii) the Company's right to repurchase any unvested shares under the Identified Equity Plans, and (iv) as set forth in the SEC Reports (as defined in Section 2.6) there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, sell, deliver, repurchase or redeem or cause to be issued, sold, delivered, repurchased or redeemed any shares of capital stock of, or equity interests in, the Company. All outstanding Shares are, and all Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal. None of the Company or any of its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. The Company has no stockholder rights plan or agreement in force providing for the issuance to holders of Shares of rights to purchase or receive stock, cash or other assets upon the acquisition or proposed acquisition of Shares by a Person (a "Rights Plan"), nor has the Company's Board of Directors or stockholders ever adopted a Rights Plan.

     (b) All of the Company's Subsidiaries are listed in Exhibit 21.1 to the 1998 10-K. Except as set forth in the 1998 10-K, the Company owns all of the outstanding capital stock of its Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. Except as set forth in the SEC Reports, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound with respect to the voting of the capital stock of the Company or any of the Company's Subsidiaries. Except as set forth in the SEC Reports, there are no options, warrants, calls, rights, commitments, or agreements of any character to which any of the Company's Subsidiaries is a party or by which any of the Company's Subsidiaries is bound obligating such Subsidiary to issue, sell, deliver, repurchase or redeem, or caused to be issued, sold, delivered, repurchased or redeemed, any shares of capital stock of, or equity interests in, such Subsidiary. All of the outstanding capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and issued free of preemptive rights or rights of first refusal.

     2.4 Corporate Power, Authorization and Enforceability. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by stockholders holding a majority of the outstanding Shares entitled to vote thereon). This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.5  No Conflict; Required Filings and Consents.

     (a) Assuming satisfaction of any applicable requirements referred to in
Section 2.5(b) below, the execution and delivery by the Company of this Agreement, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby:

          (A) will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Company or any of its Subsidiaries or any of their properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to (i) the Certificate of Incorporation (or other charter document) or Bylaws of the Company or any of its Subsidiaries or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which individually or in the aggregate would not have a Material Adverse Effect; and

          (B) do not and will not result in any grant of rights to any other party under the Certificate of Incorporation (or other charter document) or Bylaws of the Company or any of its Subsidiaries or restrict or impair the ability of the Parent or any of its Subsidiaries to vote, or otherwise exercise the rights of a stockholder with respect to shares of the Company or any of its Subsidiaries that may be directly or indirectly acquired or controlled by them.

     (b) Other than in connection with or in compliance with the provisions of the DGCL, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "blue sky" laws of various states, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (i) the Company is not required to submit any notice, report, registration, declaration or other filing with any federal, state or local government, court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "Governmental Entities"), in connection with the execution or delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained in connection with the execution or delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than such notices, reports, registrations, declarations, filings, waivers, consents, approvals, orders, or authorizations, the absence of which would not, individually or in the aggregate, subject the Company or its Subsidiaries to any criminal penalties or otherwise have a Material Adverse Effect.

     2.6 SEC Reports; Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") from June 28, 1996 through the date hereof (collectively, the "SEC Reports"). The financial statements and schedules contained in the SEC Reports (or incorporated therein by reference) and the consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 1998 and the quarter ended March 31, 1999 included in the 1998 10-K and March 1999 10-Q (collectively, the "Financial Statements"), complied as to form in all material respects with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes or schedules thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows as of the dates and for the fiscal periods indicated therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). Each SEC Report was filed with the SEC on a timely basis and, on the date of filing thereof, complied in all material respects with the then applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all documents and agreements which were required to be filed as exhibits to the SEC Reports. None of the Company's Subsidiaries is required to file any statements or reports with the SEC.

     2.7 No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with or without notice, the lapse of time or the happening or occurrence of any other event would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws, or (ii) any contract, lease, agreement, license, note, bond, mortgage, indenture, deed of trust or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their properties or assets may be bound (nor to the knowledge of the Company is any other party thereto in breach thereof or default thereunder), except in the case of this clause (ii) for any defaults or violations that individually or in the aggregate would not have a Material Adverse Effect.

     2.8 Compliance with Law. Except as disclosed in the SEC Reports, each of the Company and its Subsidiaries is in compliance, and has conducted its respective businesses so as to comply with, all statutes, laws, ordinances, rules, regulations, permits and approvals applicable to its operations, except for violations which, individually or in the aggregate do not and insofar as reasonably can be foreseen in the future would not have a Material Adverse Effect. Except as disclosed in the SEC Reports, no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or any property owned or leased by the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, except for any investigation or review that would not individually or in the aggregate have a Material Adverse Effect. The Company and its Subsidiaries have all permits, authorizations, licenses and franchises from Governmental Entities required to conduct their business as now being conducted, except for such permits, authorizations, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 1997 the Company and its Subsidiaries have not received notice of any OSHA violation, other than any violations that individually or in the aggregate would not have a Material Adverse Effect.

     2.9 Absence of Certain Changes. As of the date of this Agreement, except as contemplated by this Agreement or as disclosed in the SEC Reports or the Company's financial statements for the fiscal year ended December 31, 1998 or the three months ended March 31, 1999, since December 31, 1998 (the "Balance Sheet Date"), since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and have not taken any of the actions set forth in paragraphs (a) through (r) of Section 4.1, and there has not been any occurrence that has had or may reasonably be expected to have a Material Adverse Effect, other than (i) changes relating to the economy in general or the industries of the Company and its Subsidiaries in general and not specifically relating to the Company or any of its Subsidiaries or (ii) changes due to the disruption of the Company's or its Subsidiary's businesses as a result of any rumors, speculation, or announcement of a potential merger involving the Company or the execution of this Agreement or the Merger.

     2.10 No Undisclosed Liabilities. Except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than (i) recognized or disclosed in the Financial Statements or disclosed in the SEC Reports, or (ii) liabilities which would not individually or in the aggregate have a Material Adverse Effect.

     2.11 Litigation. Except as set forth in the SEC Reports, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties as to which there is a reasonable possibility of an adverse determination and which if determined adversely to the Company could reasonably be expected to have a Material Adverse Effect and there is no judgment, decree, writ, injunction, award, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future would have, a Material Adverse Effect. The Company has made available to Parent correct and complete copies of all correspondence prepared by its counsel for the Company's auditors in connection with the last completed audit of the Company's financial statements and any such correspondence since the date of the last such audit. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company arising out of or in any way related to this Agreement, the Merger or any of the transactions contemplated hereby or thereby.

     2.12.  ERISA.

     (a) Each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or oral plans or agreements involving direct or indirect compensation (including any employment agreements entered into between the Company or any of its Subsidiaries and any employee or former employee of the Company or any of its Subsidiaries, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by the Company or any of its Subsidiaries or any ERISA Affiliate thereof for the benefit of any employee or former employee of or current or former service provider to the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries or any ERISA Affiliate thereof has or may have any present or future obligation or liability (collectively, the "Company Employee Plans") is either (i) included as an exhibit to one or more of the SEC Reports or (ii) is not required to be filed as an exhibit to the SEC Reports pursuant to Regulation SK Item 601(b)(10)(iii)(B)(4). For purposes of this Section 2.12, "ERISA Affiliate" shall mean any entity which is a member of (i) a "controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) a group of entities under "common control," as defined in Section 414(c) of the Code or (iii) an "affiliated service group," as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company or any of its Subsidiaries. The only Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in
Section 3(2) of ERISA (collectively, the "Company Pension Plans"), is the Bivona, Inc. 401(k) Profit Sharing Plan.

     (b) No Company Pension Plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code. No Company Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan," as defined in Section 3(37) of ERISA. No "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or is likely to make the Company or any of its Subsidiaries or any officer or director thereof subject to any material liability under Title I of ERISA or liable for any material tax pursuant to Section 4975 of the Code.

     (c) Each Company Pension Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, except to the extent that the requirements for qualification may be satisfied by adopting retroactive amendments under Section 401(b) of the Code and the regulations thereunder or under Section 1140 of the Tax Reform Act of 1986. Each trust forming a part of a Company Pension Plan is exempt from tax pursuant to Section 501(a) of the Code. Each Company Employee Plan has been maintained substantially in compliance with its terms and with the applicable requirements of ERISA and the Code.

     (d) Each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance or severance-type benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Company Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries, and (iii) covers any employee or former employee of or other current or former service provider to the Company or any of its Subsidiaries, is herein referred to as a "Company Benefit Arrangement" and collectively as the "Company Benefit Arrangements." All material Company Benefit Arrangements that are required to be so listed are listed as exhibits to or described in the SEC Reports. Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes (including but not limited to the Code), orders, rules and regulations which are applicable to such Company Benefit Arrangements.

     (e) Except as set forth in the SEC Reports, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement which would increase materially the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

     (f) The Company has materially complied with the requirements of Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and, to the best of the Company's knowledge, no tax payable on account of

Section 4980B of the Code has been incurred with respect to any current or former employees of the Company or any of its Subsidiaries.

     (g) Except as may be contained in any of the agreements listed as exhibits to the 1998 10-K, there is no term of any Company Employee Plan or Company Benefit Arrangement covering a "disqualified individual" (as defined in Section 280G(c) of the Code), or of any contract, instrument, agreement or arrangement with any such disqualified individual, that individually or collectively could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or the imposition of the excise tax provided in Section 4999 of the Code. The consummation of the transactions contemplated by this Agreement will not result in any "excess parachute payment" or the imposition of any such excise tax in an amount greater than $50,000 in the aggregate for all "disqualified individuals".

     (h) The Company has heretofore made available to Parent certain Bivona handbooks, a Corporate/ Urology Benefits Summary, a Corporate/Urology Medical Plan Book, a Corporate/Urology Dental Plan Book, a 401(k) Plan Booklet, an Employee Stock Purchase Plan Document and a summary of the Company's incentive compensation plan.

     (i) There is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Company Employee Plan or Company Benefit Arrangement or, to the best knowledge of the Company any fiduciary or service provider thereof and, to the best knowledge of the Company, there is no basis for any such legal action or proceeding.

     (j) No Company Employee Plan or Company Benefit Arrangement provides health, life or other similar welfare coverages after termination of employment except to the extent required by applicable state insurance laws and Title I,
Part 6 of ERISA.

     (k) With respect to each Company Employee Plan or Company Benefit Arrangement for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts required of the Company and its Subsidiaries and ERISA Affiliates under the terms of each such Plan or Arrangement or applicable law, through the Closing Date.

     (l) Except for the agreements listed in Section 4.10 of the Company Disclosure Letter (including Schedule 4.1 thereto), neither the Company nor any of its Subsidiaries has any plan or policy obligating the Company or any Subsidiary to pay severance to any employee.

     2.13  Tax Returns and Reports.

     (a) The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all federal, state, county, local and foreign returns, estimates, information statements, reports and other documents in respect of Taxes (as defined below) required to be filed by the Company and its Subsidiaries, except where the failure to file such Tax return would not individually or in the aggregate have a Material Adverse Effect. All amounts shown due on such returns have been timely paid as required by law. For purposes of this Agreement, "Taxes" and "Tax" shall mean any and all federal, state, local or foreign taxes and other governmental liabilities or assessments, including, without limitation, all income, franchise, property, excise, withholding, sales and use, payroll, profit, trade, capital, occupation, value-added, unitary, stamp, transfer, registration, license, net worth and other similar taxes, levies, imposts, duties, deficiencies and assessments, together with all interest, penalties and additions imposed with respect thereto.

     (b) The audited consolidated financial statements of the Company for the year ended December 31, 1998 included in the SEC Reports reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through December 31, 1998.

     (c) None of the federal, state, local or foreign Tax returns of the Company or its Subsidiaries is presently being examined, audited or contested by the relevant taxing authorities, except for any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has executed, or been asked in writing to execute, an agreement or waiver extending the statutory period of limitation applicable to any Tax return for any period with respect to which the applicable statute of limitations has not expired, except for any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect.

     (d) The Company has no ruling requests currently pending with the Internal Revenue Service, except for any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect.

     (e) Except as set forth in the SEC Reports, neither the Company nor any of its Subsidiaries is a party to (or obligated under) any Tax allocation, tax sharing or tax indemnity agreement which has as a party any Person other than the Company or its Subsidiaries.

     (f) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder or other party.

     2.14 Trademarks, Patents and Copyrights. To the knowledge of the Company, the Company or its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company or any of its Subsidiaries as currently being, or proposed to be, conducted (except where the failure to own or possess such licenses or rights would not individually or in the aggregate have a Material Adverse Effect) and is unaware of any assertions or claims challenging the validity of any of the foregoing; and to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any material way. No material infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries is known to the Company.

     2.15 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     2.16  Company Products; Regulations.

     (a) Except as disclosed in the SEC Reports and except as would not individually or in the aggregate have a Material Adverse Effect, since December 31, 1996 there have been no written notices or citations received by the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or its Subsidiaries (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the Company's knowledge, the Company and its Subsidiaries have complied in all material respects with the laws and regulations with respect to design, manufacture, labeling, testing and inspection of Products promulgated by the Food and Drug Administration (the "FDA"). Except as disclosed in the SEC Reports, since December 31, 1996, there have been no recalls, field notifications or seizures ordered or, to the Company's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products, except for any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries has received, and has no knowledge of any facts that furnish any reasonable basis for, any Notice of Adverse Findings, Regulatory Warning Letters, Section 305 notices, or other similar communications or seizures requested or threatened relating to the Company's or any of its Subsidiaries' Products.

     (b) Except as set forth in the SEC Reports, the Company has obtained, in all countries where the Company or the Subsidiaries are marketing or have marketed the Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products which are currently marketed by the Company or its Subsidiaries, except where the failure to obtain any of the foregoing would not individually or in the aggregate have a Material Adverse Effect. The Company has produced for examination by Parent and Purchaser all material information relating to regulation of its Products in the United States, including licenses, registrations, approvals, permits, device listings, inspections, Company recalls and product actions, audits and the Company's ongoing clinical studies. The Company has identified in writing to Parent and Purchaser, to Company's knowledge, all international locations where regulatory information and documents regarding the Company's or any of its Subsidiary's products are kept.

     2.17 Brokers and Finders. The Company has furnished or will furnish prior to the Effective Time to Parent or its counsel a true and complete copy of that certain letter agreement between the Company and Vector Securities (the "Company's Financial Advisor"), such letter agreement being the only agreement pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder. No broker, finder or investment banker other than the Company's Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

     2.18 Material Agreements. Except as set forth in the SEC Reports and except for this Agreement and the agreements specifically referred to herein, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following agreements (with the following agreements, and the agreements included as exhibits to the SEC Reports, collectively referred to as the "Material Agreements"):

     (a) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a registration statement on Form S-1 filed by the Company as of the date hereof;

     (b) any confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants limiting the Company's or any of its Subsidiaries' freedom to compete in any line of business or in any location or with any Person; and

     (c) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness (as hereinafter defined) to any Person, other than any Indebtedness in a principal amount less than $25,000 individually or $100,000 in the aggregate.

     The Company has made available to the Parent true, correct and complete copies of all Material Agreements together with all modifications and supplements thereto. For purposes of this Agreement "Indebtedness" means (i) all indebtedness of the Company or any of its Subsidiaries for borrowed money, whether current or funded, or secured or unsecured, (ii) all indebtedness of the Company or any of its Subsidiaries for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of the Company or any of its Subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as lessee, (vi) any liability of the Company or any of its Subsidiaries in respect of banker's acceptances or letters of credit, and (vii) all indebtedness referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     2.19 Year 2000 Compliance. The Company's statements in its 1998 10-K under the heading "Year 2000 Compliance" are an accurate summary, in all material respects, of the "Year 2000" issues facing the

Company and its Subsidiaries and their ability and the total costs required to become Year 2000 compliant on a timely basis.

     2.20 Minute Books. The minute books of the Company and each of its Subsidiaries made available or to be made available to Parent at or prior to the Closing for inspection accurately record therein, in all material respects, all actions taken by Company's and each of its Subsidiaries' Board of Directors and stockholders.

     2.21  Environmental Matters.

     Except as set forth in the 1998 10-K and as described in Section 2.21 of the Company Disclosure Letter.

     (a) neither the Company nor any of its Subsidiaries nor any operator of their respective past or present properties is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act of 1970, as amended, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have, either individually or in the aggregate, a Material Adverse Effect; and

     (b) to the knowledge of the Company or any of its Subsidiaries there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of any hazardous waste as defined by 42 U.S.C. sec.6903(5), any hazardous substances as defined by 42 U.S.C. sec.9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") on, upon, into or from any properties of the Company or its Subsidiaries, which releases would individually or in the aggregate have a Material Adverse Effect; and there have been no releases on, upon, from or into any real property in the vicinity of the real properties of the Company or any of its Subsidiaries which, through soil or groundwater contamination, may have come to be located on the properties of the Company or any of its subsidiaries, and which would have, either in any case or in the aggregate, a Material Adverse Effect.

     2.22 Insurance. Since the incorporation of the Company in 1996, the Company and its Subsidiaries have been covered by insurance in scope and amount customary and reasonable for the businesses in which they have engaged and are engaged. This insurance coverage includes CGL coverage that covers product liability claims for both products sold and products sampled or tested in trials in both the Binova and Urology businesses of the Company and its Subsidiaries.

     2.23 State Takeover Laws. The Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws, including the provisions of Section 203 of the DGCL.

     2.24 Stockholders' Voting Agreements. Holders of at least forty-eight percent (48%) of the outstanding shares of the Company's Common Stock have executed and delivered to the Parent a Stockholder Agreement.

     2.25 Opinion of Financial Advisor. The Company has received the oral opinion of the Company's Financial Advisor, as of the date of this Agreement, to the effect that the Per Share Merger Consideration is fair, from a financial point of view, to the Company's stockholders.

     2.26 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by at least a majority vote of those directors present (i) approved the Merger and declared it advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the stockholders of the Company, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement.

     2.27 Disclosure. No representation or warranty by the Company in this Agreement or in any certificate delivered or to be delivered to Parent pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser, jointly and severally, represent and warrant to the Company that:

     3.1 Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Purchaser is a new corporation that was formed for the purpose of consummating the transactions contemplated by this Agreement. It has conducted no business unrelated hereto.

     3.2 Corporate Power, Authorization and Enforceability. Each of Parent and Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by each of Parent and Purchaser of their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Purchaser and no other corporate action on the part of Parent or Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Purchaser and is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

     3.3  No Conflict; Required Filings and Consents.

     (a) Assuming satisfaction of all applicable requirements referred to in
Section 3.3(b) below, the execution and delivery of this Agreement by Parent and Purchaser, the compliance by Parent and Purchaser with the provisions hereof and the consummation by Parent and Purchaser of the transactions contemplated hereby will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Parent or any of its Subsidiaries or any of their properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to (i) the Certificate of Incorporation (or other charter document) or bylaws of the Parent or any of its Subsidiaries or
(ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which individually or in the aggregate would not have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement.

     (b) Other than in connection with or in compliance with the provisions of the DGCL, the Exchange Act, the "blue sky" laws of various states and the HSR Act, (i) neither Parent nor Purchaser is required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Parent or Purchaser in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement. None of the information supplied by Parent or Purchaser for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

     3.4 Available Funds. Parent has previously delivered to the Company a true and correct copy of a commitment letter from Brown Brothers Harriman & Co. to provide up to $30 million in acquisition debt financing (the "Commitment Letter"). Assuming that the Commitment Letter is funded in accordance with its terms, Parent has or has available to it, and will make available to Purchaser, all funds necessary to satisfy all of Parent's and Purchaser's obligations under this Agreement and in connection with the transactions contemplated hereby, including, without limitation, the obligation to purchase all outstanding Shares pursuant to the Merger and to pay all related fees and expenses in connection with the Merger.

     3.5 Board Approval. The Board of Directors of the Parent, at a meeting duly called and held, has by at least a majority vote of those directors present
(i) approved the Merger and (ii) authorized the proper officers to execute and deliver this Agreement.

     3.6 Company Stock. As of the date of this Agreement, neither the Parent nor any of its Subsidiaries beneficially owns any Shares.

     3.7 Brokers and Finders. No broker, finder or investment banker other than Downer & Company, the fees and expenses of which will be paid by Parent, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.

     3.8 No Litigation. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Parent, threatened against the Parent or the Purchaser arising out of or in any way related to this Agreement, the Merger or any of the transactions contemplated hereby or thereby.

                                   ARTICLE IV

                                   COVENANTS

     4.1 Conduct of Business by the Company. Except as required or permitted by this Agreement or as disclosed in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except to the extent that Parent shall otherwise consent in writing) the Company and its Subsidiaries shall conduct their respective operations according to the ordinary course of business consistent with past practice, and each of the Company and its Subsidiaries will use its reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent:

          (a) amend its Certificate of Incorporation or other charter document or Bylaws;

          (b) authorize for issuance, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any debt or other securities convertible into capital stock or equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any of the foregoing, other than the issuance of shares of capital stock upon the exercise of outstanding options or rights under the Identified Equity Plans;

          (c) (i) split, combine or reclassify any shares of its capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, adopt or approve any Rights Plan, or repurchase, redeem or otherwise acquire any of its securities or any securities of its Subsidiaries, or (ii) make any payment of cash or other property to terminate, cancel or otherwise settle any outstanding Options or any rights under the ESPP, other than in the case of clauses (i) or (ii) above for the issuance of Shares in connection with the exercise of options or rights under the Identified Equity Plans or the repurchase of Shares to the extent contractually required pursuant to the standard terms of existing employee stock repurchase agreements;

          (d) (i) incur or assume any long-term Indebtedness or increase any amounts outstanding under long-term credit facilities existing as of the Balance Sheet Date or grant, extend or increase the amount of a mortgage lien on any Facility; or, except in the ordinary course of business consistent with past practice in the case of clauses (ii) through (vi) below, (ii) incur or assume any short-term debt or increase amounts outstanding under short-term credit facilities existing as of the Balance Sheet Date; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; (v) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (vi) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereon except as existing on the date of this Agreement or as may be required under agreements outstanding on the date of this Agreement to which the Company or any of its Subsidiaries are parties;

          (e) except as expressly provided in this Agreement, enter into, adopt or amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, change-in-control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (f) sell, lease, license, pledge or otherwise dispose of or encumber any material assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

          (g) except as otherwise permitted pursuant to Section 4.6, acquire or agree to acquire by merging or consolidating with or by purchasing any portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, other than in the ordinary course of business consistent with past practice;

          (h) change any of the accounting principles or practices used by it affecting its assets, liabilities or business, except for such changes required by a change in generally accepted accounting principles;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than the payment, discharge or satisfaction of liabilities (i) in the ordinary course of business consistent with past practices or (ii) with notice to Parent, in an amount which does not exceed $250,000 in the aggregate;

          (j) except as required by their terms, enter into, terminate or breach (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a breach) or materially amend any contract which is or would be a Material Agreement;

          (k) transfer the stock of any Subsidiary to any other Subsidiary or any assets or liabilities to any new or, except in the ordinary course of business consistent with past practice, existing Subsidiary;

          (l) propose or, except pursuant to the terms of Section 4.6(b), enter into an agreement with any Person other than Parent or its affiliates providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of substantially all assets or otherwise);

          (m) without prior consultation with the Parent (in addition to the consent requirement described above) commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages in excess of $50,000 or if as part of such settlement the Company or any Subsidiary would agree to any restrictions on its operations;

          (n) grant any license with respect to or otherwise convey any intellectual property rights;

          (o) elect or appoint any new directors or officers of the Company or any Subsidiary;

          (p) waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that the Company entered into in connection with its consideration of a potential strategic transaction; provided, however, that the Company may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if the Company's Board determines, based on the advice of independent legal counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law;

          (q) take any action (other than (i) actions taken in the ordinary course of business and (ii) actions contemplated by this Agreement, including but not limited to, a Urology Disposition, a Urology Shutdown and the consummation of the Merger) which would reduce the amount or availability of the Company's net operating losses for federal income tax purposes; or

          (r) take, or agree in writing or otherwise to take, (i) any of the actions described in Sections 4.1(a) through 4.1(q) or (ii) any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made.

     4.2  Sale or Shutdown of Urology Division.

     (a) Notwithstanding the restrictions set forth in Section 4.1, prior to the Closing the Company shall either (i) sell, dispose of, or transfer control of the assets of its Urology Division (a "Urology Disposition") or (ii) terminate the business operations of its Urology Division (a "Urology Shutdown"). Subject to compliance with paragraphs (b) and (c) below, the Company may take any action, including any actions referred to in Section 4.1, to the extent necessary or desirable to effect a Urology Sale or a Urology Shutdown.

     (b) The Company will not enter into any agreement for a Urology Disposition without the prior consent of the Parent, not to be unreasonably withheld so long as under the terms of such agreement neither the Company, its Subsidiaries nor Parent will have any obligation or liability to the transferee in such Urology Disposition after the closing of such Urology Disposition and the costs of completing such Urology Disposition are reflected in the calculation of Net Current Assets pursuant to Section 1.6.

     (c) If the Company elects to effect a Urology Shutdown in lieu of a Urology Disposition, the design, terms and implementation of such Urology Shutdown will be subject to the prior approval of the Parent, not to be unreasonably withheld so long as (i) the costs of completing such Urology Shutdown are reflected in the calculation of Net Current Assets pursuant to Section 1.6 and (ii) the design, terms and implementation of such Urology Shutdown will not otherwise have an adverse effect on the remaining business operations of the Company and its Subsidiaries.

     4.3  Access to Information; Confidentiality.

     (a) Subject to and in accordance with the terms and conditions of that certain letter dated March 2, 1999, between Parent and the Company (the "Confidentiality Agreement"), from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Parent, Purchaser and their affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent or Purchaser, and their respective officers, employees and agents, reasonable access, at all reasonable times upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent, Purchaser and their affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent or Purchaser, all financial, operating and other data and information as they reasonably request.

     (b) Subject to the requirements of law, Parent and Purchaser shall, and shall cause their officers, employees, agents and affiliates and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to this Agreement or the Confidentiality Agreement in confidence in accordance with the terms and conditions of the Confidentiality Agreement and in the event of termination of this Agreement for any reason, Parent shall promptly return all nonpublic documents obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent and all documentation and other material prepared by Parent, Purchaser or their advisors based on written nonpublic information furnished by the Company or its advisors shall be destroyed except for those which Parent or its counsel deems advisable to retain in connection with pending or future litigation.

     (c) No investigation pursuant to this Section 4.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     4.4 Proxy Statement. Promptly after execution and delivery of this Agreement, the Company shall prepare and shall file with the SEC as soon as is reasonably practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the meeting of the Company's stockholders at which the stockholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use all reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to stockholders of the Company. The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to the Company's stockholders and all amendments or supplements thereto, if any, similarly filed and mailed. The information provided and to be provided by Parent, Purchaser and the Company, respectively, for use in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company's stockholders and on the date of the Special Meeting (as hereinafter defined), not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and the Company, Parent and Purchaser each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws. The Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders of the Company vote to adopt and approve the Merger and this Agreement.

     4.5 Meeting of Stockholders of the Company. Promptly after execution and delivery of this Agreement, the Company shall take all action necessary, in accordance with the DGCL and its Amended and Restated Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders (the "Special Meeting") as promptly as practicable to consider and vote upon this Agreement and the Merger. The Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of such adoption and approval and to take all other action necessary to secure the vote or consent of stockholders required by the DGCL to effect the Merger. At the Special Meeting, Parent and its direct and indirect Subsidiaries shall vote, or cause to be voted, all of the Shares then owned by Parent and its direct and indirect Subsidiaries in favor of the Merger.

     4.6.  No Solicitation by the Company.

     (a) Except as provided in Section 4.2(a) or (b) or Section 4.6(b), the Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any representative retained by it (including the Company's Financial Advisor) or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate, entertain or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer from any third party other than the Parent or its Affiliates regarding any merger, sale of substantial assets, sale or purchase of (or right to sell or purchase) shares of capital stock (other than pursuant to the exercise of stock options outstanding on the date of this Agreement) or similar transactions involving the Company or any of its Subsidiaries (an "Acquisition Proposal") or
(ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time, the Board of Directors of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to what is reasonably likely to lead to a Superior Proposal (as defined below) and subject to delivering a Company Notice (as defined in paragraph (c) below) and compliance with the other provisions of paragraph (c) below, following delivery of the Company Notice (x) furnish information with respect to the Company and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a confidentiality agreement entered into between such Person and the Company with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing. Promptly following the execution of this Agreement by the parties hereto, the Company will request each Person that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

     (b) Except as expressly permitted by this Section 4.6, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, if at any time the Board of Directors of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, subject to compliance with paragraph (c) below, the Board of Directors of the Company (x) may withdraw or modify, or propose publicly to withdraw or modify, any approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement and (y) may approve or recommend, or propose publicly to approve or recommend, a Superior Proposal and (z) may cause the Company to enter into a Company Acquisition Agreement related to a Superior Proposal and may terminate this Agreement pursuant to Section 6.1(d) and accept such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal providing for the merger of the Company or the acquisition of all or substantially all of the capital stock or assets of the Company which (i) the Board of Directors of the Company determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) the Board of Directors determines in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, result in a more favorable transaction to the Company's stockholders than the transaction contemplated by this Agreement. Notwithstanding the existence of one or more Superior Proposals or anything in this Section 4.6 to the contrary, the stockholders of the Company that are parties to the Stockholder Agreements shall remain bound thereby, and such Stockholder Agreements shall remain in full force and effect.

     (c) In addition to the obligations of the Company as set forth in paragraphs (a) and (b) of this Section 4.6, the Company shall advise the Parent orally and in writing of any request for non-public information, any Acquisition Proposal, including all of the material proposed terms of such Acquisition Proposal, or any decision by the Company to take any of the actions permitted in clauses (x) or (y) of paragraph (a) above (with any such notice referred to as a "Company Notice"). Any such Company Notice will be delivered promptly after (and in no event later than 48 hours after) receipt of any request for non-public information or of any Acquisition Proposal and prior to the Company taking any of the actions permitted in clauses (x) or (y) of paragraph (a) above. In addition, any Company Notice relating to any of those third parties previously identified by Parent and listed in Section 4.6 of the Company Disclosure Letter will disclose the identity of such third party. In addition, in the event the Company intends to enter into a Company Acquisition Agreement relating to a Superior Proposal, the Company will deliver a Company Notice at least 48 hours prior to entering into such Company Acquisition Agreement, which Company Notice will identify the third party (whether or not previously disclosed) and the material proposed terms of such Superior Proposal. Subject to confidentiality agreement requirements imposed by any such third party and which the Board of Directors determines in good faith, after consultation with and receipt of advice from outside counsel, are necessary to enter into in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company will keep the Parent reasonably informed of the status of any such request or Acquisition Proposal and will update the information required to be provided in the Company Notice upon the request of the Parent.

     4.7 Public Announcements. Parent and Purchaser on the one hand and the Company on the other hand will consult with each other before, but will not be required to obtain the other party's consent with respect to, issuing any press release, any filing with the SEC on Form 8-K or otherwise making any public statements with respect to this Agreement or the Merger or the other transactions contemplated hereby, and shall not issue any such press release, SEC Form 8-K filing or make any such public statement prior to such consultation, except to the extent that compliance with legal requirements requires a party to issue a press release or public announcement or make an 8-K filing prior to such consultation. This Section 4.7 shall supersede any conflicting provisions in the Confidentiality Agreement.

     4.8  Notification of Certain Matters.

     (a) The Company shall give prompt notice (which notice shall state that it is delivered pursuant to Section 4.8 of this Agreement) in writing to Parent, and Parent and Purchaser shall give prompt notice in writing to the Company, of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement through the Effective Time and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     (b) The Company shall give prompt notice in writing (which notice shall state that it is delivered pursuant to Section 4.8 of this Agreement) to Parent of any occurrence that has had or may reasonably be expected to have a Material Adverse Effect.

     4.9  Officers' and Directors' Indemnification; Insurance.

     (a) The Surviving Corporation agrees that for a period ending on the third anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors, officers, employees and agents of the Company as provided in the Company's Certificate of Incorporation and By-laws and any agreements listed as exhibits to the 1998 Form 10-K ("Existing Indemnification Agreements"), in each case as in effect on the date of this Agreement, and that during such period, neither the Certificate of Incorporation nor the Bylaws of the Surviving Corporation nor any of such Existing Indemnification Agreements shall be amended to reduce or limit the rights of indemnity afforded to the present and former directors, officers, employees and agents of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights or indemnity or the ability to indemnify.

     (b) The Surviving Corporation agrees to indemnify to the fullest extent permitted under its Certificate of Incorporation, its Bylaws, such Existing Indemnification Agreements and applicable law the present and former directors, officers, employees and agents of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently permitted to be indemnified pursuant to the Company's Certificate of Incorporation and Bylaws and such Existing Indemnification Agreements, for a period ending on the third anniversary of the Effective Time.

     (c) Should any claim or claims be made against any present or former director, officer, employee or agent of the Company, arising from such person's service as such, on or prior to the third anniversary of the Effective Time, the provisions of this Section 4.9 respecting the Certificate of Incorporation and Bylaws and the obligation of indemnity of the Surviving Corporation shall continue in effect until the final disposition of all such claims.

     (d) In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations of the Surviving Corporation, set forth in this Section 4.9.

     (e) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and such party's heirs and representatives.

     (f) Parent will cause to be maintained for a period of three years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or cancelled during such three-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

     (g) The Parent agrees that during the period ending on the third anniversary of the Effective Time it will either:

          (i) cause the Surviving Corporation to maintain a Consolidated Tangible Net Worth (as defined below) not less than the Company's Consolidated Tangible Net Worth immediately prior to the Effective Time (the "Closing CTNW"); or

          (ii) in the event it fails or elects not to comply with clause (i) above, guaranty the Surviving Corporation's indemnification obligations set forth in this Section 4.9, provided that the Parent's obligations under this clause (ii) shall not exceed, in the aggregate, the Closing CTNW less the amount of any proceeds funded under the D&O Insurance.

     For purposes of this Agreement, "Consolidated Tangible Net Worth" means, at any time, the (x) sum of the Company's tangible assets at such time less (y) the Company's total liabilities at such time, determined on a consolidated basis in accordance with GAAP.

     4.10  Benefit Plans.

     (a) [Intentionally Omitted.]

     (b) Except as provided in paragraph (c) of this Section 4.10, the Surviving Corporation shall honor, without modification, the employment and consulting agreements of the Company and its Subsidiaries that are identified in Section 4.10(b) of the Company Disclosure Letter, as such agreements shall be in effect in accordance with the terms of this Agreement (including the Company obligations under Section 4.1) at the Effective Time.

     (c) With respect to those employees of the Company and its Subsidiaries listed in Section 4.10(c) of the Company Disclosure Letter (including Schedule
4.1 thereto), the Company will terminate their employment effective at or before the Effective Time. If such termination is not permitted pursuant to the applicable employment agreement, if any, the Company will have received any required consents prior to the Effective Time for the early termination thereof in accordance with the preceding sentence. The Company shall pay, on or before the Closing Date, to those employees of the Company and its Subsidiaries who are listed in Section 4.10(c) of the Company Disclosure Letter (including Schedule
4.1 thereto), all severance and other payments required to be paid pursuant to the terms of the employment agreement between such employee and the Company or as otherwise set forth in Schedule 4.1 of the Company Disclosure Letter, as such agreement shall then be in effect in accordance with the terms of this Agreement (including the Company's obligations under Section 4.1). The Company will also maintain certain benefits for such employees as set forth in paragraph (e) below. Notwithstanding the foregoing, the payments to be made pursuant to this
Section 4.10(c) (including the cost of the benefits referred to in paragraph
(e)) to employees of the Company and its Subsidiaries shall not exceed $1.1 million in the aggregate.

     (d) Effective as of the Effective Time, the Parent agrees to cause the Surviving Corporation to abide by the following employment arrangements for the employees of the Company Bivona's Subsidiary:

          (i) The Surviving Corporation will negotiate in good faith with the President of the Company's Bivona Subsidiary and those senior management employees reporting directly to him (herein, "Bivona Senior Managers") regarding the terms of new employment agreements and, if agreement is reached on such terms, to enter into new employment agreements. With respect to any existing employment agreements that terminate prior to December 31, 1999, the Surviving Corporation agrees (i) to honor the existing employment agreements (including any severance provisions) of the Bivona Senior Managers until the earlier of the time new employment agreements are entered into and December 31, 1999 and (ii) if any Bivona Senior Managers subject to such existing employment agreements are terminated without cause (as determined in good faith by the Surviving Corporation's Board of Directors) on or after January 1, 2000 and prior to June 30, 2000, they will be entitled to six (6) months severance, to be paid out over six (6) months and reduced dollar for dollar by any compensation earned by such Binova Senior Manager from a third party during such period. The provisions of the preceding sentence will be superseded by the terms of any new employment agreement entered into by the Parent or the Surviving Corporation and the applicable Bivona Senior Manager. With respect to any existing employment agreements that terminate after December 31, 1999, the Surviving Corporation will honor such existing employment agreement (including any severance provisions) until they are either superseded by any new employment agreement entered into by the Parent or the Surviving Corporation and the applicable Bivona Senior Manager or the termination of such existing employment agreement pursuant to its terms, whichever is earlier.

          (ii) The Surviving Corporation will pay the Bivona Senior Managers and certain other eligible Bivona Employees as described in Section 4.10(d) of the Company Disclosure Letter the amount of any bonuses earned in accordance with the current 1999 Bonus Plan on a pro rata basis for the period of fiscal year 1999 prior to the Effective Time. The Company will not be obligated to pay any amount in excess of the accrual for such bonus included in the calculation of Net Current Assets pursuant to Section 1.6(f)(ii)(w). Any such bonuses will be paid within 70 days after the Effective Time.

          (iii) For all other employees of the Company's Bivona Subsidiary who are retained after the Effective Time as employees-at-will, the Surviving Corporation agrees not to reduce their base wages or compensation and to maintain comparable benefits, determined in the aggregate, for at least a period of one year after the Effective Time, or for such shorter period as any such employee remains employed by the Company or its Bivona Subsidiary.

     (e) Benefit Coverage. Any employee of the Company or its Urology Division whose employment is terminated after the date of this Agreement and on or before the Effective Time (with all such employees referred to as "Severed Employees"), and his or her eligible spouse and dependents, shall be entitled to continued coverage under the Company's medical and dental plans, life insurance and accidental death and dismemberment insurance (collectively, the "Continuation Benefits"), on and subject to all of the following terms and conditions:

          (i) Those Severed Employees who are listed in Schedule 4.1 to the Company Disclosure Letter will be offered Continuation Benefits for themselves and their eligible spouse and dependents pursuant to this paragraph 4.10(e)(i) for the severance period listed in Schedule 4.1 (the "Severance Period"). In this case and for this period such Continuation Benefits will be provided at Company expense, provided that in no event will the Company be obligated to spend more on such benefits than the amounts set forth for such Continuation Benefits on Schedule 4.1 to the Company Disclosure Letter (under the heading "Estimated Benefits").

          (ii) All Severed Employees (whether or not listed in Schedule 4.1 to the Company Disclosure Letter) who elect to continue coverage under the Company's medical plan pursuant to the federal law known as "COBRA" (or similar state insurance continuation laws) will be offered Continuation Benefits for themselves and their eligible spouse and dependents pursuant to this paragraph 4.10(e)(ii). In the case of Severed Employees not listed on Schedule 4.1 to the Company Disclosure Letter, Continuation Benefits will be offered pursuant to this paragraph (e)(ii) for the entire period during which the Company is required under COBRA (or similar state insurance continuation laws) to offer medical benefits (with such period referred to as the "COBRA Coverage Period"). In the case of Severed Employees listed in Schedule 4.1 to the Company Disclosure Letter, Continuation Benefits will be offered pursuant to this paragraph 4.10(e)(ii) for the period from the expiration of the Severed Employee's Severance Period to the end of his or her COBRA Coverage Period. All Continuation Benefits provided to Severed Employees not listed in Schedule
     4.1 to the Company Disclosure Letter and all Continuation Benefits provided after the end of the applicable Severance Period to Severed Employees listed in Schedule 4.1 to the Company Disclosure Letter will be provided solely at the expense of the Severed Employee or eligible spouse or dependent and otherwise on the same terms and conditions generally applicable to COBRA recipients prior to the Closing Date.

          (iii) All Severed Employees participating in the Company's medical expense reimbursement plan at termination will also be eligible for continued participation under that plan at their expense for the COBRA Coverage Period, but in no event beyond the end of the current fiscal year of the plan.

          (iv) The Company may substitute comparable coverage of another insurer for any Continuation Benefit provided through an insurance policy in the event the issuer of such policy shall terminate or decline to renew at generally applicable rates such policy. Maintenance of any of the Continuation Benefits during the Severance Period or the COBRA Coverage Period is also subject to the consent of any insurer providing a policy with respect to such Continuation Benefit if necessary to enable the continued coverage of former employees and their eligible spouses and dependents for the Severance Period or COBRA Coverage Period, as applicable.

          (v) Except as otherwise provided in paragraph (e)(i) above, neither the Parent nor the Purchaser nor the Company will have any liability under this paragraph (e) or otherwise if any Severed Employee or qualified beneficiary fails for any reason to pay any required premiums or other amounts under the applicable Continuation Benefit plan or medical expense reimbursement plan.

          (vi) No Continuation Benefit shall be required to be offered to any spouse or dependent of a Severed Employee if such spouse or dependent would not otherwise be eligible for coverage as a spouse or dependent of an employee.

     4.11  Additional Agreements.

     (a) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Merger) and to cooperate with each other in connection with the foregoing.

     (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, and
(ii) to obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, including, but not limited to, those required under the HSR Act, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Entities, and to fulfill all conditions to this Agreement.

     4.12 Company Indebtedness. Prior to the Effective Time, the Company shall cooperate with Parent in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding Indebtedness of the Company or any of its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

     4.13 Other Actions by the Company. If any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby.

     4.14 Litigation Cooperation. Promptly upon execution of this Agreement and until the Effective Time, each of the Company, Parent and Purchaser shall cooperate with each other in connection with any litigation by a third party arising out of or in connection with this Agreement or any of the transactions contemplated by this Agreement, and shall take such steps as are necessary to establish successfully a joint defense privilege, including without limitation coordinating all depositions in such actions.

     4.15  Stock Options.

     (a) Immediately prior to the Effective Time, Company and its Subsidiaries shall cancel all outstanding Options (as described in Section 1.7) and shall comply with all requirements regarding income tax withholding in connection therewith. In addition to the foregoing, Company will take all steps necessary to cause the Plans and the ESPP to be terminated on or prior to the Effective Time, and to satisfy Purchaser that no holder of Options or participant in any Plans will have any right to acquire any interest in Company or Purchaser as a result of the exercise of Options or other rights pursuant to such Plans and the ESPP on or after the Effective Time.

     (b) All amounts payable pursuant to this Section 4.15 shall be subject to any required withholding of taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Option until all necessary consents are obtained.

     4.16 Future Filings. The Company will deliver to Parent as soon as they become available true and complete copies of any report or statement mailed by it to its stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent or Purchaser, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply as to form in all material respects with all applicable requirements of law. The consolidated financial statements of the Company to be included in such reports and statements (excluding any information therein provided by Parent or Purchaser, as to which the Company makes no representation) will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (i) as otherwise indicated in such financial statements and the notes thereto or (ii) in the case of unaudited interim statements, to the extent permitted under Form 10-Q under the Exchange Act) and will present fairly the consolidated financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). Parent shall deliver to the Company as soon as they become available, true and complete copies of any report or statement mailed by it to the Company's stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time.

     4.17 Section 203 of the DGCL. From and after the date of this Agreement, the Company will not, except as otherwise provided herein, approve any acquisition of shares of Common Stock by any Person which would result in such Person becoming an interested stockholder (as such term is defined in Section 203 of the DGCL) or otherwise be subject to Section 203 of the DGCL.

     4.18 Company Actions Relating to Tax Matters. Without the prior consent of Parent (which shall not be unreasonably withheld and which shall be deemed given if there is no response within twenty business days of a request for consent), neither the Company nor any Subsidiary shall make or change any election, request permission of any Tax authority or to change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, if any such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of materially increasing the Tax liability of the Company, any Subsidiary, or the Surviving Corporation (or Parent).

     4.19  Environmental Testing and Accrual.

     (a) Parent and/or Purchaser may cause such additional environmental testing to be conducted at the Bivona Site (as defined in Section 2.21 of the Company Disclosure Letter) by its environmental consultants/engineers (the "Environmental Consultants") as the Environmental Consultants, in their professional judgment, deem necessary or advisable to address the Environmental Contingency (as defined in Section 2.21 of the Company Disclosure Letter). The procedure and scope of work to be followed by Parent and Purchaser and their Environmental Consultants in connection with the additional environmental testing to be conducted at the Bivona Site will be agreed to by the Parent and the Company. The procedure shall include, without limitation, the right of the Company's environmental consultants to be present at any location where the Environmental Consultants take samples in connection with the Environmental Contingency, the right of the Company's environmental consultants to take split samples at any such location, the selection of a testing laboratory satisfactory to the Company and its environmental consultants and the simultaneous providing of laboratory test results to Parent and Purchaser and the Company. Based on the results of such tests and any reporting, remediation or containment recommended by each party's consultants, the parties shall agree on an accrual for the estimated costs and expenses to contain and remediate the contamination and/or pollutants (including any off-site migration) at the Bivona Site to the extent required such that the Bivona Site complies with Environmental Laws and the plan of containment and remediation would receive any required approval of the applicable Indiana regulatory authority (collectively, the "Remediation Standard")(such estimated costs and expenses shall be referred to herein as the "Environmental Estimate"). The following is referred to herein as the "Environmental Accrual": the sum of (i) the Environmental Estimate, as determined pursuant to this Section 4.19; and (ii) in the event the Environmental Estimate exceeds $300,000 and Parent and the Company agree that either (A) or (B) below is appropriate, either (A) the premium required to obtain "cost-cap" insurance covering any costs required above the Environmental Estimate to make the Bivona Site meet the Remediation Standard (the "Environmental Insurance"), the coverage limit of which Environmental Insurance shall be no less than two (2) times the Environmental Estimate, or (B) the difference between the Environmental Estimate and the total fixed price (the "Fixed Price") for which an environmental consultant/engineer satisfactory to Parent and the Company agrees (1) to execute and complete a plan of containment and remediation meeting the Remediation Standard in a manner such that the Bivona Site meets the Remediation Standard and (2) to guarantee any cost over such Fixed Price. Any election between (A) and (B) above shall be in the Company's sole discretion.

     (b) If the parties are unable to agree on the Remediation Standard and/or the Environmental Estimate and/or the Environmental Accrual, the parties will select a third independent environmental consultant/engineer (the "Third Consultant") to review the parties' proposed Remediation Standards, Environmental Estimates and Environmental Accruals. The Third Consultant shall be instructed (i) to make its own determination of the Remediation Standard and Environmental Estimate and Environmental Accrual meeting the requirements of paragraph (a) above (including a determination whether or not (A) or (B) in paragraph (a) above is appropriate, and the coverage limits of Environmental Insurance, if any, to be obtained) within fourteen (14) days after selection by the parties and (ii) that its Environmental Accrual is to be a fixed number (as compared to a range of numbers) representing the Third Consultant's best estimate of the costs and expenses referred to in paragraph (a) above, but the Third Consultant's estimate of the Environmental Accrual is to fall within the range represented by the parties' respective proposals for the Environmental Accrual. The Parent and the Company and their environmental consultants shall meet with the Third Consultant as requested to discuss the bases of their respective proposals. The Third Consultant's determination of the Remediation Standard and the Environmental Estimate and the Environmental Accrual will be final and binding on the parties thereto.

                                   ARTICLE V

                              CONDITIONS OF MERGER

     5.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

          (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or order shall be in effect which would make the acquisition or holding by Parent or its affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

          (d) The parties shall not have agreed pursuant to Section 4.19(a) that the Environmental Accrual (as defined in Section 4.19) exceeds $1,000,000 and the Third Consultant shall not have determined pursuant to Section 4.19(b) that the Environmental Accrual exceeds $1,000,000; provided that, in the event that the parties or the Third Consultant so determine that the Environmental Accrual exceeds $1,000,000, this paragraph (d) shall not be a condition to the Company's obligations to consummate the Merger if the Parent agrees that the Environmental Accrual will be fixed and limited to $1,000,000 for purposes of the calculation of Net Current Assets pursuant to Section 1.6(f)(ii)(x) above.

     5.2. Conditions Precedent to Parent's and Purchaser's Obligations. Parent and Purchaser shall be obligated to perform the acts contemplated for performance by them under Article 1 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Parent and Purchaser:

          (a) The representations and warranties of the Company set forth in
     Article 2 shall, individually and in the aggregate, be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date) and except for changes required by this Agreement.

          (b) The Company shall have performed and complied (i) in all respects its covenants under Section 4.1(d)(i), Section 4.1(c), Section 4.2 and
     Section 4.15 and (ii) in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) with all other covenants and agreements contained in this Agreement required to be performed or complied with by it on or before the Closing Date.

          (c) Since the date of this Agreement, there shall not have been the occurrence of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect other than (i) changes relating to the economy in general or the industries of the Company and its Subsidiaries in general and not specifically relating to the Company or any of its Subsidiaries or (ii) changes due to the disruption of the Company's or its Subsidiary's businesses as a result of any rumors, speculation, or announcement of a potential merger involving the Company or the execution of this Agreement or the Merger or (iii) changes related to the Environmental Contingency.

          (d) The Company shall have executed and delivered to Purchaser and Parent at and as of the Closing a certificate, duly executed by the Company's President and Chief Financial Officer, in form and substance reasonably satisfactory to Parent and Parent's counsel, certifying that to such officers' knowledge, the conditions specified in (a), (b) and (c) have been satisfied.

          (e) The aggregate NOLs existing immediately prior to the Effective Time shall not be less than $7,500,000.

     5.3. Conditions to Obligation of the Company. The Company shall be obligated to perform the acts contemplated for performance by it under Article 1 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by the Company:

          (a) The representations and warranties of the Parent and Purchaser set forth in Article 3 shall, individually and in the aggregate, be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date) and except for changes required by this Agreement.

          (b) The Parent and Purchaser shall have performed and complied in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) with all covenants and agreements contained in this Agreement required to be performed or complied with by them on or before the Closing Date.

          (c) The Parent and Purchaser shall have executed and delivered to the Company at and as of the Closing a certificate, duly executed by the Parent's and Purchaser's Presidents and Chief Financial Officers, in form and substance reasonably satisfactory to the Company and the Company's counsel, certifying that to such officers' knowledge, the conditions specified in (a) and (b) have been satisfied.

          (d) The Parent shall have received the financing referred to in
     Section 3.4 or other financing sufficient for it to perform its obligations under this Agreement.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     6.1 Termination. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

          (a) by mutual written agreement of the Boards of Directors of Parent and the Company; or

          (b) by either Parent or Company:

             (i) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

             (ii) if there has been a material breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement and such breach is capable of being cured and is cured prior to the Closing Date, except with respect to any breach of Section 4.6, which must be cured within five (5) days after written notice from the Parent specifying such breach;

          (c) by Parent, if the Board of Directors of the Company or any committee thereof shall have approved or recommended an Acquisition Proposal by a third party, or withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby, or failed to mail the Proxy Statement to its stockholders or failed to include in such Proxy Statement such recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger); or publicly resolved to do any of the foregoing; or

          (d) by the Company, pursuant to Section 4.6, in the event the Company has complied with all the provisions of Section 4.6 and has determined to accept a Superior Proposal; provided that (A) at the time of terminating this Agreement pursuant to this Section 6.1(d), the Company pay the Break-Up Fee referred to in Section 6.3(b), (B) the Company shall have provided Parent with forty-eight (48) hours' prior written notice of the Company's decision to so terminate (the "Company Termination Notice"); and
     (C) the stockholders of the Company that are parties to the Stockholder Agreement shall continue to be bound thereby. The Company Termination Notice shall indicate in reasonable detail the terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions.

          (e) by either the Company or the Parent in the event the Effective Time has not occurred by the later to occur of (i) July 31, 1999, and (ii) 60 days after the later of the clearance by the SEC of the Proxy Statement or the expiration or termination of the waiting period (including any extensions) under the HSR Act (with such date referred to as the "Outside Date").

     6.2 Procedure and Effect of Termination. In the event of the termination of this Agreement by the Company or Parent or both of them pursuant to Section 6.1, the terminating party shall provide written notice of such termination to the other party and this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Purchaser or the Company, except as set forth in this Section 6.2 and in Sections 4.3(b) and 6.3 of this Agreement. The foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement. The Confidentiality Agreement and Sections 4.3(b), 6.2, 6.3, 7.2, 7.3 and 7.5 of this Agreement shall survive the termination of this Agreement.

     6.3 Fees and Expenses. (a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Parent and Purchaser understand and agree that the Company will pay at the Closing its financial advisory, legal and accounting expenses, including without limitation all amounts owed to the Company's Financial Advisor.

          (b) In the event that the Parent terminates this Agreement pursuant to
     Section 6.1(c) or the Company terminates this Agreement pursuant to Section 6.1(d), then the Company shall pay to the Parent the amount of $500,000 as reimbursement of the Parent's expenses and as liquidated damages (the "Break-Up Fee"). Any such payment shall be made within three (3) business days after a termination pursuant to Section 6.1(c) or at the time of any termination pursuant to Section 6.1(d).

     6.4 Amendment. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that (i) such amendment shall be in writing signed by all of the parties, and (ii) after adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which reduces the Per Share Merger Consideration or changes the form thereof or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

     6.5 Waiver. At any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party. Notwithstanding the above, any waiver given shall not apply to any subsequent failure of compliance with agreements of the other party or conditions to its own obligations.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     7.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given, or made as of the date delivered if sent via telecopier or delivered personally (including, without limitation, delivery by commercial carrier warranting next-day delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

     (a) If to Company:

       UroQuest Medical Corporation
       173 Constitution Drive
       Menlo Park, CA 94025
         Telecopier No.: (650) 463-5181

       With copies to:

       Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94304
       Attention: Christopher J. Ozburn
       Telecopier No.: (650) 493-6811

     (b) If to Parent or Purchaser:

         Chemfab Corporation
        701 Daniel Webster Highway
        Merrimack, NH 03054
        Telecopier No.: (603) 424-4161

        With copies to:

        Bingham Dana LLP
        150 Federal Street
        Boston, Massachusetts 02110
        Attention: John R. Utzschneider
        Telecopier No.: (617) 951-8736

     7.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.4 Representations and Warranties, etc. The respective representations and warranties of the Company, Parent and Purchaser contained herein shall survive until, and shall expire with, and be terminated and extinguished upon the earlier to occur of (a) the termination of this Agreement pursuant to
Section 6.1 and (b) the Closing Date. This Section 7.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     7.5 Miscellaneous. This Agreement, the documents delivered pursuant hereto or in connection herewith and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral (including, without limitation, any agreement or proposed agreement relating to the timing of execution of this Agreement and the payment of any amount in connection therewith), among the parties, or any of them, with respect to the subject matter hereof, (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, (iii) may not be assigned, except that Purchaser may assign its rights hereunder in whole or in part to one or more direct or indirect Subsidiaries or affiliates of Parent which, in written instruments reasonably satisfactory to the Company, shall agree to make all representations and warranties of Purchaser set forth herein and shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement and Purchaser and Parent may assign this Agreement to their lenders as collateral security; provided, however, that no such assignment shall relieve the assignor of its obligations hereunder, and (iv) shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to choice of law rules). This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CHEMFAB CORPORATION

                                          By: /s/ JOHN W. VERBICKY
                                            ------------------------------------
                                            John W. Verbicky, President

                                          UROK ACQUISITION CORP.

                                          By: /s/ JOHN W. VERBICKY
                                            ------------------------------------
                                            John W. Verbicky, President

                                          UROQUEST MEDICAL CORPORATION

                                          By: /s/ TERRY SPRAKER
                                            ------------------------------------
                                            Terry Spraker, President and Chief
                                              Executive Officer

                                                                         ANNEX B

                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of June 3, 1999, by and among Chemfab Corporation, a Delaware corporation ("Parent"), UroQuest Medical Corporation, a Delaware corporation (the "Company"), and the undersigned (the "Stockholders").

     WHEREAS, the Stockholders desire that Parent, UROK Acquisition Corp., a wholly owned subsidiary of Parent ("Sub"), and the Company enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into the Company (the "Merger"); and

     WHEREAS, the Stockholders and the Company are executing this Agreement as an inducement to Parent to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement;

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     1.  Representations and Warranties.

          (a) Each Stockholder represents and warrants to Parent as follows:

             (i) The Stockholder is the record and beneficial owner of the number of shares (the "Stockholder's Shares") of capital stock, $0.001 par value, of the Company ("Company Capital Stock") set forth below such Stockholder's name on the signature page hereof. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

             (ii) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

             (iii) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interests, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

             (iv) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

             (v) The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 4 and the option in Section 5 are granted in consideration for the execution and delivery of the Merger Agreement by Parent and Sub.

          (b) Parent represents and warrants to each of the Stockholders as follows:

             (i) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Parent, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

             (ii) Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, the Certificate of Incorporation or Bylaws of Parent or any contract, trust, commitment, agreement, understanding, arrangement to which Parent is a party or bound or to which Parent is subject.

     2. Voting Agreements. Each Stockholder agrees with, and covenants to, Parent as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

     3. Covenants. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Stockholder's Shares or any interest therein;
(iii) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement; (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares; (v) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal (as defined in the Merger Agreement); or (vi) in the event of any unsolicited proposed Acquisition Proposal, engage in negotiations with or discussions with, or provide any information or data to, any person or entity (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal, except as expressly permitted by Section 4.6 of the Merger Agreement; provided, that the Stockholder may transfer (as defined above) any of the Stockholder's Shares to any other person or entity who is on the date hereof, or to any family member of a person or to any charitable institution which prior to the Stockholders Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of the "Stockholder" hereunder.

     4.  Grant of Irrevocable Proxy; Appointment of Proxy.

     (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and John W. Verbicky, Chief Executive Officer of Parent, and Moosa E. Moosa, Chief Financial Officer of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of the Stockholder's Shares (i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and (ii) against any Competing Transaction.

     (b) Each Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

     (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

     5. Option to Acquire Shares. In the event that the Merger Agreement is terminated by Parent in accordance with Section 6.1(c) of the Merger Agreement or by the Company in accordance with Section 6.1(d) of the Merger Agreement, at the option of Parent, the Stockholders shall sell to Parent or an affiliate of Parent all of the Shares, as well as any other shares of Company Capital Stock of which the Stockholder acquires beneficial ownership and sole voting power, at a purchase price equal to the Per Share Merger Consideration (as defined in the Merger Agreement). The Company agrees that it will cooperate with the Parent in order to prepare a calculation of the Per Share Merger Consideration as of the Notice Date referred to below. In the event that Parent is entitled to and wishes to purchase all or some of the Shares, Parent shall give the Stockholders written notice (the date of which being herein referred to as the "Notice Date") within ten (10) days of the termination of the Merger Agreement specifying (i) the total number of Shares it will purchase, and (ii) a place and date not earlier than three (3) business days nor later than sixty (60) business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of any regulatory agency is required in connection with such purchase, Parent and the Stockholders shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of New Hampshire or the State of California or a day on which banking institutions in the State of New Hampshire or the State of California are authorized by law or executive order to close. At the Closing, Parent shall pay to each Stockholder the aggregate purchase price for the Shares purchased from such Stockholder pursuant to this
Section 5 in immediately available funds by a wire transfer to a bank account designated by such Stockholder. At such Closing, simultaneously with the delivery of immediately available funds as provided in this Section 5, the Stockholders shall deliver to Parent the certificate or certificates representing the number of Shares held by the Stockholders and any other documents reasonably requested by Parent to effect the transfer of the Shares from the Stockholders to Parent.

     6. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of any or all of the Stockholder's Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Capital Stock, or the acquisition of additional shares of Company Capital Stock or other voting securities of the Company by any Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Capital Stock or other voting securities of the Company issued to or acquired by the Stockholder.

     7. Stop Transfer. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any of the Stockholder's Shares, unless such transfer is made to Parent or Sub or otherwise in compliance with this Agreement.

     8. Further Assurances. Each Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Stockholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein at the expense of Parent.

     9. Termination. This Agreement, and all rights and obligations of the parties hereunder; shall terminate, and the proxy granted under paragraph 4 shall expire, upon the later of (i) the termination of the Merger Agreement pursuant to and in accordance with Section 6.1(a) or Section 6.1(b)(i) thereof or (ii) the Outside Date (as defined in the Merger Agreement); provided, however, (A) that if the Company terminates the Merger Agreement pursuant to and in accordance with Section 6.1(b)(ii) thereof, then this Agreement shall terminate immediately, and/or (B) that if Parent terminates the Merger Agreement pursuant to and in accordance with Section 6.1(c) of the Merger Agreement, then this Agreement shall terminate immediately, and/or (C) no termination of the Merger Agreement pursuant to Section 6.1(c) or Section 6.1(d) will affect Parent's rights under Section 5 of this Agreement if it exercises its option within fifteen (15) days after such termination.

     10. Indemnification. In the event that the Merger occurs, then commencing at the Effective Time (as defined in the Merger Agreement), Parent shall indemnify and hold harmless the Stockholders and the Stockholders' affiliates, agents, advisers and representatives (the "Indemnified Parties") against and from any costs, expenses (including reasonable attorneys' fees), settlement payments, claims, demands, judgments, fines, penalties, losses, damages and liabilities incurred in connection with any claim, suit, action or proceeding (whether asserted, commenced or arising before or after the Effective Time) that arises directly or indirectly from or relates directly or indirectly to (a) execution, delivery or performance of this Agreement, or (b) any of the transactions contemplated by this Agreement; provided, that the Parent shall not be obligated to indemnify the Indemnified Parties with respect to any claim, suit, action or proceeding to the extent it arises out of or relates to any breach or alleged breach of any representation or warranty or covenant in this Agreement by the Company or any Stockholder or any breach or alleged breach by the Company of any representation or warranty or covenant in the Merger Agreement. In the event any such claim, suit, action or proceeding is asserted or commenced against any Indemnified Party, (i) Parent shall advance and pay the reasonable fees and expenses of any counsel retained by such Indemnified Party in connection with such claim, suit, action or proceeding promptly after receipt of a request therefor from such Indemnified Party, and (ii) Parent shall cooperate with such Indemnified Party and such Indemnified Party's counsel in the defense of such claim, suit, action or proceeding.

     11. Enforcement Costs. If any party institutes an action for the enforcement of this Agreement, the prevailing party shall be entitled to reimbursement on demand of all costs and expenses of such action including reasonable legal fees.

     12.  Miscellaneous.

     (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

     (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address provided in the Merger Agreement; and (ii) if to a Stockholder, to its address shown below its signature on the last page hereof.

     (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) This Agreement may be executed in two or more counterparts, each of which shall be considered an original hereof and one and the same agreement.

     (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by the proviso to Section 3. Any assignment in violation of the foregoing shall be void.

     (h) Each Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any State of Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court. The foregoing remedies are in addition to, and not in lieu of, any payment required to be made by the Company pursuant to the terms of the Merger Agreement.

     (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

     (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.

                                          CHEMFAB CORPORATION

                                          By: /s/ JOHN W. VERBICKY
                                            ------------------------------------
                                            Name: John W. Verbicky
                                            Title:  President

                                          UROQUEST MEDICAL CORPORATION

                                          By: /s/ TERRY SPRAKER
                                            ------------------------------------
                                            Name: Terry Spraker
                                            Title:  President and Chief
                                              Executive Officer

                                          STOCKHOLDERS:

                                          WARBURG, PINCUS INVESTORS, L.P.

                                          By: Warburg, Pincus & Co.
                                            General Partner

                                          By: /s/ ELIZABETH H. WEATHERMAN
                                            ------------------------------------
                                            Elizabeth H. Weatherman
                                            Partner
                                          Address: 466 Lexington Avenue
                                               New York, NY 10017
                                          Number of Shares
                                          Beneficially Owned: 3,188,571

                                          /s/ THOMAS E. BRANDT
                                          --------------------------------------
                                          Name: Thomas E. Brandt
                                          Address: UroQuest Medical Corporation
                                               173 Constitution Drive
                                               Menlo Park, CA 94025
                                          Number of Shares
                                          Beneficially Owned: 1,605,029

                                          THE RICHARD C. DAVIS, JR. 1993
                                          REVOCABLE TRUST

                                          By: /s/ RICHARD C. DAVIS
                                            ------------------------------------
                                            Richard C. Davis
                                            Trustee
                                          Address: UroQuest Medical Corporation
                                               173 Constitution Drive
                                               Menlo Park, CA 94025
                                          Number of Shares
                                          Beneficially Owned: 871,318

                                          /s/ RICHARD C. DAVIS
                                          --------------------------------------
                                          Name: Richard C. Davis
                                          Address: UroQuest Medical Corporation
                                               173 Constitution Drive
                                               Menlo Park, CA 94025
                                          Number of Shares
                                          Beneficially Owned: 2,000

                                          VERTICAL FUND ASSOCIATES, L.P.,

                                          By: /s/ JACK W. LASERSOHN
                                            ------------------------------------
                                            Jack W. Lasersohn
                                            General Partner
                                          Address: 18 Bank Street
                                               Summit, NJ 07901
                                          Number of Shares
                                          Beneficially Owned: 354,285

                OPINION OF VECTOR SECURITIES INTERNATIONAL, INC.

                                                                         ANNEX C

                                                                    June 2, 1999

The Board of Directors
UroQuest Medical Corporation
173 Constitution Drive
Menlo Park, CA 94025

Members of the Board:

     You have requested our opinion as investment bankers with respect to the fairness, from a financial point of view as of the date hereof, to the holders of common stock, par value $0.001 per share ("Common Stock"), of UroQuest Medical Corporation ("UroQuest"), a Delaware corporation, of the cash consideration to be offered to such stockholders pursuant to the terms of the draft of the Agreement and Plan of Merger, dated as of June 2, 1999 (the "Agreement"), among (i) Chemfab Corporation, a Delaware corporation ("Chemfab"),
(ii) UROK Acquisition Corp., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Chemfab ("Merger Sub"), and (iii) UroQuest.

     The Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into UroQuest for an aggregate purchase price of $29,000,000, subject to certain adjustments. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement.

     In arriving at the opinion set forth herein, we, among other things: (i) reviewed UroQuest's Annual Reports to Stockholders, Annual Reports on Form 10-K and/or related financial information for the four fiscal years ended December 31, 1998, and its Quarterly Reports on Form 10-Q and related unaudited financial information for the three months ended March 31, 1999; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets and prospects of UroQuest, furnished to us by UroQuest; (iii) conducted discussions with members of senior management of UroQuest concerning its business and prospects; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared such prices and trading histories with those of certain publicly traded companies which we deemed to be relevant; (v) compared the financial position and operating results of UroQuest with those of certain other publicly traded companies which we deemed relevant;
(vi) compared the proposed financial terms of the Proposed Transaction with the financial terms of certain other transactions which we deemed relevant; (vii) reviewed the financial terms of the Proposed Transaction as set forth in the Agreement; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In connection with our opinion, we have not assumed any responsibility for independent verification of any information publicly available or supplied or otherwise made available to us regarding UroQuest and we have assumed and relied on such information being accurate and complete in all respects. We have not made or obtained or been provided with any independent evaluation or appraisal of the assets or liabilities of UroQuest. With respect to the financial projections of UroQuest referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the management of UroQuest as to the future financial performance of UroQuest and that UroQuest will perform in accordance with such projections. We assume no responsibility for and express no view as to such forecasts or the assumptions under which they are prepared. Our conclusions are based solely on information available to us on or before the date hereof and reflect economic, market, and other conditions as of such date. In rendering our opinion, we have assumed that the Proposed Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions, and that obtaining any necessary regulatory approvals for the transaction will not have an adverse effect on UroQuest.

     Vector Securities International, Inc. is a full service securities firm, and in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities of UroQuest. We have

UroQuest Medical Corporation
June 2, 1999
Page  2

performed investment banking services for UroQuest in the past and have received customary compensation for such services. We are currently acting as financial advisor to UroQuest in connection with the Proposed Transaction and will receive a fee in connection therewith, with such fee being contingent upon consummation of the Proposed Transaction.

     This opinion has been prepared at the request and for the use and benefit of the Board of Directors of UroQuest and is rendered to the Board of Directors of UroQuest in connection with its consideration of the Proposed Transaction. This opinion does not constitute a recommendation to any stockholder of UroQuest as to whether to accept the consideration to be offered to the stockholders in connection with the Proposed Transaction. This opinion does not address the relative merits of the Proposed Transaction or any other transactions or business strategies discussed by the Board of Directors of UroQuest as alternatives to the Proposed Transaction or the decision of the Board of Directors of UroQuest to proceed with the Proposed Transaction.

     This opinion shall not be reproduced, summarized, described or referred to, or provided to any other person, without our prior written consent, except that this letter may be reproduced in full in the proxy statement of UroQuest to be filed with the Securities and Exchange Commission in connection with the Merger.

     On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, and based upon such other matters as we consider relevant, it is our opinion as of the date hereof that the cash consideration to be offered to the holders of Common Stock of UroQuest pursuant to the Proposed Transaction is fair to such stockholders from a financial point of view.

                                         Very truly yours,

                                         VECTOR SECURITIES INTERNATIONAL, INC.

                                         By: /s/ ROBERT F. CAREY
                                            ------------------------------------
                                            Robert F. Carey
                                            Managing Director

                                                                         ANNEX D

            DELAWARE CODE ANNOTATED -- SECTION 262. APPRAISAL RIGHTS

                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

                             8 DEL. C. SECTION 262

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a and b of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX E

                              AGREEMENT CONCERNING
                          AGREEMENT AND PLAN OF MERGER

     This Agreement Concerning Agreement and Plan of Merger (this "Agreement") is made as of October 8, 1999, by and among Chemfab Corporation, a Delaware corporation ("Parent"), UROK Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser") and UroQuest Medical Corporation, a Delaware corporation (the "Company").

     WHEREAS, the parties have entered into that certain Agreement and Plan of Merger dated as of June 3, 1999 (the "Merger Agreement"), which provides that Purchaser be merged with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS, Section 4.19 of the Merger Agreement provides, among other things, for the calculation of the Environmental Accrual (as defined in the Merger Agreement);

     WHEREAS, for purposes of Section 5.2(c)(iii) of the Merger Agreement, changes related to the Environmental Contingency (as defined in the Merger Agreement), shall not be considered in determining whether a Material Adverse Effect (as defined in the Merger Agreement) has occurred; and

     WHEREAS, the parties wish to determine the Environmental Accrual and to waive a certain condition set forth in the Merger Agreement relating thereto;

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

          1. The Environmental Accrual, for purposes of the Merger Agreement and all of the transactions contemplated thereby, shall be an amount in U.S. dollars equal to two million (U.S. $2,000,000) (the "Stipulated Accrual").

          2. Each of Parent and Purchaser and the Company hereby waives the requirement that the conditions set forth in Section 5.1(d) of the Merger Agreement be fulfilled at or prior to the Effective Time (as defined in the Merger Agreement).

          3. The Parties acknowledge that further investigation of the Environmental Contingency (as defined in Section 2.21 of the Company Disclosure Letter (the "Environmental Disclosure")) has resulted in additional environmental data regarding the Bivona Site and adjacent properties (the "Environmental Data"). The Parties agree that, after giving effect to the Stipulated Accrual, the Environmental Data have not caused, and shall not be deemed to have caused, a Material Adverse Effect (as defined in the Merger Agreement) for purposes of Section 5.2(c) of the Merger Agreement. In the event that further investigation or analysis of the Environmental Contingency or Environmental Data results in additional or related data (regardless of whether the remediation costs relating to such additional or related data might have or be deemed to have an adverse effect (material or otherwise) on the Company or its Bivona Subsidiary), the Parties further agree that, after giving effect to the Stipulated Accrual, no Material Adverse Effect shall be deemed to have occurred.

          4. Each Party represents and warrants that it has full corporate power and authority to enter into this Agreement; that its execution and delivery of this Agreement has been duly authorized by its Board of Directors; and that no other corporate action on its part is necessary to authorize this Agreement (other than the approval of the Merger (as defined in the Merger Agreement), as contemplated by Sections 2.4, 5.1(a) and other provisions of the Merger Agreement).

          5. Except as expressly modified hereby, the Merger Agreement shall remain in full force and effect in accordance with its original terms.

          6. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

                                          CHEMFAB CORPORATION

                                          By: /s/ JOHN W. VERBICKY
                                            ------------------------------------
                                          Name: John W. Verbicky
                                          Title: President & CEO

                                          UROK ACQUISITION CORP.

                                          By: /s/ THOMAS C. PLATT
                                            ------------------------------------
                                          Name: Thomas C. Platt
                                          Title: Director

                                          UROQUEST MEDICAL CORPORATION

                                          By: /s/ JEFFREY L. KAISER
                                            ------------------------------------
                                          Name: Jeffrey L. Kaiser
                                          Title: Vice-President, CFO,
                                             Secretary and Treasurer

PROXY

                          UROQUEST MEDICAL CORPORATION

          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, DECEMBER 23, 1999 THIS PROXY IS SOLICITED ON BEHALF OF UROQUEST MEDICAL CORPORATION

     The undersigned hereby appoints Terry Spraker, Ph.D. and Jeffrey Kaiser, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of UroQuest Medical Corporation which the undersigned would be entitled to vote if personally present at the Special Meeting of its stockholders to be held on December 23, 1999, and at any adjournment thereof, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, THE MERGER, AND OTHER TRANSACTIONS CONTEMPLATED IN THE AGREEMENT AND PLAN OF MERGER.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THIS PROXY WILL NOT BE USED.

Continued and to be signed and                      UROQUEST MEDICAL CORPORATION
dated on reverse side.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                           VOTE MUST
                                                           BE [ILLEGIBLE]  [ X ]
                                                           IN BLACK OR
                                                           BLUE INK.


UROQUEST'S DIRECTORS RECOMMEND A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT PLAN OF MERGER, THE MERGER, AND THE OTHER TRANSACTIONS CONTEMPLATED IN THE AGREEMENT AND PLAN OF MERGER.


                                                                                          FOR         AGAINST       ABSTAIN
1.   Approval and adoption of the Agreement and Plan of Merger, the Merger, and           [  ]        [  ]          [  ]
     the other transactions contemplated in the Agreement and Plan of Merger.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.


               Change of Address and    [  ]               If You Plan to Attend the Special Meeting Mark Here   [  ]
               or Comments Mark Here


                                                            PLEASE COMPLETE, SIGN, DATE AND PROMPTLY
                                                            RETURN THE PROXY IN THE ENCLOSED ENVELOPE,
                                                            IF MAILED IN THE UNITED STATES.


Signed ______________________________________ Signed (if held jointly) ______________________________________ Dated __________, 1999
Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.
------------------------------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE